                                                                    EXHIBIT 99.1

                                     PART I

ITEM 1.  DESCRIPTION OF BUSINESS

     King Pharmaceuticals, Inc. was incorporated in the State of Tennessee in 1993. Our principal executive offices are located at 501 Fifth Street, Bristol, Tennessee 37620. Our telephone number is (423) 989-8000 and our facsimile number is (423) 274-8677. Our website is www.kingpharm.com. We have, since November 15, 2002, made available through our website our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments as soon as reasonably practical. Our wholly-owned subsidiaries are Monarch Pharmaceuticals, Inc.; Jones Pharma Incorporated; Meridian Medical Technologies, Inc.; Parkedale Pharmaceuticals, Inc.; King Pharmaceuticals Research and Development, Inc.; King Pharmaceuticals of Nevada, Inc.; and Monarch Pharmaceuticals Ireland Limited.

     King is a vertically integrated pharmaceutical company that develops manufactures, markets and sells branded prescription pharmaceutical products. By "vertically integrated," we mean that we have the capabilities of a major pharmaceutical company, including

     - sales and marketing,

     - manufacturing,

     - packaging,

     - distribution,

     - quality control and assurance,

     - regulatory affairs, and

     - research and development.

     Through a national sales force of approximately 800 individuals and marketing alliances, we market our branded pharmaceutical products to general/family practitioners, internal medicine physicians, cardiologists, endocrinologists, obstetrician/gynecologists, and hospitals across the United States and in Puerto Rico.

     Our primary business strategies include the acquisition of branded pharmaceutical products and increasing their sales through focused marketing and promotion and product life cycle management. By "product life cycle management," we mean, the extension of the life of a product, including seeking and gaining all necessary related governmental approvals, by such means as:

     - securing U.S. Food and Drug Administration ("FDA") approved new label indications,

     - developing and producing different strengths,

     - producing different package sizes,

     - developing new dosages, and

     - developing new product formulations.

     We acquire branded products from larger pharmaceutical companies. These companies sell products for various reasons including limiting their costs or eliminating duplicate products.

     Our business strategy also includes the development of new branded prescription pharmaceutical products, including new chemical entities, as well as the acquisition of compounds already in development, that provide us with strategic pipeline product opportunities.

     We also seek attractive company acquisitions which add products or products in development, technologies or sales and marketing capabilities to our key therapeutic areas or that otherwise complement our operations.

     Unlike many of our competitors, we have a broad therapeutic focus that provides us with opportunities to purchase a wide variety of products. In addition, we have well known products in all of our therapeutic categories that generate high prescription volumes. Our branded pharmaceutical products can be divided primarily into five therapeutic areas:

     - cardiovascular (including Altace(R), Corzide(R), Procanbid(R) and Thalitone(R)),

     - endocrinology/women's health (including Levoxyl(R), Cytomel(R), Triostat(R), Prefest(R), Menest(R), Delestrogen(R) and Nordette(R)),

     - anti-infectives (including Lorabid(R), Cortisporin(R), Neosporin(R), Bicillin(R) and Coly-Mycin M(R)),

     - critical care (including Thrombin-JMI(R), Brevital(R) and Synercid(R)), and

     - respiratory (including Intal(R) and Tilade(R)).

     We acquired from Glaxo Wellcome, Inc., predecessor to GlaxoSmithKline, for $54.0 million, including $3.1 million of assumed liabilities, all rights to the Cortisporin(R) product line in March 1997, the Viroptic(R) product line in May 1997 and six additional branded products, including Septra(R), and exclusive licenses, free of royalty obligations, for the prescription formulations of Neosporin(R) and Polysporin(R) in November 1997.

     In February 1998, we acquired from Warner-Lambert Company (predecessor to Pfizer), 15 branded pharmaceutical products, the Parkedale facility located in Rochester, Michigan and certain manufacturing contracts for third parties for $127.9 million, including $2.9 million of assumed liabilities.

     In December 1998, we acquired from Hoechst Marion Roussel, Inc. (predecessor to Aventis Pharmaceuticals, Inc.), for $362.5 million, the United States and Puerto Rico rights to Altace(R) and two other small branded pharmaceutical products. Altace(R) is an Angiotensin Converting Enzyme inhibitor, which we refer to in this report as an "ACE" inhibitor. We refer to this acquisition in this report as the "Altace Acquisition." We are currently manufacturing and packaging Altace(R) in our facility in Bristol, Tennessee. Aventis also remains a supplier of Altace(R). Altace(R) has United States patents listed in the U.S. Food and Drug Administration, or "FDA," Orange Book that expire in January 2005 and October 2008. On October 4, 2000 the FDA, approved the new indications for Altace(R) requested under a supplemental New Drug Application. In this report we refer to a New Drug Application as an "NDA." In addition to the treatment of hypertension, this approval permits the promotion of Altace(R) to reduce the risk of stroke, myocardial infarction (heart attack) and death from cardiovascular causes in patients 55 and over either with a history of coronary artery disease, stroke or peripheral vascular disease or with diabetes and one other cardiovascular risk factor (hypertension, elevated total cholesterol levels, low HDL levels, cigarette smoking or documented microalbuminuria). Altace(R) is also indicated in stable patients who have demonstrated clinical signs of congestive heart failure after sustaining acute myocardial infarction. Altace(R) is marketed by our subsidiary Monarch and by Wyeth Pharmaceuticals pursuant to the Co-Promotion Agreement we entered into in June 2000 described below.

     In August 1999, we acquired the antibiotic Lorabid(R) in the United States and Puerto Rico from Eli Lilly and Company for $91.7 million including acquisition costs plus sales performance milestones that could bring the total value of the transaction to $158.0 million. As of December 31, 2002, no milestone payments had been made and we do not currently anticipate any payments. The final contingent payment will be made if we achieve $140.0 million in annual net sales of Lorabid(R). Lorabid(R) has United States patent protection through December 31, 2005. During the fourth quarter of 2002, we decided to divest Lorabid(R), resulting in the need to revise our cash flow assumptions in our review of the related intangible assets for impairment. Based on that review, we determined that the Lorabid(R) intangible assets were impaired and recorded an impairment charge of $76.9 million. Additionally, we donated $15.2 million of Lorabid(R) inventory to a charitable organization as a result of the decision to divest Lorabid(R). We have a supply agreement with Lilly to produce Lorabid(R) for us. This supply agreement requires us to purchase substantial minimum levels of inventory of Lorabid(R) annually through August 2006.

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

     On February 25, 2000, we acquired Medco Research, Inc. in an all stock transaction accounted for as a pooling of interests valued at approximately $366.0 million. We exchanged approximately 14.4 million shares of King common stock for all of the outstanding shares of Medco. Each share of Medco was exchanged for 1.3514 shares (post subsequent stock splits) of King common stock. In addition, outstanding Medco stock options were converted at the same exchange ratio to purchase approximately 1.4 million shares (post subsequent stock splits) of King common stock. Medco is now one of our wholly owned subsidiaries and, effective November 1, 2000, was renamed "King Pharmaceuticals Research and Development, Inc." Through King Research and Development, we are engaged in product life cycle management to develop new indications and line extensions for existing and acquired products and working to improve the quality and efficiency of our manufacturing processes. Additionally, we are engaged in the research and development of chemical compounds, including new chemical entities, which provide us with strategic pipeline opportunities that may lead to the commercialization of new branded prescription pharmaceutical products.

     On June 23, 2000, we entered into a marketing alliance with Wyeth to market Altace(R) in the United States and Puerto Rico. We refer to this agreement in this report as the "Co-Promotion Agreement." Subject to the terms of the Co-Promotion Agreement, we will pay Wyeth a quarterly fee based on a percentage of net sales in exchange for its marketing efforts. Wyeth purchased $75.0 million of our common stock and paid us $25.0 million in cash upon execution of the Co-Promotion Agreement. Wyeth paid us an additional $50.0 million in November 2000 as a result of the FDA's final approval on October 4, 2000 of new indications for Altace(R).

     On August 31, 2000, we acquired Jones Pharma Incorporated in an all stock transaction accounted for as a pooling of interests valued at approximately $2.4 billion. We exchanged approximately 98.4 million shares (post subsequent stock splits) of King common stock for all of the outstanding shares of Jones. Each share of Jones was exchanged for 1.5 shares (post subsequent stock splits) of King common stock. In addition, outstanding Jones stock options were converted at the same exchange ratio to purchase approximately 5.4 million shares (post subsequent stock splits) of King common stock. Jones is now one of our wholly-owned subsidiaries.

     On January 8, 2001, we entered into a license agreement with Novavax to promote, market, distribute and sell Estrasorb(TM). Under the terms of this agreement, as amended by our subsequent agreement with Novavax on June 29, 2001, we have an exclusive license with Novavax to promote, market, distribute and sell Estrasorb(TM) worldwide, following approval, except for the United States and Puerto Rico, where we will together with Novavax market Estrasorb(TM). Estrasorb(TM) is a topical estrogen replacement therapy which employs Novavax's proprietary micellar nanoparticle technology designed to deliver 17-beta-estradiol, a naturally occurring hormone, through the skin when applied in the form of a lotion. We will pay Novavax during the term of the license a royalty based on 9.0% of net sales of Estrasorb(TM) in Canada, 8.0% of net sales of Estrasorb(TM) in Italy, the Netherlands, Greece, Switzerland and Spain, and 7.5% of net sales of Estrasorb(TM) in all other territories except the United States and Puerto Rico. We and Novavax will together market Estrasorb(TM) in the United States and Puerto Rico and Novavax will pay King an amount equal to 50% of Estrasorb(TM) gross margins. We will share equally with Novavax approved marketing expenses for Estrasorb(TM).

     We also agreed to a similar exclusive licensing arrangement with Novavax for the promotion, marketing, distribution and sale of Androsorb(TM), a topical testosterone replacement therapy for testosterone deficient women, following approval. We will pay Novavax a royalty on net sales of Androsorb(TM) based on the same percentages for the same corresponding territories as described above for Estrasorb(TM). Likewise, we will exclusively market Androsorb(TM) with Novavax in the United States and Puerto Rico and receive an amount equal to 50% of Androsorb(TM) gross margins. Marketing expenses for Androsorb(TM) approved pursuant to our agreement will be shared equally by the parties.

     We also entered into a co-promotion agreement on January 8, 2001 with Novavax for Nordette(R), an oral contraceptive. This agreement relating to Nordette(R), as subsequently amended, provides for us and Novavax to share equally all quarterly net sales that exceed established baselines that in the aggregate total $25.0 million per year. We share equally all expenses associated with net sales of Nordette(R) that exceed these established baselines.

     On May 25, 2001, the FDA approved our previously filed NDA for Levoxyl(R), our levothyroxine sodium drug product. We had filed this application as a result of the FDA's August 14, 1997 announcement in the Federal Register (62 FR 43535) that orally administered levothyroxine sodium drug products are new drugs. The notice stated that manufacturers who wish to continue to market these products must submit applications as required by the Food, Drug and Cosmetic Act by August 14, 2000. On April 26, 2000, the FDA issued a second Federal Register notice extending the deadline for filing these applications until August 14, 2001.

     On August 8, 2001, we acquired certain rights to three branded pharmaceutical products and a license to a fourth product from Bristol-Myers Squibb for $285.0 million plus approximately $1.5 million of expenses. The product rights acquired include Bristol-Myers Squibb's rights in the United States to Corzide(R), Delestrogen(R) and Florinef(R). We also acquired a fully paid license to Corgard(R) in the United States. Corzide(R), a combination beta blocker and thiazide diuretic, is indicated for the management of hypertension. Corgard(R), a beta blocker, is indicated also for the management of hypertension, as well as long-term management of patients with angina pectoris. Delestrogen(R) is an injectable estrogen replacement therapy. Florinef(R) is a partial replacement therapy for primary and secondary adrenocortical insufficiency in Addison's disease and for the treatment of salt-losing adrenogenital syndrome.

     On December 13, 2001, the FDA approved our NDA for Tigan(R) 300mg capsules. Tigan(R) is indicated for the treatment of post-operative nausea and vomiting and for nausea associated with gastroenteritis.

     On May 29, 2002, we acquired all rights to Ortho-Prefest(R), a branded pharmaceutical product, from Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson subsidiary, for $108.0 million, plus approximately $3.3 million of expenses. During February 2003, we paid Ortho-McNeil an additional $7.0 million upon receipt of the FDA's approval to rename the product "Prefest." Prefest(R) is a differentiated combination hormone replacement therapy with an intermittent progestin administration, together with a continuous administration of estrogen, that complements and expands our women's health portfolio.

     On October 8, 2002, we acquired an exclusive license from BeartownPharma, Inc. to manufacture, promote, market, distribute and sell Tetrac, currently in development, as a compound for the suppression of pituitary secretion of thyroid stimulating hormone in the United States, its territories and possessions, Canada, Mexico, and all countries in Central America and South America for approximately $1.0 million and potential milestone payments of up to $9.0 million. We will pay Beartown during the term of the license a reasonable royalty on net sales in each country in the territory covered by the license.

     On December 30, 2002, we licensed or acquired the rights to three branded pharmaceutical products from Aventis for the initial cash payment of $197.5 million, plus $4.3 million in expenses. The products acquired include all rights in the United States, Puerto Rico, and Canada to Intal(R) and Tilade(R), inhaled anti-inflammatory agents for the management of asthma, and worldwide rights, excluding Japan, to Synercid(R), an injectable antibiotic indicated for treatment of vancomycin-resistant enterococcus faecium and treatment of some complicated skin and skin structure infections. As additional consideration for Synercid(R), we have agreed to potential milestone payments to Aventis totaling $75.1 million.

     On January 8, 2003, we acquired Meridian Medical Technologies, Inc. for $246.8 million in cash paid to its shareholders in exchange for their shares of Meridian common stock. Meridian pioneered the development, and is the leading manufacturer, of auto-injectors for the self-administration of injectable drugs. An auto-injector is a pre-filled, pen-like device that allows a patient or caregiver to automatically inject a precise drug dosage quickly, easily, safely and reliably. Meridian's pharmaceutical products include EpiPen(R), an auto-injector filled with epinephrine for the emergency treatment of anaphylaxis resulting from severe or allergic reactions to insect stings or bites, foods, drugs and other allergens, as well as idiopathic or exercise induced anaphylaxis. Other products include a nerve gas antidote utilizing Meridian's patented dual chambered auto-injector and injection process, and auto-injectors filled with morphine for pain management and diazepam for treatment of seizures.

     On January 30, 2003, we entered into an agreement to acquire the primary care business of Elan Corporation, plc and some of its subsidiaries in the United States and Puerto Rico, which includes the rights to two branded prescription pharmaceutical products, including the option to secure rights to potential new formulations of Sonata(R) products and the right to negotiate an agreement relating to new formulations of Skelaxin(R), together with Elan's primary care field sales force consisting of approximately 400 representatives. Product rights subject to the agreement include those related to Sonata(R), a nonbenzodiazepine treatment for insomnia, and Skelaxin(R), a muscle relaxant, in the United States, its territories and possessions, and the Commonwealth of Puerto Rico. Under the terms of the agreement, Elan's sale of Skelaxin(R) was to include related new drug applications, copyrights, patents and U.S. rights to potential new formulations of Skelaxin(R) in this territory. Elan's sale of Sonata(R) was to include its rights to Sonata(R), as well as certain related copyrights. According to the agreement, we were to acquire certain intellectual property, regulatory, and other assets relating to Sonata(R) directly from Wyeth. Under the terms of the agreement, Elan and Wyeth were to provide an option to secure an exclusive license to the intellectual property rights, in this territory, of both Wyeth and Elan to the extent they relate to new formulations of Sonata(R) developed in conjunction with Elan, other than for use in animals. Ownership of some regulatory filings and approvals, such as NDA's relating to these new Sonata(R) formulations was to transfer upon the exercise of this option. The total consideration for the transaction was to have been $850.0 million plus an additional payment for the value of Elan's inventory at closing. Elan was also to be paid an additional amount of up to $71.0 million if it achieved certain milestones in connection with the development of a reformulated version of Sonata(R). On March 13, 2003, we received a letter from the Federal Trade Commission stating that the FTC is conducting an investigation to determine whether any person has engaged in unfair methods of competition with respect to Elan's product Skelaxin(R). The focus of this investigation is Elan's listing in the FDA's Orange Book of at least one patent purportedly claiming a method of using metaxalone, and other actions with regard to FDA regulatory processes. On March 17, 2003, Elan filed a lawsuit in the Supreme Court of the State of New York seeking to compel us to close the transaction. In light of the FTC's ongoing investigation and what King views as various breaches and misrepresentations by Elan of the asset purchase agreement among King, Elan and some of our respective subsidiaries, King does not intend to proceed with the acquisition of Elan's primary care business.

     We manufacture pharmaceutical products for a variety of pharmaceutical and biotechnology companies under contracts expiring at various times within the next four years. We intend to enter into additional manufacturing contracts in cases where we identify contracts that offer significant volumes and attractive revenues. We have not accepted or renewed manufacturing contracts for third parties where we perceived insignificant volumes or revenues.

     The following summarizes net revenues by operating segment (in thousands).

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2000       2001        2002
                                                              --------   --------   ----------
Branded pharmaceuticals.....................................  $529,053   $793,543   $1,084,014
Royalties...................................................    41,473     46,774       58,375
Contract manufacturing......................................    42,755     29,680       35,936
Other.......................................................     6,962      2,265        1,193
                                                              --------   --------   ----------
          Total.............................................  $620,243   $872,262   $1,179,518
                                                              ========   ========   ==========

     For additional segment information, please see the sections entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes elsewhere in this report.

INDUSTRY

     Growth in the pharmaceutical industry is being driven primarily by:

     - the aging population,

     - technological breakthroughs which have increased the number of ailments which can be treated with or prevented by drugs,

     - managed care's preference for drug therapy over surgery since drug therapy is generally less costly, and

     - direct-to-consumer advertising which has increased public awareness of available drug therapies.

     During the past decade, the pharmaceutical industry has been faced with cost containment initiatives from government and managed care organizations and has begun to consolidate. Consolidation is being driven by a desire among pharmaceutical companies to reduce costs through economies of scale and synergies, to add previously lacking United States or European sales strength or to add promising product pipelines or manufacturing capabilities in key therapeutic categories.

     Industry consolidation and cost containment pressures have increased the level of sales necessary for an individual product to justify active marketing and promotion from large pharmaceutical companies. This has led large pharmaceutical companies to focus their marketing efforts on drugs with high volume sales, newer or novel drugs which have the potential for high volume sales and products which fit within core therapeutic or marketing priorities. As a result, major pharmaceutical companies have sought to divest relatively small or non-strategic product lines which can be profitable for emerging pharmaceutical companies, like us, to manufacture and market.

PRODUCTS AND PRODUCT DEVELOPMENT

     We market a variety of branded prescription products primarily over five therapeutic areas, including

     - cardiovascular products (including Altace(R), Corzide(R), Thalitone(R) and Procanbid(R)),

     - endocrinology products/women's health products (including Levoxyl(R), Cytomel(R), Triostat(R), Prefest(R), Menest(R), Delestrogen(R) and Nordette(R)),

     - anti-infective products (including Bicillin(R), Cortisporin(R), Neosporin(R) and Coly-Mycin(R)),

     - critical care products (including Thrombin-JMI(R), Synercid(R) and Brevital(R)), and

     - respiratory products (including Intal(R) and Tilade(R)).

     Our branded pharmaceutical products are generally in high volume therapeutic categories and are well known for their indications (e.g., Altace(R) and Levoxyl(R)). Additionally, many of our branded products have limited or no generic competition, including patent protected products and products that are difficult to formulate (e.g., creams and suspensions). Branded pharmaceutical products represented 91.9% and 91.0% of our net revenues for each of the years ended December 31, 2002 and 2001.

     Cardiovascular products. Altace(R), an ACE inhibitor, is our primary product within this category. In August 1999, the results of the Heart Outcomes Prevention Evaluation trial, which we refer to in this report as the "HOPE trial," were released. The HOPE trial determined that Altace(R) significantly reduces the rates of stroke, myocardial infarction (heart attack) and death from cardiovascular causes in a broad range of high-risk cardiovascular patients. On October 4, 2000, the FDA approved our supplemental NDA. This approval permits the promotion of Altace(R) to reduce the risk of stroke, myocardial infarction (heart attack) and death from cardiovascular causes in patients 55 and over either with a history of coronary artery disease, stroke or peripheral vascular disease or with diabetes and one other cardiovascular risk factor (hypertension, elevated total cholesterol levels, low HDL levels, cigarette smoking or documented microalbuminuria). In August 2001, we acquired Corzide(R) and a license for Corgard(R) from Bristol-Myers Squibb. Corzide(R) is a combination beta blocker and thiazide diuretic indicated for the management of hypertension. Corgard(R) is a beta blocker indicated for the management of hypertension as well as long term management of patients with angina pectoris. In February 1998, we acquired Procanbid(R) from Pfizer. Procanbid(R) is a branded pharmaceutical product used to treat arrhythmia with patents listed in the FDA Orange Book that expire in August 2014. Thalitone(R), which we acquired in December 1996, is a hypertension diuretic tablet indicated for the management of hypertension with a patent listed in the FDA Orange Book that expires in June 2007.

     Endocrinology products/Women's health products. We have a number of leading branded pharmaceutical products in this category including Levoxyl(R), Cytomel(R), Triostat(R), Prefest(R), Menest(R), Delestrogen(R) and Nordette(R). Our products Levoxyl(R), Cytomel(R) and Triostat(R) are indicated for the treatment of thyroid disorders. Prefest(R), which we acquired in May 2002 from Ortho McNeil, is a combination hormone replacement therapy. Menest(R), which we acquired from GlaxoSmithKline in June 1998, and Delestrogen(R), which we acquired from Bristol Myers Squibb in August 2001, are estrogen replacement therapies.

     Anti-infective products. Our anti-infective products are marketed primarily to general/family practitioners and internal medicine physicians and are prescribed to treat uncomplicated infections of the respiratory tract, urinary tract, eyes, ears and skin. Our products are generally in technologically mature product segments and as a result have limited product liability risk. Bicillin(R) is our largest product in the category followed by Cortisporin(R).

     Critical care products. Products in this category are marketed primarily to hospitals. Our largest products in this category are Thrombin-JMI(R), Synercid(R) and Brevital(R). Thrombin-JMI(R) aids in controlling minor bleeding during surgery. Synercid(R) is an injectable antibiotic, primarily administered in hospitals, indicated for treatment of vancomycin-resistant enterococcus faecium and treatment of some complicated skin and skin structure infections. Brevital(R) is an anesthetic solution for intravenous use in adults and for rectal and intramuscular use in pediatric patients. Brevital(R) is marketed as a short-term and long-term anesthetic because of its rapid onset of action and quick recovery time. Brevital(R) is used alone and in combination with other anesthetics. Its rapid onset of action makes it a useful induction agent prior to the administration of other agents to maintain anesthesia.

     Respiratory products. Our respiratory products are marketed primarily to primary care physicians and respiratory specialists. Our products in this area are Intal(R) and Tilade(R). These products are oral multi-dose inhalers of non-steroidal anti-inflammatory agents indicated for the preventive management of asthma.

     Certain of our products are described below:

                                     COMPANY ACQUIRED FROM
             PRODUCT                AND DATE OF ACQUISITION  PRODUCT DESCRIPTION AND INDICATION
----------------------------------  -----------------------  ----------------------------------
CARDIOVASCULAR PRODUCTS
Altace(R)(1)......................  Aventis                  A hard-shell capsule for oral
                                    (December 1998)          administration indicated for the
                                                             treatment of hypertension and
                                                             reduction of the risk of stroke,
                                                             myocardial infarction (heart
                                                             attack) and death from
                                                             cardiovascular causes in patients
                                                             55 and over either with a history
                                                             of coronary artery disease, stroke
                                                             or peripheral vascular disease or
                                                             with diabetes and one other
                                                             cardiovascular risk factor (such
                                                             as elevated cholesterol levels or
                                                             cigarette smoking). Altace(R) is
                                                             also indicated in stable patients
                                                             who have demonstrated clinical
                                                             signs of congestive heart failure
                                                             after sustaining acute myocardial
                                                             infarction.

Thalitone(R)(2)...................  Horus Therapeutics, Inc  A hypertension-diuretic tablet
                                    (December 1996)          indicated for the management of
                                                             hypertension, either alone or in
                                                             combination with other
                                                             antihypertensive drugs, and for
                                                             edema associated with congestive
                                                             heart failure and various forms of
                                                             renal dysfunction.

Procanbid(R)......................  Pfizer                   A procainamide extended-release
                                    (February 1998)          tablet indicated for the treatment
                                                             of documented ventricular
                                                             arrhythmia, such as sustained
                                                             ventricular tachycardia, that, in
                                                             the judgment of a physician, are
                                                             life-threatening.

Corzide(R)........................  Bristol-Myers Squibb     A combination beta blocker and
                                    (August 2001)            thiazide diuretic indicated for
                                                             the management of hypertension.

Corgard(R)(3).....................  Bristol-Myers Squibb     A beta blocker, indicated for the
                                    (August 2001)            management of hypertension as well
                                                             as long term management of
                                                             patients with angina pectoris.

Adrenalin(R)......................  Pfizer                   A sterile solution made from the
                                    (February 1998)          active principle of the adrenal
                                                             medulla used to relieve
                                                             respiratory distress and
                                                             hypersensitivity reactions and
                                                             restore cardiac rhythm in cardiac
                                                             arrest due to various causes.

                                     COMPANY ACQUIRED FROM
             PRODUCT                AND DATE OF ACQUISITION  PRODUCT DESCRIPTION AND INDICATION
----------------------------------  -----------------------  ----------------------------------
ENDOCRINOLOGY/WOMEN'S HEALTH
  PRODUCTS
Levoxyl(R)........................  Jones                    Color-coded, potency marked
                                    (August 2000)            tablets indicated as replacement
                                                             therapy for any form of diminished
                                                             or absent thyroid function.

Tapazole(R).......................  Jones                    A tablet indicated in the medical
                                    (August 2000)            treatment of hyperthyroidism.

Cytomel(R)........................  Jones                    A tablet indicated in the medical
                                    (August 2000)            treatment of hyperthyroidism. The
                                                             only commercially available
                                                             thyroid hormone tablet containing
                                                             T(3) as a single entity.

Triostat(R).......................  Jones                    A sterile non-pyrogenic aqueous
                                    (August 2000)            solution for intravenous
                                                             administration indicated in the
                                                             treatment of myxedema
                                                             coma/precoma.

Florinef(R).......................  Bristol-Myers Squibb     A partial replacement therapy for
                                    (August 2001)            primary and secondary
                                                             adrenocortical insufficiency in
                                                             Addison's disease and for the
                                                             treatment of salt-losing
                                                             adrenogenital syndrome.

Prefest(R)........................  Ortho McNeil             A single tablet combination
                                    (May 2002)               hormone replacement therapy with
                                                             an intermittent progestin and
                                                             continuous estrogen
                                                             administration.

Nordette(R).......................  Wyeth                    A tablet-form oral contraceptive
                                    (July 2000)              indicated for the prevention of
                                                             pregnancy.

Menest(R).........................  GlaxoSmithKline          A film-coated esterified estrogen
                                    (June 1998)              tablet for the treatment of
                                                             vasomotor symptoms of menopause,
                                                             atrophic vaginitis, kraurosis
                                                             vulvae, female hypogonadism,
                                                             female castration, primary ovarian
                                                             failure, breast cancer and
                                                             prostatic carcinoma.

Delestrogen(R)....................  Bristol-Myers Squibb     An injectable estrogen replacement
                                    (August 2001)            therapy.

Pitocin(R)........................  Pfizer                   A sterile hormone solution used to
                                    (February 1998)          initiate or improve uterine
                                                             contractions during labor and to
                                                             control bleeding or hemorrhage in
                                                             the mother after childbirth.

                                     COMPANY ACQUIRED FROM
             PRODUCT                AND DATE OF ACQUISITION  PRODUCT DESCRIPTION AND INDICATION
----------------------------------  -----------------------  ----------------------------------
Anusol-HC(R)......................  Pfizer                   A suppository and cream indicated
                                    (February 1998)          for the relief of inflammation
                                                             accompanying hemorrhoids (piles),
                                                             post-irradiation proctitis,
                                                             cryptitis and other inflammatory
                                                             conditions of the anorectum.

ANTI-INFECTIVE PRODUCTS

Bicillin(R).......................  Wyeth                    A penicillin-based antibiotic
                                    (July 2000)              suspension for deep muscular
                                                             injection indicated for the
                                                             treatment of infections due to
                                                             penicillin-G-susceptible
                                                             microorganisms that are
                                                             susceptible to serum levels common
                                                             to this particular dosage form.

Cortisporin(R)....................  GlaxoSmithKline          A full line of prescription
                                    (March 1997)             antibiotic and anti-inflammatory
                                                             formulations of ophthalmic
                                                             ointments and suspensions, otic
                                                             solutions and suspensions, and
                                                             topical creams and ointments
                                                             indicated for the treatment of
                                                             corticosteroid-responsive
                                                             dermatoses with secondary
                                                             infections.

Viroptic(R).......................  GlaxoSmithKline          A sterile ophthalmic solution
                                    (May 1997)               indicated for the treatment of
                                                             ocular Herpes simplex virus,
                                                             idoxuridine-resistant Herpes and
                                                             vidarabine-resistant Herpes. In
                                                             November 1997, the FDA approved
                                                             the expanded use of Viroptic(R) to
                                                             include pediatric patients, ages
                                                             six and above.

Neosporin(R)(4)...................  GlaxoSmithKline          A prescription strength ophthalmic
                                    (November 1997)          ointment and solution indicated
                                                             for the topical treatment of
                                                             ocular infections. It is also
                                                             formulated as a prescription
                                                             strength genito-urinary
                                                             concentrated sterile irrigant
                                                             indicated for short-term use as a
                                                             continuous irrigant or rinse to
                                                             help prevent infections associated
                                                             with the use of indwelling
                                                             catheters.

Polysporin(R)(4)..................  GlaxoSmithKline          A prescription strength wide range
                                    (November 1997)          antibacterial sterile ointment
                                                             indicated for the topical
                                                             treatment of superficial ocular
                                                             infections.

                                     COMPANY ACQUIRED FROM
             PRODUCT                AND DATE OF ACQUISITION  PRODUCT DESCRIPTION AND INDICATION
----------------------------------  -----------------------  ----------------------------------
Chloromycetin(R)..................  Pfizer                   A broad spectrum antibiotic
                                    (February 1998)          ophthalmic ointment and solution
                                                             indicated for the treatment of
                                                             serious bacterial infections that
                                                             are not responsive to other
                                                             antibiotics or when other
                                                             antibiotics are contraindicated.
                                                             This product is also available in
                                                             an otic solution and sterile
                                                             injectable form for intravenous
                                                             administration in the treatment of
                                                             acute infections caused by
                                                             salmonella and meningeal
                                                             infections.

Septra(R).........................  GlaxoSmithKline          An antibiotic indicated for the
                                    (November 1997)          treatment of infectious diseases,
                                                             including urinary tract
                                                             infections, pneumonia, enteritis
                                                             and ear infections in adults and
                                                             children.

Coly-Mycin(R).....................  Pfizer                   An antibiotic sterile parenteral
                                    (February 1998)          indicated for the treatment of
                                                             acute or chronic infections due to
                                                             sensitive strains of certain
                                                             gram-negative bacteria and a
                                                             sterile aqueous suspension for the
                                                             treatment of superficial bacterial
                                                             infections of the external
                                                             auditory canal.

Silvadene(R)......................  Aventis                  A topical antimicrobial cream
                                    (December 1998)          indicated as an adjunct for the
                                                             prevention and treatment of wound
                                                             sepsis in patients with second-and
                                                             third-degree burns.

CRITICAL CARE PRODUCTS

Thrombin-JMI(R)...................  Jones                    A chromatographically purified
                                    (August 2000)            topical (bovine) thrombin solution
                                                             indicated as an aid to hemostasis
                                                             whenever oozing blood and minor
                                                             bleeding from capillaries and
                                                             small venules is accessible.

Synercid(R).......................  Aventis                  An injectable antibiotic indicated
                                    (December 2002)          for treatment of certain
                                                             complicated skin and skin
                                                             structure infections.

Brevital(R).......................  Jones                    An anesthetic solution for
                                    (August 2000)            intravenous use in adults and for
                                                             rectal and intramuscular use only
                                                             in pediatric patients.

RESPIRATORY PRODUCTS

Intal(R)..........................  Aventis                  An oral multi-dose inhaler of a
                                    (December 2002)          non- steroidal anti-inflammatory
                                                             agent for the preventive
                                                             management of asthma.

                                     COMPANY ACQUIRED FROM
             PRODUCT                AND DATE OF ACQUISITION  PRODUCT DESCRIPTION AND INDICATION
----------------------------------  -----------------------  ----------------------------------
Tilade(R).........................  Aventis                  An oral multi-dose inhaler of a
                                    (December 2002)          non- steroidal anti-inflammatory
                                                             agent for the preventive
                                                             management of asthma.

---------------

(1) We acquired licenses for the exclusive rights in the United States under various patents to the active ingredient in Altace(R).
(2) We acquired the trademark and patents for this product from Boehringer Ingelheim Pharmaceuticals, Inc.
(3) We acquired a fully paid license to this product in the United States.
(4) We have exclusive licenses, free of royalty obligations, to manufacture and market prescription formulations of these products.

ROYALTIES

     We have successfully developed two currently marketed adenosine-based products, Adenocard(R) and Adenoscan(R), for which we receive royalty revenues. Revenues from royalties increased 24.8% to $58.4 million in 2002 from $46.8 million in 2001. Fujisawa is the source of substantially all of our royalty revenues.

CONTRACT MANUFACTURING

     We utilize our excess manufacturing capacity to provide third party contract manufacturing. We currently provide contract manufacturing for many pharmaceutical and biotechnology companies, including Pfizer, Centocor, Inc., Santen Incorporated, Hoffman-LaRoche Inc. and Dey L.P. Many of the products that we contract manufacture are difficult to manufacture and, therefore, do not attract significant competition. Contract manufacturing as a percentage of sales has declined from 85% in 1994 to 3.0% for the year ended December 31, 2002 as we have acquired branded pharmaceuticals products. We believe contract manufacturing provides the following benefits:

     - a stable, recurring source of cash flows;

     - a means of absorbing overhead costs, and as such is an efficient utilization of excess capacity; and

     - experience in manufacturing a broad line of formulations which is advantageous to us in pursuing and integrating acquired products.

     We also manufacture the EpiPen(R) auto-injector, a product we acquired in our acquisition of Meridian, pursuant to a supply agreement with Dey L.P. which markets the product.

SALES AND MARKETING

     We have a national sales force of approximately 800 individuals. We distribute our branded pharmaceutical products primarily through wholesale pharmaceutical distributors. These products are ordinarily dispensed to the public through pharmacies on the prescription of a physician. For branded pharmaceutical products, our marketing and sales promotions principally target general/family practitioners, internal medicine physicians, cardiologists, endocrinologists, obstetrician/gynecologists and hospitals through detailing and sampling to encourage physicians to prescribe more of our products. The sales force is supported and supplemented by co-promotion arrangements, telemarketing and direct mail, as well as through advertising in trade publications and representation at regional and national medical conventions. Our telemarketing and direct mailing efforts are performed primarily by using a computer sampling system, which we developed to distribute samples to physicians. We identify and target physicians through data available from IMS America, Ltd. and Scott-Levin, suppliers of prescriber prescription data. We intend to seek new markets in which to promote our product lines and will continue expansion of our field sales force as product growth, product acquisitions or product approvals warrant. We seek new international markets for product lines for which we have international rights. The marketing and distribution of these products in foreign countries generally require the prior registration of the products in those countries. We generally seek to enter into distribution agreements with companies with established marketing and distribution capabilities to distribute the products in foreign countries since we do not have a distribution mechanism in place for distribution outside the United States and Puerto Rico.

     Similar to other pharmaceutical companies, our principal customers are wholesale pharmaceutical distributors. The wholesale distributor network for pharmaceutical products has in recent years been subject to increasing consolidation, which has increased our, and other industry participants', customer concentration. In addition, the number of independent drug stores and small chains has decreased as retail consolidation has occurred. For the year ended December 31, 2002, approximately 75.5% of our sales were attributable to three distributors: McKesson Corporation (20.6%), Cardinal/Bindley (31.5%) and Amerisource/Bergen (23.4%).

MANUFACTURING

     Our manufacturing facilities are located in Bristol, Tennessee; Rochester, Michigan; Middleton, Wisconsin; St. Petersburg, Florida; and St. Louis, Missouri. These facilities have in the aggregate approximately 1.5 million square feet of manufacturing, packaging, laboratory, office and warehouse space. We are licensed by the Drug Enforcement Agency, known as the "DEA," to procure and produce controlled substances. We manufacture certain of our own branded pharmaceutical products as well as products owned by other pharmaceutical companies under manufacture and supply contracts which expire over periods ranging from one to four years.

     We can produce a broad range of dosage formulations, including sterile solutions, lyophylized (freeze-dried) products, injectables, tablets and capsules, liquids, creams and ointments, suppositories and powders. We believe our manufacturing capabilities allow us to capture higher margins and pursue product line extensions more efficiently. However, currently a portion of our product lines, including Altace(R), Lorabid(R), Bicillin(R), Prefest(R), Delestrogen(R), Corgard(R), Intal(R), Tilade(R), Synercid(R) and Cortisporin(R) are manufactured for us by third parties. As of December 31, 2002, capacity utilization was approximately 70% at the Bristol facility, approximately 25% at the Parkedale facility located in Rochester, Michigan, approximately 95% at the Middleton facility, approximately 85% at the St. Petersburg facility and approximately 30% at the St. Louis, Missouri facility. With the exception of the Middleton and St. Petersburg facility, we believe our facilities provide us with substantial manufacturing capacity for future growth. Thrombin-JMI(R) is the only product we manufacture at our Middleton facility. We are currently working on long-term strategies to expand our capacity for Thrombin-JMI(R) which should potentially be completed in the next two to three years. These long-term strategies may further expand our manufacturing capacity for Thrombin-JMI(R) upon completion. We intend to transfer, when advantageous, production of acquired branded pharmaceutical products and their product line extensions to our manufacturing facilities as soon as practicable after regulatory requirements and contract manufacturing requirements are satisfied. Our Bristol facility is now qualified in accordance with FDA guidance to manufacture and distribute the finished dosage form of Altace(R) 2.5mg, 5mg and 10mg capsules.

     In addition to manufacturing, we have fully integrated manufacturing support systems including quality assurance, quality control, regulatory compliance and inventory control. These support systems enable us to maintain high standards of quality for our products and simultaneously deliver reliable services and goods to our customers on a timely basis. Companies that do not have such support systems in-house must outsource these services.

     We require a supply of quality raw materials and components to manufacture and package drug products for us and for third parties with which we have contracted. Generally we have not had difficulty obtaining raw materials and components from suppliers in the past. Currently, we rely on more than 500 suppliers to deliver the necessary raw materials and components. We have no reason to believe we will be unable to procure adequate supplies of raw materials and components on a timely basis.

RESEARCH AND DEVELOPMENT

     With our acquisition of Medco Research on February 25, 2000, which we have since renamed "King Pharmaceuticals Research and Development," King established the foundation for our research and development capability. Today, King Research and Development's activities are responsible for the discovery and development of chemical compounds, including new chemical entities, which provide us with strategic pipeline opportunities for the commercialization of new branded prescription pharmaceutical products. In addition to discovering and developing new chemical compounds, we pursue means of enhancing the value of existing products through new uses and formulations that may provide additional benefits to patients, and improvements in the quality and efficiency of our manufacturing processes.

     We invest in research and development because we believe it is important to our long-term growth. We presently employ approximately 50 people in research and development, which include pre-clinical and toxicology experts, medical affairs personnel, statisticians and project managers. These individuals include a significant number of scientists holding graduate or postgraduate degrees, and highly skilled technical personnel. Our research and development expenses were $24.8 million in 2000, $26.5 million in 2001, and $40.2 million in 2002.

     In the conduct of our research and development, we utilize a project management model that provides us with substantial flexibility, with a goal of maximizing efficiency and minimizing internal fixed costs. Utilizing this model, we supplement our internal efforts by collaborating with independent research organizations, including educational institutions and research-based pharmaceutical and biotechnology companies, and contracting with others for the performance of research in their facilities. We use the services of physicians, hospitals, medical schools and other research organizations worldwide to conduct clinical trials to establish the safety and effectiveness of new products. We seek out investments in external research and technologies that hold the promise to complement and strengthen our own research efforts. These investments can take many forms, including in-licensing arrangements, co-development and co-marketing agreements, joint ventures, and the acquisition of products in development.

     Drug development is time-consuming, expensive, and risky. On average, only a small percentage of chemical compounds discovered by researchers proves to be both medically effective and safe enough to become an approved medicine. The process from discovery to regulatory approval typically takes 10-15 years or longer. Drug candidates can fail at any stage of the process, and even late-stage product candidates sometimes fail to receive regulatory approval. Potential products which currently have applications under review by the FDA are Diaject(R), an adjunctive injectable therapy for the emergency treatment of status epilepticus and severe recurrent convulsive seizures associated with epilepsy; AtroPen(R), adult and pediatric formulations of a nerve gas antidote for civilian use; Estrasorb(TM), a topical estrogen replacement therapy in a unique lotion formulation; and a new Intal(R) inhaler formulation utilizing hydrofluoroalkane (which we call "HFA"), an environmentally friendly propellant. Other pipeline products in various stages of development include Tetrac, a compound for the suppression of pituitary secretion of thyroid stimulating hormone, or TSH, in association with thyroid cancer treatment; and binodenoson, our next generation cardiac pharmacologic stress-imaging agent. We are also investigating new uses, formulations and manufacturing processes for several of our currently marketed products, such as Altace(R), Levoxyl(R), Thrombin-JMI(R) and Tigan(R).

GOVERNMENT REGULATION

     Our business and our products are subject to extensive and rigorous regulation at both the federal and state levels. Most importantly, nearly all of our products are subject to pre-market approval requirements. New drugs are approved under, and are subject to, the Federal Food, Drug and Cosmetic Act, known as the "FDC Act," and the respective related regulations. Biological drugs are subject to both the FDC Act and the Public Health Service Act, known as the "PHS Act," and the related regulations. Biological drugs are licensed under the PHS Act.

     At the federal level, we are principally regulated by the FDA as well as by the DEA, the Consumer Product Safety Commission, the Federal Trade Commission, the U.S. Department of Agriculture,

Occupation Safety and Health Administration and the U.S. Environmental Protection Agency known as the "EPA." The FDC Act, the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the development, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products and those manufactured by and for third parties. Product development and approval within this regulatory framework requires a number of years and involves the expenditure of substantial resources.

     When we acquire the right to market an existing approved pharmaceutical product, both we and the former application holder are required to submit certain information to the FDA. This information, if adequate, results in the transfer to us of marketing rights to the pharmaceutical products. We are also required to advise the FDA about any changes in certain conditions in the approved application as set forth in the FDA's regulations. Our business strategy includes acquiring branded pharmaceutical products and transferring, when advantageous, their manufacture to our manufacturing facilities as soon as practicable after regulatory requirements are satisfied. In order to transfer manufacturing of the acquired branded products, we must demonstrate, by filing information with the FDA, that we can manufacture the product in accordance with current Good Manufacturing Practices, which we refer to in this report as "cGMPs," and the specifications and conditions of the approved marketing application. For changes requiring prior approval, there can be no assurance that the FDA will grant such approval in a timely manner, if at all.

     The FDA also mandates that drugs be manufactured, packaged and labeled in conformity with cGMPs. In complying with cGMP regulations, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure that the product meets applicable specifications and other requirements to ensure product safety and efficacy. The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product. Adverse experiences with the use of products must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

     The federal government has extensive enforcement powers over the activities of pharmaceutical manufacturers, including authority to withdraw product approvals, commence actions to seize and prohibit the sale of unapproved or non-complying products, to halt manufacturing operations that are not in compliance with cGMPs, and to impose or seek injunctions, voluntary recalls, and civil monetary and criminal penalties. Such a restriction or prohibition on sales or withdrawal of approval of products marketed by us could materially adversely affect our business, financial condition and results of operations.

     Marketing authority for our products is subject to revocation by the applicable government agencies. In addition, modifications or enhancements of approved products or changes in manufacturing locations are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy application process. Our manufacturing facilities are continually subject to inspection by such governmental agencies and manufacturing operations could be interrupted or halted in any such facilities if such inspections prove unsatisfactory.

     We also manufacture and sell pharmaceutical products which are "controlled substances" as defined in the Controlled Substances Act and related federal and state laws, which establish certain security, licensing, record keeping, reporting and personnel requirements administered by the DEA, a division of the Department of Justice, and state authorities. The DEA has a dual mission of law enforcement and regulation. The former deals with the illicit aspects of the control of abusable substances and the equipment and raw materials used in making them. The DEA shares enforcement authority with the Federal Bureau of Investigation, another division of the Department of Justice. The DEA's regulatory responsibilities are concerned with the control of licensed manufacturers, distributors and dispensers of controlled substances, the substances themselves and the equipment and raw materials used in their manufacture and packaging in order to prevent such articles from being diverted into illicit channels of commerce. We maintain appropriate licenses and certificates with the applicable state authorities in order to engage in pharmaceutical development, manufacturing and distribution of pharmaceutical products containing controlled substances. We are licensed by the DEA to manufacture and distribute certain pharmaceutical products containing controlled substances.

     The distribution of pharmaceutical products is subject to the Prescription Drug Marketing Act, known as "PDMA," as part of the FDC Act, which regulates such activities at both the federal and state level. Under the PDMA and its implementing regulations, states are permitted to require registration of manufacturers and distributors who provide pharmaceuticals even if such manufacturers or distributors have no place of business within the state. States are also permitted to adopt regulations limiting the distribution of product samples to licensed practitioners. The PDMA also imposes extensive licensing, personnel record keeping, packaging, quantity, labeling, product handling and facility storage and security requirements intended to prevent the sale of pharmaceutical product samples or other diversions.

     Our Parkedale facility, located in Rochester, Michigan, manufactures both drug and biological pharmaceutical products. Prior to our acquisition of Parkedale in February 1998, it was one of six Pfizer facilities subject to a consent decree issued by the U.S. District Court of New Jersey in August 1993. We plan to petition for relief from the consent decree with respect to the Parkedale facility when appropriate.

     The Parkedale facility was inspected by the FDA in March 2003. During this inspection, the FDA made cGMP observations in a written report provided to us. This written report is known as an "FDA Form 483" or simply as a "483." The observations in a 483 are reported to the manufacturer in order to assist the manufacturer in complying with the FDC Act and the regulations enforced by the FDA. Often a pharmaceutical manufacturer receives a 483 after an inspection. While no law or regulation requires us to respond to a 483, we provided the FDA with a written response to the 483 related to the March 2003 inspection of the Parkedale facility, including action plans to address the observations. The 483 from March 2003 does not require us to delay or discontinue the production of any products made at the Parkedale facility.

     We cannot determine what effect changes in regulations or statutes or legal interpretation, when and if promulgated or enacted, may have on our business in the future. Changes could, among other things, require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuance of certain products, additional record keeping or expanded documentation of the properties of certain products and scientific substantiation. Such changes, or new legislation, could have a material adverse effect on our business, financial condition and results of operations.

ENVIRONMENTAL MATTERS

     Our operations are subject to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances and the discharge of pollutants into the air and water. Environmental permits and controls are required for some of our operations and these permits are subject to modification, renewal and revocation by the issuing authorities. We believe that our facilities are in substantial compliance with our permits and environmental laws and regulations and do not believe that future compliance with current environmental law will have a material adverse effect on our business, financial condition or results of operations. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result of changes in environmental laws and regulations or as a result of increased manufacturing activities at any of our facilities.

     Under the Comprehensive Environmental Response, Compensation, and Liability Act, known as "CERCLA," the EPA can impose liability for the entire cost of cleanup of contaminated properties upon each or any of the current and former site owners, site operators or parties who sent waste to the site, regardless of fault or the legality of the original disposal activity. Many states, including Tennessee, Michigan, Wisconsin, Florida and Missouri have statutes and regulatory authorities similar to CERCLA and to the EPA. We have hazardous waste hauling agreements with licensed third parties to properly dispose of hazardous wastes. We cannot assure you that we will not be found liable under CERCLA or any applicable state statute or regulation for the costs of undertaking a clean up at a site to which our wastes were transported.

COMPETITION

  General

     We compete with other pharmaceutical companies for products and product line acquisitions. These competitors include Biovail Corporation, Forest Laboratories, Inc., Galen Holdings, plc, Shire Pharmaceuticals Group plc, Medicis Pharmaceutical Corporation, Watson Pharmaceuticals, Inc., and other companies which also acquire branded pharmaceutical products and product lines from other pharmaceutical companies. Additionally, since our products are generally established and commonly sold, they are subject to competition from products with similar qualities. Our branded pharmaceutical products may be subject to competition from alternate therapies during the period of patent protection and thereafter from generic equivalents. The manufacturers of generic products typically do not bear the related research and development costs and consequently are able to offer such products at considerably lower prices than the branded equivalents. There are, however, a number of factors, which enable products to remain profitable once patent protection has ceased. These include the establishment of a strong brand image with the prescriber or the consumer, supported by the development of a broader range of alternative formulations than the manufacturers of generic products typically supply.

  Generic Substitutes

     Many of our branded pharmaceutical products have either a strong market niche or competitive position. Some of our branded pharmaceutical products face competition from generic substitutes. For a manufacturer to launch a generic substitute, it must prove to the FDA when filing an application to make a generic substitute that the branded pharmaceutical and the generic substitute have bioequivalence. It typically takes two or three years to prove bioequivalence and receive FDA approval for many generic substitutes. By focusing our efforts in part on products with patent protection, challenging bioequivalence or complex manufacturing requirements, we are better able to protect market share and produce sustainable, high margins and cash flows.

INTELLECTUAL PROPERTY

  Patents, Licenses and Proprietary Rights

     We consider the protection of discoveries in connection with our development activities important to our business. The patent positions of pharmaceutical firms, including ours, are uncertain and involve legal and factual questions, which can be difficult to resolve. We intend to seek patent protection in the United States and selected foreign countries where and when deemed appropriate.

     In connection with the Altace(R) product line, we acquired a license for the exclusive rights in the United States and Puerto Rico to various Aventis patents, including the rights to the active ingredients in Altace(R) having patents listed in the FDA Orange Book that expire in January 2005 and October 2008. Our rights include the use of the active ingredients in Altace(R) generally in combination as human therapeutic or human diagnostic products in the United States. We also own U.S. Patents listed in the FDA Orange Book that expire in August 2014 for Procanbid(R). Additionally, we own a U.S. patent for Thalitone(R) which is listed in the FDA Orange Book and expires in June 2007.

     In connection with the acquisition of Lorabid(R), we acquired, among other things, all of Lilly's rights in approximately 30 patents and received a broad royalty-free non-exclusive license in the U.S. and Puerto Rico to 12 other patents and associated technology. We also received an exclusive sublicense to 4 other patents for which we must pay a royalty to Lilly if certain sales thresholds are met. Lorabid(R) has patent protection through 2005.

     We have exclusive licenses expiring June 2036 for the prescription formulations of Neosporin(R) and Polysporin(R) and a license expiring February 2038 for the prescription formulation of Anusol-HC(R). Such licenses are subject to early termination in the event we fail to meet specified quality control standards, including cGMP regulations with respect to the products, or commit a material breach of other terms and conditions of the licenses which would have a significant adverse effect on the uses of the licensed products retained by the licensor, which would include among other things, marketing products under these trade names outside the prescription field.

     In connection with the acquisition of the rights to Prefest(R) on May 29, 2002, we acquired a preparation patent listed in the FDA Orange Book that expires in January 2012, as well as a second Orange Book listed patent that expires in April 2009.

     In connection with the acquisition of Meridian on January 8, 2003, we acquired the intellectual property rights associated with Meridian's dual-chambered auto-injector and injection process, with patent protection to 2010.

     In connection with the acquisition of the rights to Intal(R), Tilade(R), and Synercid(R) on December 30, 2002, we acquired associated intellectual property rights including a patent in the United States related to the HFA formulation of Intal(R) until September 2017, a composition-of-matter patent in the United States for Tilade(R) until October 2006 and a formulation patent in the United States until November 2017 for Synercid(R).

     We are party to an agreement under which Fujisawa Healthcare, Inc., manufactures and markets Adenocard(R) and Adenoscan(R) in the United States and Canada in exchange for royalties. We have licensed exclusive rights to Sanofi-Synthelabo, France, to manufacture and market Adenocard(R) in countries other than the United States, Canada and Japan in exchange for royalties. We have licensed exclusive rights to Sanofi to manufacture and market Adenoscan(R) worldwide except in the United States, Canada, Japan, Korea and Taiwan in exchange for royalties. Sanofi has received marketing approval for Adenoscan(R) in a number of different countries. We have licensed exclusive rights to Suntory to manufacture and market Adenocard(R) and Adenoscan(R) in Japan in exchange for royalties. We pay one-half of all royalties received from Adenocard(R) sales to the University of Virginia Alumni Patents Foundation from which we acquired rights to Adenocard(R).

     Royalties received by us from sales of Adenocard(R) and Adenoscan(R) outside of the United States and Canada are shared equally with Fujisawa. Fujisawa, on its own behalf and ours, obtained a license to additional intellectual property rights for intravenous adenosine in cardiac imaging and the right to use intravenous adenosine as a cardioprotectant in combination with thrombolytic therapy, balloon angioplasty and coronary bypass surgery and secured intellectual property rights to extend the exclusivity of Adenoscan(R) until 2015.

     We are party to a Development and Commercialization Agreement with Discovery Therapeutics, Inc. (predecessor to Aderis Pharmaceuticals) dedicated to the discovery, development and commercialization of compounds that stimulate the A2a subfamily of adenosine receptors which we call "A2a-agonists." Under the terms of that agreement, Aderis granted us an exclusive license under certain U.S. and foreign patents and pending applications relating to A2a-agonists. We have exclusive rights under this license to market and sell developed compounds, either directly or through sublicense. In exchange for these rights, we agreed to pay Aderis licensing fees, development milestones and royalties on future sales of A2a-agonist products.

     We have filed in excess of 20 patent applications related to Levoxyl(R). The pending patent applications generally cover, among other things, formulation methodologies and equipment, formulation technologies, biopharmaceutical characteristics, drug delivery systems and methods-of-use. If such applications are granted, the resulting patents will potentially provide us with patent protection on our FDA-approved novel formulation of Levoxyl(R) for 20 years from the respective filing dates of the applications.

     We have filed with the U.S. Patent and Trademark Office an application for a patent covering our new Tigan(R) technology, including our FDA-approved Tigan(R) 300mg capsules. The pending patent application is drawn to, among other things, formulations, dosages, dosage forms, biopharmaceutical characteristics, methods-of-production, methods-of-use and methods-of-instruction. If the application is granted, the resulting patent will potentially provide us with patent protection for our FDA-approved Tigan(R) 300mg capsules for 20 years from the filing date of the application.

     We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation to develop and sustain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets or disclose the technology or that we can adequately protect our trade secrets.

  Trademarks

     We sell our branded products under a variety of trademarks. While we believe that we have valid proprietary interests in all currently used trademarks, including those for our principal branded pharmaceutical products registered in the United States.

BACKLOG

     As of March 22, 2003, we had no material backlog.

EMPLOYEES

     As of March 22, 2003, we employed 2,334 full-time and 18 part-time persons. Approximately 225 employees of the Parkedale facility, are covered by a collective bargaining agreement with the Paper, Allied Industrial, Chemical & Energy Workers, International Union (PACE), Local No. 60178 which expires February 28, 2006. Approximately 300 employees of the Meridian facility in St. Louis, Missouri are covered by a collective bargaining agreement with the International Brotherhood of Teamsters Chaffeurs, Warehousemen and Helpers of America Union, Local No. 688, which expires February 28, 2005. We believe our employee relations are good. We employ two full-time Chaplains for the benefit of our employees.

                                  RISK FACTORS

     Before you purchase our securities, you should carefully consider the risks described below and the other information contained in this report, including our financial statements and related notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the adverse events described in this "Risk Factors" section or other sections of this report actually occurs, our business, results of operations and financial condition could be materially adversely affected, the trading price, if any, of our securities could decline and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

IF SALES OF OUR MAJOR PRODUCTS OR ROYALTY PAYMENTS TO US DECREASE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Altace(R) accounted for approximately 40.7% and Levoxyl(R) accounted for approximately 14.8% of our revenues for the year ended December 31, 2002, and Altace(R), Levoxyl(R), Thrombin-JMI(R), and royalty revenues collectively accounted for approximately 68.7% of our revenues during the same period. We believe that sales of these products will continue to constitute a significant portion of our revenues for the foreseeable future. Accordingly, any factor adversely affecting sales of any of these products or products for which we receive royalty payments could have a material adverse effect on our business, financial condition, results of operations and cash flows.

IF WE CANNOT SUCCESSFULLY DEFEND ONE OF THE PATENTS PROTECTING OUR LARGEST PRODUCT ALTACE(R) FROM CHALLENGE BY A GENERIC DRUG MANUFACTURER, OUR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Cobalt Pharmaceuticals, Inc. located in Mississauga, Ontario, Canada, a generic drug manufacturer has filed an Abbreviated New Drug Application, which we refer to as an "ANDA", with the FDA seeking permission to market a generic version of Altace(R) prior to the expiration of U. S. patent no. 5061722, the "composition of matter patent" relating to Altace(R). This composition of matter patent, which is listed in the FDA Orange Book, does not expire until October 2008. Under the federal Hatch-Waxman Act of 1984, Cobalt has filed an ANDA alleging that the composition of matter patent is invalid or not infringed. This allegation is commonly known as a "Paragraph IV certification." Under the terms of the Hatch-Waxman legislation, any generic manufacturer may file an ANDA with a Paragraph IV certification after the pioneer company, or its successor in interest, has marketed the product for four years. If the patent is successfully challenged, Cobalt may market a generic equivalent of Altace(R) prior to October 2008. We have filed suit to defend the patent. The filing of the suit provides us an automatic stay of FDA approval of the ANDA for 30 months. However, should the court grant Cobalt summary judgment, we would not receive the benefit of the automatic stay. While we intend to vigorously defend the composition of matter patent being challenged, we cannot assure you that we will be successful. If we are not successful in defending our patent, our business, financial condition, results of operations and cash flows could be materially adversely effected.

SECURITIES LITIGATION, AN SEC INVESTIGATION AND ANY OTHER POTENTIAL GOVERNMENTAL INVESTIGATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     On March 10, 2003, we received a subpoena duces tecum from the SEC with respect to an SEC investigation of King. The subpoena requested the production of documents focusing on the years 1999 and 2000 and includes all documents related to sales of King's products to VitaRx and Prison Health Services during 1999 and 2000, our "best price" lists, all documents related to the pricing of our pharmaceutical products to any governmental Medicaid agency during 1999, the accrual and payment of rebates on Altace(R) from 2000 to the present and other general requests. We have already provided documents and information requested by the SEC. We have cooperated, and will continue to cooperate, fully in providing the requested information to the SEC. The SEC has stated that the formal inquiry is not an indication that the SEC has concluded that there has been a violation of any law or regulation.

     Subsequent to the announcement of the SEC investigation described above, a number of purported class action complaints were filed by holders of our securities against us, our directors and former directors and our executive officers and former executive officers during March 2003 in the United States District Court for the Eastern District of Tennessee, alleging violation of the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Plaintiffs allege that we, through some of our executive officers, former executive officers and our directors and former directors, made false or misleading statements concerning our business, financial condition and results of operations during a period beginning in 1999 and continuing until March 10, 2003. Additionally, we have been served with two purported shareholder derivative complaints alleging a breach of fiduciary duty, among other things, by some of our officers and directors. The allegations in these lawsuits are similar to those in the litigation described above. We intend to defend these lawsuits vigorously but cannot predict the outcome and are unable currently to evaluate the likelihood of success or the range of potential loss, if any. We are unable to determine if these lawsuits would have a material adverse effect on our business, financial condition, results of operations and cash flows.

     Management is investigating the issues raised by the SEC investigation. Management has determined that our calculations related to Medicaid reimbursement have not technically followed the prescribed methodology under the applicable regulations. We are taking appropriate steps to assess whether we may have overpaid or underpaid Medicaid reimbursements in any prior periods.

     The Audit Committee of our Board of Directors has initiated its own investigation of the issues raised by the SEC investigation. The Audit Committee's investigation is not complete.

     From time to time, governmental agencies share information with each other. The issues raised in the SEC investigation and shareholder litigation could become the subject of investigations by the Office of the Inspector General, the Department of Health and Human Services, the Department of Justice or any other governmental agency. Any of these other potential governmental investigations could result in the imposition of penalties, sanctions or orders. If any penalties, sanctions or orders are imposed, which we cannot predict at this time, our financial performance could be adversely affected, our ability to conduct our business could be impaired or we could be required to make adjustments to our financial statements.

     Responding to the SEC in its investigation and defending King in these actions may result in a significant diversion of management's attention and resources and an increase in professional fees.

ALTHOUGH WE HAVE AN OBLIGATION TO INDEMNIFY OUR OFFICERS AND DIRECTORS, WE MAY NOT HAVE SUFFICIENT INSURANCE COVERAGE AVAILABLE FOR THIS PURPOSE AND MAY BE FORCED TO PAY THESE INDEMNIFICATION COSTS DIRECTLY.

     Our charter and bylaws require that we indemnify our directors and officers to the fullest extent provided by applicable law. Although we have purchased directors and officers liability insurance to fund such obligations, if our insurance carrier should deny coverage, we would be forced to bear these indemnification costs directly, which could be substantial and may have an adverse effect on our business, financial condition, results of operations and cash flows.

IF THE ISSUES RELATED TO THE TRANSACTION WITH ELAN ARE NOT RESOLVED IN OUR FAVOR, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

     On January 20, 2003, we agreed to acquire the primary care business of Elan in the United States and Puerto Rico, which includes the rights to two branded prescription pharmaceutical products Sonata(R) and Skelaxin(R) together with Elan's primary care field sales force consisting of approximately 400 representatives. On March 13, 2003, we received a letter from the Federal Trade Commission stating that the FTC is conducting an investigation to determine whether any person has engaged in unfair methods of competition with respect to Elan's product Skelaxin(R). The focus of this investigation is Elan's listing in the FDA's Orange Book of at least one patent purportedly claiming a method of using metaxalone, and other actions with regard to FDA regulatory processes. On March 17, 2003, Elan filed a lawsuit in the Supreme Court of the State of New York seeking to compel us to close the transaction. In light of the FTC's ongoing investigation and what King views as various breaches and misrepresentations by Elan of the asset purchase agreement among King, Elan and some of our respective subsidiaries, King does not intend to proceed with the acquisition of Elan's primary care business. The Court has set a trial date of May 15, 2003, for this matter. In the event we are compelled to consummate the transaction, Skelaxin(R) will become our product and any potential adverse regulatory action by the FTC, or potential adverse effects from what we view as various breaches by Elan of the asset purchase agreement will affect our valuation of the product and could potentially affect the amount of sales anticipated from the product. The costs associated with this litigation, including defending the litigation and responding to any regulatory actions, potential liabilities associated with Skelaxin(R) if we are compelled to consummate the transaction or the loss of anticipated sales of the product could have a material adverse effect on our business, financial condition, results of operations and cash flows. Additionally, any limitations on the use of our capital during the pendency of this litigation could also adversely effect the execution of our business strategies. We previously published financial projections which included the Elan transaction. We plan to revise these previously announced financial projections to eliminate the projected financial impact of the Elan transaction.

WE MAY NOT ACHIEVE OUR INTENDED BENEFITS FROM THE CO-PROMOTION AGREEMENT WITH WYETH FOR THE PROMOTION OF ALTACE(R).

     We entered into the Co-Promotion Agreement with Wyeth for Altace(R) partially because we believed a larger pharmaceutical company with more sales representatives and, in our opinion, with substantial experience in the promotion of pharmaceutical products to physicians would significantly increase the sales revenue potential of Altace(R). By effectively co-marketing the new indications for Altace(R) which were approved by the FDA on October 4, 2000, we intend to increase the demand for the product. In the agreement, both of us have incentives to maximize the sales and profits of Altace(R) and to optimize the marketing of the product by coordinating our promotional activities.

     Under the Co-Promotion Agreement, Wyeth and we agreed to establish an annual budget of marketing expenses to cover, among other things, direct-to-consumer advertising, such as television advertisements and advertisements in popular magazines and professional journals. One of the goals of the direct-to-consumer advertising campaign is to encourage the targeted audience to ask their own physicians about Altace(R) and whether it might be of benefit for them. The direct-to-consumer campaign may not be effective in achieving this goal. Physicians may not prescribe Altace(R) for their patients to the extent we might otherwise hope if patients for whom Altace(R) is indicated do not ask their physicians about Altace(R).

     It is possible that we or Wyeth or both of us will not be successful in effectively promoting Altace(R) or in optimizing its sales. The content of agreed-upon promotional messages for Altace(R) may not sufficiently convey the merits of Altace(R) and may not be successful in convincing physicians to prescribe Altace(R) instead of other ACE inhibitors or competing therapies. The targets for sales force staffing, the number and frequency of details to physicians and the physicians who are called upon may be inadequate to realize our expectations for the revenues from Altace(R). Neither we nor Wyeth may be able to overcome the perception by physicians of a class effect, which we discuss below. Further, developments in technologies, the introduction of other products or new therapies may make it more attractive for Wyeth to concentrate on the promotion of a product or products other than Altace(R) or to lessen their emphasis on the marketing of Altace(R). Our strategic decisions in dealing with managed health care organizations may not prove to be correct and we could consequently lose sales in this market to competing ACE inhibitor products or alternative therapies. If any of these situations occurred, they could have a material adverse effect on our business, financial condition, results of operations and cash flows.

IF OUR BRISTOL FACILITY AND THE AVENTIS (USA) FACILITY DO NOT REMAIN FDA-APPROVED MANUFACTURING AND PACKAGING SITES FOR ALTACE(R) OR IF THERE IS AN INTERRUPTION IN THE SUPPLY OF RAW MATERIAL FOR ALTACE(R), THE DISTRIBUTION, MARKETING AND SUBSEQUENT SALES OF THE PRODUCT COULD BE ADVERSELY AFFECTED.

     Our Bristol facility is an FDA-approved manufacturing and packaging site for Altace(R). Aventis (USA) in Kansas City, Missouri, is our alternative or back-up FDA-approved manufacturing and packaging site for Altace(R). Aventis Pharma Deutscheland GmbH (Germany) is our single supplier of ramipril, the active ingredient in Altace(R). Because the manufacture of ramipril is a patented process, we cannot secure the raw material from another source. We have entered into a long-term supply agreement with Aventis (Germany) for ramipril and we believe that it adequately protects our supply of raw material, but there can be no guarantee that there will not be interruptions or delays in the supply of the raw material. Any interruptions or delays in manufacturing or receiving the finished product or raw material used for the future production of Altace(R) or the failure to maintain our Bristol facility and the Aventis (USA) facility as FDA-approved manufacturing and packaging sites for Altace(R) could have a material adverse effect on our business, financial condition, results of operations and cash flows.

SALES OF ALTACE(R) MAY BE AFFECTED BY THE PERCEPTION OF A CLASS EFFECT, AND ALTACE(R) AND OUR OTHER PRODUCTS MAY BE SUBJECT TO VARIOUS SOURCES OF COMPETITION FROM ALTERNATE THERAPIES.

     Although the FDA has approved indications for Altace(R) that are unique among ACE inhibitors, we may be unable to meet investors' expectations regarding sales of Altace(R) due to a perceived class effect or the inability to market Altace(R)'s differentiating uses and indications effectively.

     All prescription drugs currently marketed by pharmaceutical companies may be grouped into existing drug classes, but the criteria for inclusion vary from class to class. For some classes, specific biochemical properties may be the defining characteristic. For example, Altace(R) (ramipril) is a member of a class of products known as ACE inhibitors because ramipril is one of several chemicals that inhibits the production of enzymes that convert angiotensin, which could otherwise lead to hypertension.

     When one drug from a class is demonstrated to have a particularly beneficial or previously undemonstrated effect (e.g., the benefit of Altace(R) as shown by the HOPE trial), marketers of other drugs in the same class (for example, other ACE inhibitors) will represent that their products offer the same benefit simply by virtue of membership in the same drug class. Consequently, other companies with ACE inhibitors that compete with Altace(R) will represent that their products are equivalent to Altace(R). By doing so, these companies will represent that their products offer the same efficacious results demonstrated by the HOPE trial. Regulatory agencies do not decide whether products within a class are quantitatively equivalent in terms of efficacy or safety. Because comparative data among products in the same drug class are rare, marketing forces often dictate a physician's decision to use one ACE inhibitor over another. We may not be able to overcome other companies' representations that their ACE inhibitors will offer the same benefits as Altace(R) as demonstrated by the HOPE trial. As a result, sales of Altace(R) may suffer from the perception of a class effect.

     Currently, there is no generic form of Altace(R) available (although Cobalt Pharmaceuticals has filed a Paragraph IV certification pertaining to Altace(R) which we have described above). That is, there is no product that has the same active ingredient as Altace(R). Although no generic substitute for Altace(R) has been approved by the FDA, there are other ACE inhibitors whose patents have expired or will expire in the next few years and there are generic forms of other ACE inhibitors. Also, there are different therapeutic agents that may be used to treat certain conditions treated by Altace(R). For example, the group of products known as angiotensin II receptor blockers (which we refer to as an "ARB" in this report), beta-blockers, calcium channel blockers and diuretics, may be prescribed to treat certain conditions that Altace(R) is used to treat. New ACE inhibitors or other anti-hypertensive therapies, increased sales of generic forms of other ACE inhibitors or of other therapeutic agents that compete with Altace(R) may adversely affect the sales of Altace(R). In these events, our business, financial condition, results of operations and cash flows could be materially adversely affected.

OUR CO-PROMOTION AGREEMENT FOR ALTACE(R) WITH WYETH COULD BE TERMINATED BEFORE WE REALIZE ALL OF THE BENEFITS OF THE AGREEMENT OR IT COULD BE ASSIGNED TO ANOTHER COMPANY BY WYETH OR WYETH COULD MARKET A COMPETING PRODUCT.

     Our exclusive Co-Promotion Agreement for Altace(R) with Wyeth could be terminated before we realize all of the benefits of the agreement. Wyeth and we each have the right to terminate the agreement if annualized net sales of Altace(R) are not equal to or greater than $300.0 million on October 4, 2003. There are other reasons why either Wyeth or we could terminate the Co-Promotion Agreement. If the Co-Promotion Agreement is terminated for any reason, we may not realize increased sales which we believe may result from the expanded promotion of Altace(R). If we must unwind our marketing alliance efforts because of the reasons mentioned above, there may be a material adverse effect on the sales of Altace(R).

     If another company were to acquire, directly or indirectly, over 50% of the combined voting power of Wyeth's voting securities or more than half of its total assets, then Wyeth could assign its rights and obligations under the Altace(R) Co-Promotion Agreement to a successor without our prior consent. However, a successor would be required to first assume in writing the obligations of Wyeth under the Co-Promotion Agreement before the rights of Wyeth were assigned to it. Another party might not market Altace(R) as effectively or efficiently as Wyeth did. Also, a company which acquires Wyeth might not place as much emphasis on the Co-Promotion Agreement, might expend fewer marketing resources, such as a fewer number of sales representatives, than Wyeth did, or might have less experience or expertise in marketing pharmaceutical products to physicians. In any of these cases, there may be a material adverse effect on the sales of Altace(R).

     When feasible, Wyeth must give us six months' written notice of its intent to sell, market or distribute any product competitive with Altace(R). Under the Co-Promotion Agreement, a product competes with Altace(R) if it is an ACE inhibitor, an ARB, or an ACE inhibitor or ARB in combination with other cardiovascular agents in a single product. However, an ARB alone or in combination with other cardiovascular agents competes with Altace(R) only if the level of promotional effort used by Wyeth for the ARB is greater than 50% of that applied to Altace(R). A product would not compete with Altace(R) if in the last 12 months it had net sales of less than $100.0 million or 15% of net sales of Altace(R), whichever was higher. Also, a product would not compete with Altace(R) under the Co-Promotion Agreement if the product were acquired by Wyeth through a merger with or acquisition by a third party and the product were no longer actively promoted by Wyeth or its successor through detailing the product to physicians.

     Once we have been notified in writing of Wyeth's intent to market, sell or distribute a competing product, then Wyeth has 90 days to inform us as to whether it intends to divest its interest in the competing product. If Wyeth elects to divest the competing product, it must try to identify a purchaser and to enter into a definitive agreement with the purchaser as soon as practicable. If Wyeth elects not to divest the competing product or fails to divest the product within one year of providing notice to us of its plan to divest the competing product, then both of us must attempt to establish acceptable terms under which we would co-promote the competing product for the remaining term of our Altace(R) Co-Promotion Agreement. Alternatively, Wyeth and we could agree upon another commercial relationship, such as royalties payable to us for the sale of the competing product, or we could agree to adjust the promotion fee we pay to Wyeth for the co-promotion of Altace(R). If Wyeth and we are unable to establish acceptable terms under any of these options, then we have the option at our sole discretion to reacquire all the marketing rights to Altace(R) and terminate the Co-Promotion Agreement upon 180 days' prior written notice to Wyeth. In the event we decided to reacquire all the marketing rights to Altace(R) we would be obligated to pay Wyeth an amount of cash equal to twice the net sales of Altace(R) in the United States for the 12 month period preceding the reacquisition. The foregoing could have a material effect on our business, financial condition, results of operations and cash flows.

OUR SALES OF LEVOXYL(R) COULD BE AFFECTED BY FUTURE ACTIONS OF THE FDA, THE POSSIBLE DEVELOPMENT AND APPROVAL OF A GENERIC SUBSTITUTE FOR LEVOXYL(R), OUR ABILITY TO TIMELY OBTAIN AND, IF ISSUED, MAINTAIN EFFECTIVE PATENT PROTECTION FOR LEVOXYL(R).

     On August 14, 1997, the FDA announced in the Federal Register (62 FR 43535) that orally administered levothyroxine sodium drug products are new drugs. The notice stated that manufacturers who wish to continue to market these products must submit applications as required by the FDC Act by August 14, 2000. On April 26, 2000, the FDA issued a second Federal Register notice extending the deadline for filing these applications until August 14, 2001.

     On May 25, 2001, the FDA approved our previously filed New Drug Application for Levoxyl(R), our levothyroxine sodium drug product. Other manufacturers of levothyroxine sodium drug products, including Abbott Laboratories who manufactures the competing product Synthroid(R), have received FDA approval of New Drug Applications for their levothyroxine sodium products. The FDA has announced that after August 14, 2001, it will not accept New Drug Applications for levothyroxine sodium drug products. However, the FDA has stated it will continue to review applications which were submitted by August 14, 2001. Further, the FDA is requiring a phasing-out of the distribution of levothyroxine sodium products for which New Drug Applications were pending but not approved by August 14, 2001. Other manufacturers who wish to submit an application for an equivalent product after August 14, 2001 must submit an Abbreviated New Drug Application seeking approval of a generic substitute for a levothyroxine sodium product with an approved New Drug Application. A manufacturer could submit an Abbreviated New Drug Application demonstrating in vivo bioequivalence (in other words, the two products produce identical effects on the body) to Levoxyl(R). If the FDA were to determine that another levothyroxine sodium product is bioequivalent to Levoxyl(R), generic substitution for Levoxyl(R) may become possible which could result in a decrease in sales of our product Levoxyl(R) and have a material adverse effect upon our results of operations and cash flows.

     During 2001 we filed with the U.S. Patent and Trademark Office in excess of 20 applications for U.S. patents concerning our FDA-approved new formulation of Levoxyl(R). The pending patent applications generally cover, among other things, formulation methodologies and equipment, formulation technologies, biopharmaceutical characteristics, drug delivery systems, and methods-of-use. If such applications are granted, the resulting patents will potentially provide us with patent protection on our FDA-approved new formulation of Levoxyl(R) for 17 years or more from the date(s) these patents issue. However, we cannot assure you that any or all of the patent applications will be granted, or whether any or all of the resulting patents will provide Levoxyl(R) with protection from possible generic substitution. Until potential patents issue that effectively provide Levoxyl(R) with protection from possible generic substitution, the FDA may approve an Abbreviated New Drug Application for a generic substitute for Levoxyl(R).

     On March 26, 2002, Jerome Stevens filed a Petition for Stay of Action (assigned Docket No. 02P1035) with the FDA seeking redress from the FDA for the public disclosure on the FDA's website of alleged trade secrets relating to the manufacturing process for Jerome Stevens' orally-administered levothyroxine sodium drug product Unithroid. While Jerome Stevens does not specifically request that the FDA stay any action with respect to our levothyroxine sodium drug product Levoxyl(R), Jerome Stevens does request, among other broad remedies, that the FDA "immediately and indefinitely stay . . . all grants of drug pre-market authority that used, relied on, or were based on Jerome confidential and trade secret manufacturing information . . ." We have filed a Comment on Jerome Stevens' Petition with the FDA, stating that the New Drug Application for Levoxyl(R) was filed with the FDA before the disclosure of Jerome Stevens' alleged trade secrets, and that the approval of the Levoxyl(R) New Drug Application is unrelated to such disclosure. Based on these facts, we do not believe that Jerome Stevens' Petition applies to Levoxyl(R). However, if the FDA were to determine that there is a valid legal basis for suspension or withdrawal of substantial FDA approval of the Levoxyl(R) New Drug Application, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     We filed a Citizen Petition with the FDA on March 28, 2003 requesting that the FDA refrain from approving or accepting for filing any ANDA or supplemental ANDA for levothyroxine sodium drug products until adequate standards for establishing bioequivalence for levothyroxine sodium drug products are adopted in accordance with FDA procedures. If the FDA approves an ANDA for a generic equivalent of Levoxyl(R) under the current standards, our business, financial condition, results of operations and cash flows could be materially adversely affected.

WE CANNOT ASSURE YOU THAT WE WILL NOT HAVE TO TAKE ADDITIONAL CHARGES RELATED TO THE DIVESTITURE OF LORABID(R) OR THAT SALES OF LORABID(R) WILL INCREASE IN THE FUTURE.

     During the fourth quarter of 2002, we recorded an intangible asset impairment charge in the amount of $76.9 million and a charge in the amount of $15.2 million attributable to inventory contributions, each resulting from our decision to divest our rights to Lorabid(R). In the event we cannot divest our rights to Lorabid(R) on a reasonable basis, we may incur additional charges. Additionally, if sales of Lorabid(R) continue to decrease prior to its divestiture, we could incur additional charges. Under the supply agreement with Eli Lilly and Company, we continue to be obligated to make substantial minimum purchases of inventory. If sales continue to decline, if we terminate the supply agreement with Lilly, or if we are unable to secure adequate Lorabid(R) inventory purchase commitments from a buyer of the Lorabid(R) rights, we may incur additional losses in the future. We cannot assure you that we will be able to divest our rights to Lorabid(R) on acceptable terms or at all or that we will not incur additional charges in connection with this product. These charges and minimum purchase requirements could have a material adverse effect on our business, financial condition, results of operations and cash flows.

SALES OF CERTAIN OF OUR WOMEN'S HEALTH PRODUCTS HAVE BEEN AND MAY CONTINUE TO BE NEGATIVELY AFFECTED BY THE PERCEPTION OF AN INCREASE IN CERTAIN HEALTH RISKS ASSOCIATED WITH THE USE OF COMBINATION HORMONE REPLACEMENT THERAPIES AND ORAL ESTROGEN REPLACEMENT THERAPIES.

     From time to time studies on various aspects of pharmaceutical products are conducted by academics or others, including government agencies, the results of which when published may have dramatic effects

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

on the markets for the pharmaceutical products which are the subject of the study. For example, an ongoing clinical trial entitled the Women's Health Initiative is being conducted by the National Institutes of Health. Data from that trial released in July 2002 indicated that an increase in certain health risks may result from the long-term use of a competitor's combination hormone replacement therapy for women. News of this data and the perception it has created have negatively affected the entire combination hormone replacement therapy and oral estrogen replacement therapy markets generally, which include our products Prefest(R) and Menest(R) and may affect our future marketing efforts for Estrasorb(TM). We cannot assure you that sales of our currently marketed products will not continue to be negatively affected by the perception created by the data released to date or any additional data that may be released in the future. If sales of these products continue to be negatively affected by the perception created by data associated with the Women's Health Initiative, there may be a material adverse effect on our business, financial condition, results of operations and cash flows.

WE ARE REQUIRED TO ANNUALLY, OR ON AN INTERIM BASIS AS NEEDED, REVIEW THE CARRYING VALUE OF OUR INTANGIBLE ASSETS AND GOODWILL FOR IMPAIRMENT. IF EVENTS SUCH AS GENERIC COMPETITION OCCUR THAT CAUSE THE SALES OF OUR PRODUCTS TO DECLINE, THE INTANGIBLE ASSET VALUE OF ANY DECLINING PRODUCT COULD BECOME IMPAIRED.

     As of December 31, 2002, we have $1.2 billion of net intangible assets. Intangible assets primarily include the net book value of various product rights, trademarks, patents and other intangible rights. If future sales of a product decline significantly, it could result in an impairment of the declining product's net book value, resulting in a non-cash impairment charge. For example, during the fourth quarter of 2002, we decided to divest our rights to Lorabid(R) resulting in an impairment charge. The FDA has approved for sale generic substitutes for Florinef(R) in March 2002 and in January 2003. It is expected we will take an impairment charge in the first quarter of 2003 related to this product. Any impairment of the net book value of any product or combination of products, depending on the size of the product or products, could result in a material adverse effect on our business, financial condition, results of operations and cash flows.

IF WE CANNOT IMPLEMENT OUR STRATEGY TO GROW OUR BUSINESS THROUGH INCREASED SALES AND ACQUISITIONS, OUR COMPETITIVE POSITION IN THE PHARMACEUTICAL INDUSTRY MAY SUFFER.

     We have historically increased our sales and net income through strategic acquisitions of FDA-approved products and related internal growth initiatives intended to develop marketing opportunities with respect to acquired product lines. Our current strategy is focused on increasing sales of our existing products and enhancing our competitive standing through acquisitions of FDA-approved products and products in development, including through acquisitions of other companies, that complement our business and enable us to promote and sell new products through existing marketing and distribution channels. Moreover, since we engage in limited proprietary research activity with respect to the development of new chemical entities, we rely heavily on purchasing FDA-approved products and products in development from other companies.

     Other companies, some of which have substantially greater financial, marketing and sales resources than we do, compete with us for the acquisition of FDA-approved products, products in development, or companies. We may not be able to acquire rights to additional FDA-approved products, products in development, or companies on acceptable terms, if at all, or be able to obtain future financing for acquisitions on acceptable terms, if at all. The inability to effect acquisitions of additional branded FDA-approved products and products in development could limit the overall growth of our business. Furthermore, even if we obtain rights to a pharmaceutical product or acquire a company, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. For example, our marketing strategy, distribution channels and levels of competition with respect to acquired products may be different than those of our current products, limiting our ability to compete favorably in those product categories.

IF WE CANNOT INTEGRATE THE BUSINESS OF COMPANIES OR PRODUCTS WE ACQUIRE, OUR BUSINESS MAY SUFFER.

     We have recently made several acquisitions including Intal(R), Tilade(R) and Synercid(R) from Aventis in December 2002 and Meridian Medical Technologies, Inc. in January 2003. We anticipate that the

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

integration of newly acquired companies and products into our business will require significant management attention and may require expansion of our sales force. In order to manage our acquisitions effectively, we must maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees. Our acquisitions have significantly expanded our product offerings, operations and number of employees. Our future success will also depend in part on our ability to retain or hire qualified employees to operate our expanding facilities efficiently in accordance with applicable regulatory standards. If we cannot integrate our acquisitions successfully, these changes and acquisitions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

IF WE ARE NOT ABLE TO DEVELOP OR LICENSE NEW PRODUCTS, OUR BUSINESS MAY SUFFER.

     We compete with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than ours, in the development and licensing of new products. We cannot assure you that we will be able to

     - engage in product life cycle management to develop new indications and line extensions for existing and acquired products;

     - successfully develop, license or successfully commercialize new products on a timely basis or at all;

     - develop or license new products in a cost effective manner; or

     - obtain FDA approvals necessary to successfully implement the strategies described above.

     For example, we are

     - in exclusive license agreements with Novavax to promote, market, distribute and sell Estrasorb(TM), a topical transdermal estrogen replacement therapy, and Androsorb(TM), a topical testosterone replacement therapy for testosterone deficient women, upon their approval by the FDA;

     - engaged in the development of binodenoson, a myocardial pharmacologic stress imaging agent;

     - engaged in the development of DiaJect(R), a diazepam filled auto-injector; and AtroPen(R), an auto-injector filled with nerve agent antidote, both under FDA review; and

     - in an exclusive licensing agreement with Beartown to manufacture, market, distribute and sell tetrac, once approved, as a compound for the suppression of pituitary secretion of thyroid stimulating hormone (TSH).

     However, we cannot assure you that we will be successful in any or all of these projects. If we are not successful, including the failure to obtain any necessary FDA approval, our business, financial condition and results of operations could be materially adversely affected.

     Further, other companies may license or develop products or may acquire technologies for the development of products that are the same as or similar to the products we have in development or that we license. Because there is rapid technological change in the industry and because many other companies may have more financial resources than we do, other companies may

     - develop or license their products more rapidly than we can,

     - complete any applicable regulatory approval process sooner than we can,

     - market or license their products before we can market or license our products, or

     - offer their newly developed or licensed products at prices lower than our prices,

and thereby have a negative impact on the sales of our newly developed or licensed products. Technological developments or the FDA's approval of new therapeutic indications for existing products may make our existing products or those products we are licensing or developing obsolete or may make them more difficult to market successfully, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

WE DO NOT HAVE PROPRIETARY PROTECTION FOR MOST OF OUR BRANDED PHARMACEUTICAL PRODUCTS, AND OUR SALES COULD SUFFER FROM COMPETITION BY GENERIC SUBSTITUTES.

     Although most of our revenue is generated by products not subject to competition from generic products, there is no proprietary protection for most of our branded pharmaceutical products, and generic substitutes for many of these products are sold by other pharmaceutical companies. Even our products that currently have no generic substitute could face generic competition if generics are developed and approved by the FDA. For example, Florinef(R) has recently been subjected to competition from two generics, one approved by the FDA in March 2002 and the other approved in January 2003. We are also aware that an ANDA for Cortisporin(R) opthalmic suspension which was previously inactive has been reactivated by the FDA with a new sponsor. We understand the sponsor has entered the market as of April 14, 2003 with a generic equivalent for Cortisporin(R) opthalmic suspension. Accordingly, our business, financial condition, results of operations and cash flows could be materially adversely affected. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. In addition, our branded products for which there is no generic form available may face competition from different therapeutic agents used for the same indications for which our branded products are used. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from our branded products and could have a material adverse effect on our business, financial condition and results of operations.

ANY SIGNIFICANT DELAYS OR DIFFICULTIES IN THE MANUFACTURE OR SUPPLY OF MATERIALS FOR OUR PRODUCTS MAY REDUCE OUR PROFIT MARGINS AND REVENUES, LIMIT THE SALES OF OUR PRODUCTS, OR HARM OUR REPUTATION.

     We manufacture many of our products in facilities we own and operate. These products include Altace(R), Levoxyl(R) and Thrombin-JMI(R), which represent approximately 63.8% of our revenues for the year ended December 31, 2002. Many of our production processes are complex and require specialized and expensive equipment. Any unforeseen delays or interruptions in our manufacturing operations may reduce our profit margins and revenues. If we are unable to resume manufacturing, after interruption, we may not be able to distribute our products as planned. Furthermore, growing demand for our products could exceed our ability to supply the demand. If such situations occur, it may be necessary for us to seek alternative manufacturers which could adversely impact our ability to produce and distribute our products. We cannot assure you that we would be able to utilize third party manufacturers for our products in a timely manner or at all. In addition, our manufacturing output may decline as a result of power outages, supply shortages, accidents, natural disasters or other disruptions of the manufacturing process. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies.

     A portion or all of many of our product lines, including Altace(R), Lorabid(R), Bicillin(R), Prefest(R), Intal(R), Tilade(R), Synercid(R) and Cortisporin(R), are currently manufactured by third parties. Once approved, Estrasorb(TM) will be manufactured for us by Novavax. Our dependence upon third parties for the manufacture of our products may adversely impact our profit margins or may result in unforeseen delays or other problems beyond our control. For example, if any of these third parties are not in compliance with applicable regulations, the manufacture of our products could be adversely affected. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute our products as planned. If we encounter delays or difficulties with contract manufacturers in producing or packaging our products, the distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply or abandon or sell product lines on unsatisfactory terms. We might not be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. We also cannot assure you that the manufacturers we utilize will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications.

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

     The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     DSM Pharmaceuticals, Inc. (formerly DSM Catalytica Pharmaceuticals, Inc.), one of our third-party manufacturers, informed us on November 21, 2001, that they ceased operations at their sterile manufacturing facilities in Greenville, North Carolina, as a result of FDA concerns relating to compliance issues. Due to the compliance issues, DSM Pharmaceuticals recommended that we initiate a voluntary recall of all products that they manufacture for us. As a result, we initiated a voluntary recall of these products on December 18, 2001. The products affected were Cortisporin(R) Otic Suspension, Cortisporin(R) Otic Solution, Cortisporin(R) Ophthalmic Suspension, Pediotic(R) Otic Suspension, and Neosporin(R) GU Irrigant. DSM Pharmaceuticals has since notified us that it has addressed the compliance issues and has resumed production of all our affected products. However, we cannot assure you that additional product recalls will not occur in the future. The failure of DSM Pharmaceuticals to adequately address the compliance issues at its sterile manufacturing facilities in Greenville, North Carolina in accordance with its written assurances to us or additional product recalls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for us and for third parties with which we have contracted. Generally, we have not had difficulty obtaining raw materials and components from suppliers in the past. Currently, we rely on over 500 suppliers to deliver the necessary raw materials and components. We have no reason to believe that we will be unable to procure adequate supplies of raw materials and components on a timely basis. However, if we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to distribute our products as planned. Significant back orders for our products could adversely affect our market share for the products and the reputation of our products. In these cases, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

OUR PARKEDALE FACILITY HAS BEEN THE SUBJECT OF FDA CONCERNS. IF WE CANNOT ADEQUATELY ADDRESS THE FDA'S CONCERNS, WE MAY BE UNABLE TO OPERATE THE PARKEDALE FACILITY AND, ACCORDINGLY, OUR BUSINESS MAY SUFFER.

     Our Parkedale facility, located in Rochester, Michigan, manufactures both drug and biological pharmaceutical products. Prior to our acquisition of the Parkedale facility in February 1998, it was one of six Pfizer facilities subject to a consent decree issued by the U.S. District Court of New Jersey in August 1993 as a result of FDA concerns about compliance issues within Pfizer facilities in the period before the decree was entered.

     The Parkedale facility was inspected by the FDA in March 2003. When an FDA inspector completes an authorized inspection of a manufacturing facility, the inspector typically provides the owner/operator of the facility with a written report listing the inspector's observations of objectionable conditions and practices. This written report is known as an "FDA Form 483" or simply as a "483." The observations in a 483 are reported to the manufacturer in order to assist the manufacturer in complying with the FDC Act and the regulations enforced by the FDA. Often a pharmaceutical manufacturer receives a 483 after an inspection and our Parkedale facility received a 483 following the March 2003 inspection. While no law or regulation requires us to respond to a 483, we have submitted a written response detailing our plan of action with respect to each of the observations made on the 483 and our commitment to correct the objectionable practice or condition. The risk to us of a 483, if left uncorrected, could include, among other things, the imposition of civil monetary penalties, the commencement of actions to seize or prohibit the sale of unapproved or non-complying products, or the cessation of manufacturing operations at the Parkedale facility that are not in compliance with current Good Manufacturing Practices, which are commonly referred to as "cGMPs". While we believe the receipt of the 483 will not have a material adverse effect on our business, financial condition, results of operations and cash flows, we cannot assure you that future inspections may not result in adverse regulatory actions which could have a material adverse effect on our business, financial condition, results of operations and cash flows. The 483 from

March 2003 does not require us to delay or discontinue the production of any products made at the Parkedale facility.

WE ARE NEAR MAXIMUM CAPACITY AT OUR MIDDLETON FACILITY WHICH WILL LIMIT OUR ABILITY TO INCREASE PRODUCTION OF THROMBIN-JMI(R).

     We are currently working on long-term strategies to expand our production capacity for Thrombin-JMI(R) which should potentially be completed in the next two to three years. These long-term strategies may further expand our manufacturing capacity for Thrombin-JMI(R) upon completion. We cannot assure you that our plans to expand our production capacity for Thrombin-JMI(R) will be successful and/or timely. If we cannot successfully and timely expand our production capacity for Thrombin-JMI(R), our ability to increase production of Thrombin-JMI(R) will be limited thereby limiting our unit sales growth for this product.

IF WE ARE UNABLE TO SECURE OR ENFORCE PATENT RIGHTS, TRADEMARKS, TRADE SECRETS OR OTHER INTELLECTUAL PROPERTY, OUR BUSINESS COULD BE HARMED.

     We may not be successful in securing or maintaining proprietary patent protection for our products or products and technologies we develop or license. In addition, our competitors may develop products, including generic products, similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our sales. Some of our major branded pharmaceutical products have proprietary patent protection, including Altace(R) with a composition of matter patent listed in the FDA Orange Book that does not expire until October 2008. The validity of patents can be subject to expensive litigation. As we mentioned above, Cobalt Pharmaceuticals, a generic drug manufacturer, has filed an ANDA alleging that the composition of matter patent related to Altace(R) is invalid or not infringed. Cobalt is seeking permission from the FDA to market a generic version of Altace(R) prior to the expiration of our United States patent relating to the composition of matter which does not expire until October 2008. While we intend to vigorously defend the composition of matter patent being challenged, we cannot assure you that we will be successful. We cannot assure you that our other patents will not be challenged as well. Competitors may be able to develop similar or competitive products outside the scope of our patents which could have a material adverse effect on sales of our products or the amounts of royalty revenues we receive.

     We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation in order to maintain our competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology, or that we can adequately protect our trade secrets and technology.

IF THE IMPLEMENTATION OF OUR NEW INFORMATION TECHNOLOGY SYSTEM THIS YEAR IS NOT SUCCESSFUL, OUR BUSINESS COULD BE DISRUPTED.

     In November 2000, we began the process of implementing a new information technology system which is to be effective this year. Upon its implementation we expect to have incurred related costs of over $30.0 million. This system will support many of our business functions including manufacturing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting and other company functions. In the event we do not successfully convert in a timely manner from our existing information system to the new one or in the event the new system does not operate as expected, our business could be disrupted. We could lose what we have invested and still have to incur additional costs for another system. This disruption or additional costs, if required, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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

WHOLESALER AND DISTRIBUTOR BUYING PATTERNS AND OTHER FACTORS MAY CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE, AND THESE FLUCTUATIONS MAY ADVERSELY AFFECT OUR PROFITABILITY.

     Our results of operations, including, in particular, product sales revenue, may vary from quarter to quarter due to many factors. Wholesalers and distributors represent a significant portion of our sales. Buying patterns of our wholesalers and distributors may vary from time to time. In the event wholesalers and distributors with whom we do business determine to limit their purchases of our inventory, sales of our products could be adversely affected. For example, in advance of an anticipated or announced price increase, many of our customers may order pharmaceutical products in larger than normal quantities. The ordering of excess quantities in any quarter could cause sales of some of our branded pharmaceutical products to be lower in the subsequent quarter than they would have been otherwise. Other factors include expenditures related to the acquisition, sale and promotion of pharmaceutical products, a changing customer base, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, new products introduced by us or our competitors, the mix of products we sell, sales and marketing expenditures, product recalls, competitive pricing pressures and general economic and industry conditions that may affect customer demand. We cannot assure you that we will be successful in maintaining or improving our profitability or avoiding losses in any future period.

IF THE STOCK PRICE OF NOVAVAX CONTINUES TO DECLINE, OUR INVESTMENT IN NOVAVAX CONVERTIBLE NOTES COULD RESULT IN ADDITIONAL SPECIAL CHARGES RELATED TO A VALUATION ALLOWANCE FOR THESE NOTES.

     During the period from December 2000 through June 2002, we provided $40.0 million in financing to Novavax in the form of notes receivable convertible to common stock of Novavax, including $10.0 million that we provided in June 2002. The loan is impaired as defined under Statement of Financial Accounting Standards 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires the creditor to evaluate the cash flows available from any collateral (in King's situation, the Novavax common stock obtainable upon conversion) in order to determine the amount of any valuation allowance for an impaired loan. Because of the recent significant decline in the share price of Novavax common stock to levels below that established by King's common stock conversion options associated with the Novavax convertible notes, we established a valuation allowance in the second quarter of 2002 which was adjusted in subsequent quarters during 2002. As of December 31, 2002, the valuation allowance for the Novavax convertible notes equaled $35.4 million. We determined the amount of the valuation allowance by reference to the December 31, 2002, quoted market price of the Novavax common stock. We will adjust the amount of the valuation allowance in future periods based on the value of the underlying collateral (Novavax common stock) as of the last business day of each respective calendar quarter or until the loan is no longer considered to be impaired. If the Novavax common stock price continues to decline, we may incur additional charges related to the investment in the convertible notes. Accordingly, these charges may adversely impact our earnings.

AN INCREASE IN PRODUCT LIABILITY CLAIMS, PRODUCT RECALLS OR PRODUCT RETURNS COULD HARM OUR BUSINESS.

     We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products are alleged to have resulted in adverse effects. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale. While we have taken, and will continue to take, what we believe are appropriate precautions, we may not be able to avoid significant product liability exposure. We currently have product liability insurance in the amount of $60.0 million for aggregate annual claims with a $100 thousand deductible per incident and a $10.0 million aggregate annual deductible; however, we cannot assure you that the level or breadth of any insurance coverage will be sufficient to cover fully all potential claims. Also, adequate insurance coverage might not be available in the future at acceptable costs, if at all. For example, we are not able to obtain product liability insurance with respect to our products Prefest(R), Menest(R), Delestrogen(R), Pitocin(R) and Nordette(R), each a women's healthcare product. In the event of product liability claims with respect to these products, we would be responsible for any monetary damages awarded by any court or any voluntary monetary settlements. Significant judgments against us for product

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

liability for which we have no insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     Product recalls or product field alerts may be issued at our discretion or at the discretion of the FDA, other government agencies or other companies having regulatory authority for pharmaceutical product sales. From time to time, we may recall products for various reasons, including failure of our products to maintain their stability through their expiration dates. Any recall or product field alert has the potential of damaging the reputation of the product. To date, however, these recalls have not been significant and have not had a material adverse effect on our business, financial condition, results of operations and cash flows. However, we cannot assure you that the number and significance of recalls will not increase in the future. Any significant recalls could materially affect our sales, the prescription trends for the products and damage the reputation of the products. In these cases, our business, financial condition, result of operations and cash flows could be materially adversely affected.

     Although product returns were approximately 2.9% of gross sales for the year ended December 31, 2002, we cannot assure you that actual levels of returns will not increase or significantly exceed the amounts we have anticipated.

OUR WHOLLY OWNED SUBSIDIARY, JONES PHARMA INCORPORATED, IS A DEFENDANT IN LITIGATION WHICH IS CURRENTLY BEING HANDLED BY ITS INSURANCE CARRIERS. SHOULD THIS COVERAGE BE INADEQUATE OR SUBSEQUENTLY DENIED OR WERE WE TO LOSE SOME OF THESE LAWSUITS, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Our wholly owned subsidiary, Jones Pharma Incorporated, is a defendant in 575 multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine, which is usually referred to as "fen/phen." In 1996, Jones acted as a distributor of Obenix(R), a branded phentermine product. Jones also distributed a generic phentermine product. We believe that Jones' phentermine products have been identified in less than 100 of the foregoing cases. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. They seek compensatory and punitive damages as well as medical care and court-supervised medical monitoring. The plaintiffs claim liability based on a variety of theories including but not limited to, product liability, strict liability, negligence, breach of warranties and misrepresentation. These suits are filed in various jurisdictions throughout the United States, and in each of these suits Jones is one of many defendants, including manufacturers and other distributors of these drugs. Jones denies any liability incident to the distribution of its phentermine product and intends to pursue all defenses available to it. Jones has tendered defense of these lawsuits to its insurance carriers for handling and they are currently defending Jones in these suits. In the event that insurance coverage is inadequate to satisfy any resulting liability, Jones will have to resume defense of these lawsuits and be responsible for the damages, if any, that are awarded against it.

SALES OF THROMBIN-JMI(R) MAY BE AFFECTED BY THE PERCEPTION OF RISKS ASSOCIATED WITH SOME OF THE RAW MATERIALS USED IN ITS MANUFACTURE; IF WE ARE UNABLE TO DEVELOP PURIFICATION PROCEDURES AT OUR FACILITIES THAT ARE IN ACCORDANCE WITH THE FDA's EXPECTATIONS FOR BIOLOGICAL PRODUCTS GENERALLY, THE FDA COULD LIMIT OUR ABILITY TO MANUFACTURE BIOLOGICAL PRODUCTS AT THOSE FACILITIES.

     The source material for our product Thrombin-JMI(R) comes from bovine plasma and lung tissue. Bovine-sourced materials from outside the United States may be of some concern because of potential transmission of Bovine Spongiform Encephalopathy, or BSE. However, we have taken precautions to minimize the risks of contamination from BSE in our source materials. Our principal precaution is the use of bovine materials only from FDA-approved sources in the United States. Although no BSE has been documented in the United States, the United States is considered a Category II BSE-risk country, meaning that the United States is probably BSE-free but has some history of importing cattle from the United Kingdom.

     We receive the bovine raw materials from a single vendor and any interruption or delay in the supply of that material could adversely affect the sales of Thrombin-JMI(R). In addition to other actions taken by us and our vendor to minimize the risk of BSE, we are developing steps to further purify the material of

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other potential contaminants. While we believe that our procedures and those of our vendor for the supply, testing and handling of the bovine material comply with all federal, state, and local regulations, we cannot eliminate the risk of contamination or injury from these materials. We will continue surveillance of the source and believe that the risk of BSE-contamination in the source materials for Thrombin-JMI(R) is very low. There are high levels of global public concern about BSE. Physicians could determine not to administer Thrombin-JMI(R) because of the perceived risk which could adversely affect our sales of the product. Any injuries resulting from BSE contamination could expose us to extensive liability. Also there is currently no alternative to the bovine-sourced materials for Thrombin-JMI(R). If BSE spreads to the United States, the manufacture and sale of Thrombin-JMI(R) and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

     The FDA expects manufacturers of biological products to have validated processes capable of removing extraneous viral contaminants to a high level of assurance. As a result, many manufacturers of biologics are currently engaged in developing procedures to remove potential extraneous viral contaminants from their products. We are in the process of developing appropriate processing steps to achieve maximum assurance for the removal of potential extraneous viral contaminants from Thrombin-JMI(R), which does not include BSE because it is not a viral contaminant. If we are not successful in gaining FDA approval for these processes, our ability to manufacture Thrombin-JMI(R) may be adversely affected. We cannot assure you that we will be successful in these efforts. Failure to obtain the FDA's approval for these procedures could have a material adverse effect on our business, financial condition, results of operations and cash flows.

ON NOVEMBER 15, 2006, WE MAY BE REQUIRED TO REPURCHASE OUR 2 3/4% CONVERTIBLE DEBENTURES DUE NOVEMBER 15, 2021.

     We issued 2 3/4% Convertible Debentures due November 15, 2021 in February 2002 in an aggregate amount of $345.0 million. The price at which the debentures are convertible into common stock is $50.16, subject to adjustments spelled out in the documents governing the debentures. If the price of our stock has not reached that amount by November 15, 2006, we may be required to repurchase all or a portion of the debentures representing the $345.0 million on November 15, 2006 if some or all of the holders of the debentures request that we repurchase their debentures. We cannot assure you that a significant repurchase requirement at that time would not have a material adverse effect on our business, financial condition, results of operations or cash flows.

A FAILURE BY DEY L.P. TO SUCCESSFULLY MARKET THE EPIPEN(R) AUTO-INJECTOR OR AN INCREASE IN COMPETITION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     We recently acquired the EpiPen(R) auto-injector through our acquisition of Meridian. Dey L.P. markets EpiPen(R) through a supply agreement that expires December 31, 2010. Under the terms of the agreement, we grant Dey the exclusive right and license to market, distribute and sell EpiPen(R) worldwide. Although demand for EpiPen(R) continues to be strong due to increased awareness of the health risks associated with allergic reactions, we expect competition to intensify. The supply agreement with Dey includes minimum purchase requirements that are less than Dey's purchases in recent years. A failure by Dey to successfully market and distribute EpiPen(R) or an increase in competition could have a material adverse effect on our business, financial condition, results of operations and cash flows.

OUR RELATIONSHIP WITH THE U.S. DEPARTMENT OF DEFENSE AND OTHER GOVERNMENTAL ENTITIES IS SUBJECT TO RISKS ASSOCIATED WITH DOING BUSINESS WITH THE GOVERNMENT.

     All U. S. government contracts provide that they may be terminated for the convenience of the government as well as for default. The unexpected termination of one or more significant contracts could result in a material adverse effect on our business, financial condition, results of operations and cash flows. Our supply contracts with the Department of Defense are subject to post-award audit and potential price determination. These audits may include a review of our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while costs already reimbursed must be refunded. Therefore, a post-award audit or price redetermination could result in an adjustment to our revenues. From time to time the Department of Defense makes claims for pricing adjustments with respect to completed contracts. No claims are currently pending. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.

     Other risks involved in government sales include the unpredictability in funding for various government programs and the risks associated with changes in procurement policies and priorities. Reductions in defense budgets may result in reductions in our revenues. We also provide our nerve agent antidote auto-injector to a number of state agencies and local communities for homeland defense against chemical agent terrorist attacks. Changes in governmental and agency procurement policies and priorities may also result in a reduction in government funding for programs involving our auto-injectors. A significant loss in government funding could have a material adverse effect on our business, financial condition, results of operations and cash flows.

OUR SALES DEPEND ON PAYMENT AND REIMBURSEMENT FROM THIRD PARTY PAYORS, AND IF THEY REDUCE OR REFUSE PAYMENT OR REIMBURSEMENT, THE USE AND SALES OF OUR PRODUCTS WILL SUFFER, WE MAY NOT INCREASE OUR MARKET SHARE, AND OUR REVENUES AND PROFITABILITY WILL SUFFER.

     The commercial success of some of our products is dependent, in part, on whether third-party reimbursement is available for the use of our products by hospitals, clinics, doctors and patients. Third-party payors include state and federal governments, under programs such as Medicaid and other entitlement programs, managed care organizations, private insurance plans and health maintenance organizations. Because of the growing size of the patient population covered by managed care organizations, it is important to our business that we market our products to them and to the pharmacy benefit managers that serve many of these organizations. Payment or reimbursement of only a portion of the cost of our prescription products could make our products less attractive, from a net-cost perspective, to patients, suppliers and prescribing physicians. Managed care organizations and other third-party payors try to negotiate the pricing of products to control their costs. Managed care organizations and pharmacy benefit managers typically develop formularies to reduce their cost for medications. Formularies can be based on the prices and therapeutic benefits of the available products. Due to their lower costs, generics are often favored. The breadth of the products covered by formularies varies considerably from one managed care organization to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. Exclusion of a product from a formulary can lead to its sharply reduced usage in the managed care organization patient population. If our products are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic products, our market share and gross margins could be negatively affected, as could our overall business and financial condition.

     In 2002, we expanded our contracts with managed care organizations in an effort to increase the inclusion of our products on formularies. To the extent that our products are purchased by patients through a managed care group with which we have a contract, our average selling price is lower than it would be for a non-contracted managed care group. We take reserves for the estimated amounts of rebates we will pay to managed care organizations each quarter. Any increased usage of our products through Medicaid or managed care programs will affect the amount of rebates that we owe. We cannot assure you that our products will be included on the formulary lists of managed care organizations or that adverse reimbursement issues will not have a material effect on our financial condition, results of operations or cash flows.

IF WE FAIL TO COMPLY WITH OUR REPORTING AND REBATE OBLIGATIONS UNDER THE MEDICAID REBATE PROGRAM, WE COULD BE SUBJECT TO ADDITIONAL REIMBURSEMENTS, PENALTIES, SANCTIONS AND FINES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We participate in the Federal Medicaid rebate program established by the Omnibus Budget Reconciliation Act of 1990, as well as several state supplemental rebate programs. Under the Medicaid rebate program, we pay a rebate to each state Medicaid program for our products that are reimbursed by those programs. As a manufacturer currently of single source, innovator multiple source and non-innovator multiple source products, rebate calculations vary. For single source and innovator multiple source, the amount of the rebate for each of our products is set by law at the greater of 15.1% of the average manufacturer price of that product or the difference between the average manufacturer price and the best price available from the company to any customer with the final rebate amount adjusted upward if increases in average manufacturer price have outpaced inflation. For non-innovator multiple source products, the amount of the rebate is 11% of the average manufacturer price. The Medicaid rebate amount is computed each quarter based on our submission to the United States Department of Health and Human Services Centers for Medicare and Medicaid Services of our current average manufacturer price and best price for each of our products. We provide reserves on this potential exposure at the time revenue is recognized. Governmental agencies may make changes in program interpretations, requirements or "conditions of participation," some of which may have implications for amounts previously estimated. Management has determined that our calculations related to Medicaid reimbursement have not technically followed the prescribed methodology pursuant to the applicable regulations indicating our previously recorded estimates of our Medicaid rebate liability may have to be revised. We are taking appropriate steps to assess whether we may have overpaid or underpaid Medicaid reimbursements. For more information, please see the section in this "Risk Factors" section entitled "Securities Litigation, an SEC Investigation and Other Potential Governmental Investigation could have a Material Adverse Effect on Our Business." We paid approximately $27.6 million in Medicaid rebates during 2002.

     Federal law also requires that any company that participates in the Medicaid program must extend comparable discounts to qualified purchasers under the Public Health Services, or PHS, pharmaceutical pricing program. The PHS pricing program extends discounts comparable to the Medicaid rebate to a variety of community health clinics and other entities that receive health services grants from the PHS, as well as hospitals that serve a disproportionate share of poor Medicare and Medicaid beneficiaries. If we extend or have extended discounts to companies which are not qualified purchasers under the PHS pharmaceutical pricing programs, we could be subject to additional reimbursements, penalties, sanctions and fines which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     We make our products available to authorized users of the Federal Supply Schedule or FSS of the General Services Administration under an FSS contract negotiated by the Department of Veterans Affairs. The Veterans Health Care Act of 1992, or "VHCA," imposes a requirement that the prices we charge to agencies under the FSS be discounted by a minimum of 24% off the average manufacturer price charged to non-federal customers. Our computation of the average price to non-federal customers is used in establishing the FSS price for federal purchasers. The government maintains the right to audit the accuracy of our computations. Among the remedies available to the government for failure to accurately calculate FSS pricing and the average manufacturer price charged to non-federal customers is recoupment of any overpayments made by FSS purchasers as a result of errors in computations that affect the FSS price. The Medicaid rebate statute and the VHCA also provide that, in addition to penalties that may be applicable under other federal statutes, civil monetary penalties may be assessed for knowingly providing false information in connection with the pricing and reporting requirements under the laws.

     If we fail, or have failed, to comply with our obligations under the Medicaid rebate program, we could be subject to additional reimbursements, penalties, sanctions and fines which could have a material adverse effect on our business financial condition, results of operations and cash flows.

IF WE ARE UNABLE TO OBTAIN APPROVAL OF NEW INHALERS FOR INTAL(R) AND TILADE(R) USING HFA PROPELLANTS, OUR SALES OF THESE PRODUCTS COULD BE ADVERSELY AFFECTED.

     Under government regulations, chlorofluorocarbon compounds are being phased out because of environmental concerns. Our products Intal(R) and Tilade(R) currently use these compounds as propellants. A new inhaler for Intal(R) using the alternative propellant HFA is under review by the FDA. In the event we cannot obtain approval for alternative propellants for both Intal(R) and Tilade(R) before the final phase-out date of chlorofluorocarbon compounds, our ability to market these products could be materially adversely affected, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

THE LOSS OF OUR KEY PERSONNEL COULD HARM OUR BUSINESS.

     We are highly dependent on the principal members of our management staff, the loss of whose services might impede the achievement of our acquisition and development objectives. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining skilled and experienced management, operational, scientific and development personnel, we cannot assure you that we will be able to attract and retain key personnel on acceptable terms. The loss of the services of key personnel could have a material adverse effect on us, especially in light of our recent growth. We do not maintain key-person life insurance on any of our employees. In addition, we do not have employment agreements with any of our key employees.

OUR SHAREHOLDER RIGHTS PLAN AND BYLAWS DISCOURAGE UNSOLICITED TAKEOVER PROPOSALS AND COULD PREVENT SHAREHOLDERS FROM REALIZING A PREMIUM ON THEIR COMMON STOCK.

     We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group which attempts to acquire us on terms not approved in advance by our board of directors. In addition, our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include:

     - a classified board of directors;

     - the ability of the board of directors to designate the terms of and issue new series of preferred stock;

     - advance notice requirements for nominations for election to the board of directors; and

     - special voting requirements for the amendment of our charter and bylaws.

     We are also subject to anti-takeover provisions under Tennessee laws, each of which could delay or prevent a change of control. Together these provisions and the rights plan may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for common stock.

OUR STOCK PRICE IS VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES.

     The trading price of our common stock is likely to be volatile. The stock market in general and the market for emerging growth companies, such as King in particular, have experienced extreme volatility. Many factors contribute to this volatility, including

     - variations in our results of operations;

     - perceived risks and uncertainties concerning our business;

     - announcements of earnings;

     - failure to meet, or exceed our own specific projections for revenue, product sales and earnings per share;

     - failure to meet timelines for product development or other projections or forward-looking statements we may make to the public;

     - comments or recommendations made by securities analysts;

     - general market conditions;

     - perceptions about market conditions in the pharmaceutical industry;

     - announcements of technological innovations;

     - changes in marketing, product pricing and sales strategies or development of new products by us or our competitors;

     - changes in domestic or foreign governmental regulations or regulatory approval processes; and

     - announcements concerning regulatory compliance and government agency reviews.

     This volatility may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market (and in particular the securities of emerging growth companies such as King) could experience extreme price and volume fluctuations unrelated to operating performance. The volatility of our common stock imposes a greater risk of capital losses on our shareholders than would a less volatile stock. In addition, such volatility makes it difficult to ascribe a stable valuation to a shareholder's holdings of our common stock.

RISKS RELATED TO OUR INDUSTRY

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     Virtually all aspects of our activities are regulated by federal and state statutes and government agencies. The manufacturing, processing, formulation, packaging, labeling, distribution and advertising of our products, and disposal of waste products arising from these activities, are subject to regulation by one or more federal agencies, including the FDA, the DEA, the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Occupational Safety and Health Administration and the EPA, as well as by foreign governments in countries where we distribute some of our products.

     Noncompliance with applicable FDA policies or requirements could subject us to enforcement actions, such as suspensions of manufacturing or distribution, seizure of products, product recalls, fines, criminal penalties, injunctions, failure to approve pending drug product applications or withdrawal of product marketing approvals. Similar civil or criminal penalties could be imposed by other government agencies, such as the DEA, the EPA or various agencies of the states and localities in which our products are manufactured, sold or distributed and could have ramifications for our contracts with government agencies such as the Veteran's Administration or the Department of Defense. These enforcement actions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     All manufacturers of human pharmaceutical products are subject to regulation by the FDA under the authority of the FDC Act or the PHS Act or both. New drugs, as defined in the FDC Act, and new human biological drugs, as defined in the PHS Act, must be the subject of an FDA-approved new drug or biologic license application before they may be marketed in the United States. Some prescription and other drugs are not the subject of an approved marketing application but, rather, are marketed subject to the FDA's regulatory discretion and/or enforcement policies. Any change in the FDA's enforcement discretion and/or policies could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     We manufacture some pharmaceutical products containing controlled substances and, therefore, are also subject to statutes and regulations enforced by the DEA and similar state agencies which impose security, record keeping, reporting and personnel requirements on us. Additionally, we manufacture biological drug products for human use and are subject to regulatory burdens as a result of these aspects of our business. There are additional FDA and other regulatory policies and requirements covering issues such as advertising, commercially distributing, selling, sampling and reporting adverse events associated with our products with which we must continuously comply. Noncompliance with any of these policies or requirements could result in enforcement actions which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     The FDA has the authority and discretion to withdraw existing marketing approvals and to review the regulatory status of marketed products at any time. For example, the FDA may require an approved marketing application for any drug product marketed if new information reveals questions about a drug's safety or efficacy. All drugs must be manufactured in conformity with cGMPs, and drug products subject to an approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the approved application.

     While we believe that all of our currently marketed pharmaceutical products comply with FDA enforcement policies, have approval pending or have received the requisite agency approvals, our marketing is subject to challenge by the FDA at any time. Through various enforcement mechanisms, the FDA can ensure that noncomplying drugs are no longer marketed and that advertising and marketing materials and campaigns are in compliance with FDA regulations. In addition, modifications, enhancements, or changes in manufacturing sites of approved products are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy FDA review process. Our manufacturing facilities and those of our third-party manufacturers are continually subject to inspection by governmental agencies. Manufacturing operations could be interrupted or halted in any of those facilities if a government or regulatory authority is unsatisfied with the results of an inspection. Any interruptions of this type could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     We cannot determine what effect changes in regulations, enforcement positions, statutes or legal interpretation, when and if promulgated, adopted or enacted, may have on our business in the future. Changes could, among other things, require changes to manufacturing methods or facilities, expanded or different labeling, new approvals, the recall, replacement or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. These changes, or new legislation, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

ANY REDUCTION IN REIMBURSEMENT LEVELS BY MANAGED CARE ORGANIZATIONS OR OTHER THIRD-PARTY PAYORS MAY HAVE AN ADVERSE EFFECT ON OUR REVENUES.

     Commercial success in producing, marketing and selling products depends, in part, on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and services. For example, many managed health care organizations are now controlling the pharmaceutical products that are on their formulary lists. The resulting competition among pharmaceutical companies to place their products on these formulary lists has reduced prices across the industry. In addition, many managed care organizations are considering formulary contracts primarily with those pharmaceutical companies that can offer a full line of products for a given therapy sector or disease state. We cannot assure you that our products will be included on the formulary lists of managed care organizations or that downward pricing pressures in the industry generally will not negatively impact our operations.

IF WE FAIL TO COMPLY WITH THE SAFE HARBORS PROVIDED UNDER VARIOUS FEDERAL AND STATE LAWS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     We are subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal for a prescription drug manufacturer to solicit, offer, receive, or pay any remuneration in exchange for, or to include, the referral of business, including the purchase or prescription of a particular drug. The federal government has published regulations that identify "safe harbors" or exemptions for certain payment arrangements that do not violate the anti-kickback statues. We seek to comply with the safe harbors where possible. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payors (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid). If we fail to comply with the safe harbors provided under various federal and state laws, our business, financial condition, results of operations and cash flows could be adversely affected.

IN THE FUTURE, THE PUBLICATION OF NEGATIVE RESULTS OF STUDIES OR CLINICAL TRIALS MAY ADVERSELY IMPACT OUR PRODUCTS.

     From time to time studies or clinical trials on various aspects of pharmaceutical products are conducted by academics or others, including government agencies, the results of which when published may have dramatic effects on the markets for the pharmaceutical products which are the subject of the study. The publication of negative results of studies or clinical trials related to our products or the therapeutic areas in which our products compete, could adversely affect our sales, the prescription trends for our products and the reputation of our products. In these events, our business, financial condition, results of operations and cash flows could be materially adversely affected.

NEW LEGISLATION OR REGULATORY PROPOSALS MAY ADVERSELY AFFECT OUR REVENUES.

     A number of legislative and regulatory proposals aimed at changing the health care system, including the cost of prescription products, reimportation of prescription products and changes in the levels at which pharmaceutical companies are reimbursed for sales of their products, have been proposed. While we cannot predict when or whether any of these proposals will be adopted or the effect these proposals may have on our business, the pending nature of these proposals, as well as the adoption of any proposal, may exacerbate industry-wide pricing pressures and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

THE INDUSTRY IS HIGHLY COMPETITIVE, AND OTHER COMPANIES IN OUR INDUSTRY HAVE MUCH GREATER RESOURCES THAN WE DO.

     In the industry, comparatively smaller pharmaceutical companies like us compete with large, global pharmaceutical companies with substantially greater financial resources for the acquisition of products, technologies and companies. We cannot assure you that

     - we will be able to continue to acquire commercially attractive pharmaceutical products, companies or technologies;

     - additional competitors will not enter the market; or

     - competition for acquisition of products, companies, technologies and product lines will not have a material adverse effect on our business, financial condition and results of operations.

     We also compete with pharmaceutical companies in developing, marketing and selling pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use or acquired by other pharmaceutical companies may be more effective or offered at lower prices than our current or future products. Competitors may also be able to complete the regulatory process sooner and, therefore, may begin to market their products in advance of ours. We believe that competition for sales of our products will be based primarily on product efficacy, safety, reliability, availability and price.

     COMPETITION FOR ACQUISITIONS. We compete with other pharmaceutical companies for product and product line acquisitions. These competitors include Biovail Corporation, Forest Laboratories, Inc., Galen Holdings plc, Medicis Pharmaceutical Corporation, Shire Pharmaceuticals Group plc., Watson

Pharmaceuticals, Inc., and other companies which also acquire branded pharmaceutical products and product lines from other pharmaceutical companies. We cannot assure you that

     - we will be able to continue to acquire commercially attractive pharmaceutical products, companies or technologies;

     - additional competitors will not enter the market; or

     - competition for acquisition of products, companies, technologies and product lines will not have a material adverse effect on our business, financial condition and results of operations.

     PRODUCT COMPETITION. Additionally, since our products are generally established and commonly sold, they are subject to competition from products with similar qualities.

     Our largest product Altace(R) competes in the market with other cardiovascular therapies, including in particular, the following ACE inhibitors or any generic equivalents:

     - Zestril(R) (AstraZeneca PLC),

     - Acupril(R) (Pfizer Inc.),

     - Prinivil(R) (Merck & Co., Inc.),

     - Lotensin(R) (Novartis AG),

     - Monopril(R) (Bristol-Myers Squibb Company),

     - Vasotec(R) (Biovail Corporation),

     - Capoten(R) (Bristol-Myers Squibb Company), and

     - Mavik(R) (Abbott Laboratories).

     Our second largest product Levoxyl(R) competes with the following levothyroxine sodium products:

     - Synthroid(R) (Abbott Laboratories),

     - Levothroid(R) (Forest Laboratories, Inc.) and

     - Unithroid(R) (Watson Pharmaceuticals, Inc.).

     We intend to market these products aggressively by, among other things

     - detailing and sampling to the primary prescribing physician groups, and

     - sponsoring physician symposiums, including continuing medical education seminars.

     Many of our branded pharmaceutical products have either a strong market niche or competitive position. Some of our branded pharmaceutical products face competition from generic substitutes. For example, the FDA approved for sale generic substitutes for Florinef(R) in March 2002 and in January 2003.

     The manufacturers of generic products typically do not bear the related research and development costs and, consequently, are able to offer such products at considerably lower prices than the branded equivalents. There are, however, a number of factors which enable products to remain profitable once patent protection has ceased. For a manufacturer to launch a generic substitute, it must prove to the FDA when filing an application to make a generic substitute that the branded pharmaceutical and the generic substitute have bioequivalence. We believe it typically takes two or three years to prove bioequivalence and receive FDA approval for many generic substitutes. By focusing our efforts in part on products with challenging bioequivalence or complex manufacturing requirements and products with a strong brand image with the prescriber or the consumer, supported by the development of a broader range of alternative product formulations or dosage forms, we are better able to protect market share and produce sustainable high margins and cash flows. However, we cannot assure you that, for any of the products, we can maintain exclusivity, protect market share or produce high margins and cash flows as a result of these efforts, the failure of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases, such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other sections of this report.

     Forward-looking statements include, but are not limited to:

     - the future growth potential of, and prescription trends for our branded pharmaceutical products, particularly Altace(R), Levoxyl(R) and Thrombin-JMI(R);

     - expectations regarding the enforceability of the composition of matter patent for Altace(R);

     - expected trends with respect to particular income and expense line items;

     - the development and potential commercialization of Estrasorb(TM) and Androsorb(TM) by Novavax and King;

     - the development and approval of binodenoson, pre-clinical programs, and product life cycle development projects;

     - the development and approval of DiaJect(R), a diazepam filed auto-injector, and AtroPen(R), an auto-injector filled with nerve agent antidote;

     - our continued successful execution of our growth strategies;

     - anticipated developments and expansions of our business;

     - anticipated increases in sales of acquired products or royalty revenues;

     - the success of our co-promotion agreements with Wyeth;

     - the high cost and uncertainty of research, clinical trials and other development activities involving pharmaceutical products;

     - the development of product line extensions;

     - the unpredictability of the duration or future findings and determinations of the FDA, including the pending applications related to Estrasorb(TM); DiaJect(R), a diazepam filed auto-injector; AtroPen(R), an auto-injector filled with nerve agent antidote; and a new Intal(R) inhaler formulation utilizing hydrofluoroalkane, known as "HFA", and other regulatory agencies worldwide;

     - the products which we expect to offer;

     - the intent, belief or current expectations, primarily with respect to our future operating performance;

     - expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates;

     - expectations regarding patent approvals including those patents pending for Levoxyl(R) and Tigan(R) 300mg capsules and the protections to be provided by these patents if issued;

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

     - expectations regarding the outcome of various pending legal proceedings including the Altace(R) patent challenge, the SEC investigation and securities litigation, the Elan litigation and other legal proceedings described in this report;

     - the planned implementation of our new information technology system; and

     - expectations regarding our financial condition and liquidity as well as future cash flows and earnings.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by our forward-looking statements. These known and unknown risks, uncertainties and other factors are described in detail in the section entitled "Risk Factors" beginning on page 19 and other sections of this report.

ITEM 2.  PROPERTIES

     The location and business segments served by our primary facilities are as follows:

              LOCATION                                  BUSINESS SEGMENT(S)
-------------------------------------   ----------------------------------------------------
Bristol, Tennessee                      Branded Pharmaceuticals
Rochester, Michigan                     Branded Pharmaceuticals and Contract Manufacturing
St. Louis, Missouri                     Branded Pharmaceuticals and Contract Manufacturing
St. Petersburg, Florida                 Branded Pharmaceuticals
Middleton, Wisconsin                    Branded Pharmaceuticals

     We own each of these primary facilities, with the exception of that portion of the facilities in St. Louis, Missouri that is associated with our acquisition of Meridian which is leased. For information regarding productive capacity and extent of utilization, please see Item 1, "Manufacturing", on page 13.

     The Bristol, Rochester, and St. Louis owned facilities are pledged as collateral for our senior secured revolving credit facility dated April 23, 2002.

     Our corporate headquarters are located in Bristol, Tennessee. We consider our properties to be generally in good condition, well maintained, and generally suitable and adequate to carry on our business.

ITEM 3.  LEGAL PROCEEDINGS

  SEC Investigation and Securities Litigation

     On March 10, 2003, we received a subpoena duces tecum from the SEC with respect to an SEC investigation of King. The subpoena requested the production of documents focusing on the years 1999 and 2000 and includes all documents related to sales of King's products to VitaRx and Prison Health Services during 1999 and 2000, our "best price" lists, all documents related to the pricing of our pharmaceutical products to any governmental Medicaid agency during 1999, the accrual and payment of rebates on Altace(R) from 2000 to the present and other general requests. We have already provided documents and information requested by the SEC. We have cooperated, and will continue to cooperate, fully in providing the requested information to the SEC. The SEC has stated that the formal inquiry is not an indication that the SEC has concluded that there has been a violation of any law or regulation.

     Subsequent to the announcement of the SEC investigation described above, a number of purported class action complaints were filed by holders of our securities against us, our directors and former directors and our executive officers and former executive officers during March 2003 in the United States District Court for the Eastern District of Tennessee, alleging violation of the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Plaintiffs allege that we, through some of our executive officers, former executive officers and our directors and former directors, made false or misleading statements concerning our business, financial condition and results of operations during a period beginning in 1999 and continuing until March 10, 2003. Additionally, we have been served with two purported shareholder derivative complaints alleging a breach of fiduciary duty, among other things, by some of our officers and directors. The allegations in these lawsuits are similar to those in the litigation described above. We intend to defend these lawsuits vigorously but cannot predict the outcome and are unable currently to evaluate the likelihood of success or the range of potential loss, if any. We are unable to determine if these lawsuits would have a material adverse effect on our business, financial condition, results of operations and cash flows.

  Elan Transaction

     On January 30, 2003, we entered into an agreement to acquire the primary care business of Elan in the United States and Puerto Rico, which includes the rights to Sonata(R) and Skelaxin(R). On March 13, 2003, we received a letter from the U.S. Federal Trade Commission stating that the FTC is conducting an investigation to determine whether any person has engaged in unfair methods of competition with respect to Elan's product Skelaxin(R). The focus of this investigation is Elan's listing in the FDA's Orange Book of at least one patent purportedly claiming a method of using metaxalone, and other actions with regard to FDA regulatory processes.

     On March 17, 2003, Elan filed a lawsuit in the Supreme Court of the State of New York seeking to compel us to close the transaction. In light of the FTC's ongoing investigation and what King views as various breaches and misrepresentations by Elan of the asset purchase agreement among King, Elan and some of our respective subsidiaries, King does not intend to proceed with the acquisition of Elan's primary care business. The Court has set a trial date of May 15, 2003, for this matter. We intend to defend this lawsuit vigorously, but cannot predict the outcome and are not currently able to evaluate the likelihood of success. We are unable to determine if this lawsuit would have a material adverse effect on our business, financial condition, results of operations or cash flows.

  Altace(R) Patent Challenge

     Cobalt Pharmaceuticals, Inc. located in Mississauga, Ontario, Canada, a generic drug manufacturer has filed an Abbreviated New Drug Application, which we refer to as an "ANDA", with the FDA seeking permission to market a generic version of Altace(R) prior to the expiration of U. S. patent no. 5061722, the "composition of matter patent" relating to Altace(R). This composition of matter patent, which is listed in the FDA Orange Book, does not expire until October 2008. Under the federal Hatch-Waxman Act of 1984, Cobalt has filed an ANDA alleging that the composition of matter patent is invalid or not infringed. This allegation is commonly known as a "Paragraph IV certification." Under the terms of the Hatch-Waxman legislation, any generic manufacturer may file an ANDA with a Paragraph IV certification after the pioneer company, or its successor in interest, has marketed the product for four years. If the patent is successfully challenged, Cobalt may market a generic equivalent of Altace(R) prior to October 2008. We have filed suit to defend the patent. The filing of the suit provides us an automatic stay of FDA approval of the ANDA for 30 months. However, should the court grant Cobalt summary judgment, we would not receive the benefit of the automatic stay. We intend to vigorously defend the composition of matter patent being challenged.

  Thimerosal/Vaccine Related Litigation

     King and/or its wholly-owned subsidiary, Parkedale Pharmaceuticals, Inc., have been named as defendants in California, Mississippi and Illinois, along with Abbott Laboratories, American Home Products, Aventis Pharmaceuticals, and other pharmaceutical companies, which have manufactured or sold products containing the mercury-based preservative, thimerosal.

     In these cases, the plaintiffs attempt to link the receipt of the mercury-based products to neurological defects. The plaintiffs claim unfair business practices, fraudulent misrepresentations, negligent misrepresentations, and breach of implied warranty, which are all arguments premised on the idea that the defendants promoted products without any reference to the toxic hazards and potential public health ramifications resulting from the mercury-containing preservative. The plaintiffs also allege that the defendants knew of the dangerous propensities of thimerosal in their products.

     King's product liability insurance carrier, has been given proper notice of all of these matters, and defense counsel are vigorously defending our interests. We seek to be dismissed from the litigation due to, among other things, lack of product identity in plaintiff's complaints. In 2001, King and Parkedale were dismissed on this basis in a similar case.

  Fen/Phen Litigation

     Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them, (2) failed to adequately test the products, and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court-supervised medical monitoring of persons who have ingested the product. We are one of many defendants in no more than 10 lawsuits, which claim damages for personal injury arising from our production of the anorexigenic drug phentermine under contract for GlaxoSmithKline. We expect to be named in additional lawsuits related to our production of the anorexigenic drug under contract for GlaxoSmithKline.

     While we cannot predict the outcome of these suits, we believe that the claims against us are without merit and intend to vigorously pursue all defenses available to us. We are being indemnified in all of these suits by GlaxoSmithKline for which we manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon our independent negligence or intentional acts, and intend to submit a claim for all unreimbursed costs to our product liability insurance carrier. However, in the event that GlaxoSmithKline is unable to satisfy or fulfill its obligations under the indemnity, we would have to defend the lawsuit and be responsible for damages, if any, which are awarded against us or for amounts in excess of our product liability coverage.

     In addition, Jones, a wholly-owned subsidiary of King, is a defendant in 575 multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine, and phentermine. These suits have been filed in various jurisdictions throughout the United States, and in each of these suits, Jones is one of many defendants, including manufacturers and other distributors of these drugs. Although Jones has not at any time manufactured dexfenfluramine, fenfluramine, or phentermine, Jones was a distributor of a generic phentermine product, and, after its acquisition of Abana Pharmaceuticals, was a distributor of Obenix, its branded phentermine product. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs and are seeking compensatory and punitive damages as well as medical care and court supervised medical monitoring. The plaintiffs claim liability based on a variety of theories including but not limited to product liability, strict liability, negligence, breach of warranty, and misrepresentation.

     While we cannot predict the outcome of these suits, we believe that the claims against us are without merit and intend to vigorously pursue all defenses available to us. Jones has tendered defense of these lawsuits to its insurance carriers for handling and they are currently defending Jones in these suits. The manufacturers of fenfluramine and dexfenfluramine have settled many of these cases. In the event Jones' insurance coverage is inadequate to satisfy any resulting liability, Jones will have to resume defense of these lawsuits and be responsible for the damages, if any, that are awarded against it.

  Other Legal Proceedings

     The Parkedale facility was one of six facilities owned by Pfizer subject to a Consent Decree of Permanent Injunction issued August 1993 in United States of America v. Warner-Lambert Company and

Melvin R. Goodes and Lodewijk J.R. DeVink (U.S. Dist. Ct., Dist. of N.J.). The Parkedale facility is currently manufacturing pharmaceutical products subject to the Consent Decree which prohibits the manufacture and delivery of specified drug products unless, among other things, the products conform to current good manufacturing practices and are produced in accordance with an approved abbreviated new drug application or NDA. King intends, when appropriate, to petition for relief from the Consent Decree.

     We are involved in various routine legal proceedings incident to the ordinary course of our business.

  Summary

     Management does not currently believe it to be probable that the outcome of any pending legal proceedings in the aggregate would have a material adverse affect on King's consolidated financial position, results of operations, or cash flows.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The following table sets forth the range of high and low sales prices per share of our common stock for the periods indicated. Our common stock is listed on the New York Stock Exchange, where our stock trades under the symbol "KG." There were approximately 1,200 shareholders on December 31, 2002, based on the number of record holders of the common stock.

                                                                    2001
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
First quarter...............................................  $39.00    $24.79
Second quarter..............................................   43.41     27.13
Third quarter...............................................   46.05     34.25
Fourth quarter..............................................   44.59     35.12

                                                                    2002
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
First quarter...............................................  $42.13    $29.25
Second quarter..............................................   35.10     18.30
Third quarter...............................................   21.98     15.85
Fourth quarter..............................................   19.42     15.00

     On April 14, 2003, the closing price of the common stock as reported on the New York Stock Exchange was $11.18.

     We have never paid cash dividends on our common stock. The payment of cash dividends is subject to the discretion of the board of directors and will be dependent upon many factors, including our earnings, our capital needs, and our general financial condition. We anticipate that for the foreseeable future, we will retain our earnings.

     The following table provides information about our equity compensation plans.

                      EQUITY COMPENSATION PLAN INFORMATION

                                    NUMBER OF SECURITIES TO       WEIGHTED-AVERAGE          NUMBER OF SECURITIES
                                   BE ISSUED UPON EXERCISE OF    EXERCISE PRICE OF     REMAINING AVAILABLE FOR FUTURE
                                      OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,       ISSUANCE UNDER EQUITY
          PLAN CATEGORY               WARRANTS AND RIGHTS       WARRANTS AND RIGHTS          COMPENSATION PLANS
---------------------------------  --------------------------   --------------------   ------------------------------
Equity compensation plans
  approved by shareholders.......          4,908,317                   $21.27                     8,365,624
Equity compensation plans not
  approved by shareholders.......                 --                      n/a                            --
                                           ---------                                             ----------
          Total..................          4,908,312                                              8,365,624
                                           =========                                             ==========

ITEM 6.  SELECTED FINANCIAL DATA

     The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this report.

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------
                                               1998       1999       2000       2001        2002
                                             --------   --------   --------   --------   ----------
STATEMENT OF INCOME DATA:
Net sales..................................  $261,594   $480,815   $578,769   $825,488   $1,121,143
Royalty revenue............................    27,544     31,650     41,474     46,774       58,375
Development revenue(1).....................     5,283         --         --         --           --
                                             --------   --------   --------   --------   ----------
          Total revenues...................   294,421    512,465    620,243    872,262    1,179,518
                                             --------   --------   --------   --------   ----------
Gross profit...............................   201,488    368,637    448,972    685,698      933,147
Operating income...........................   105,111    209,895    184,728    366,266      383,939
Interest income............................     7,746     10,507     11,875     10,975       22,395
Interest expense...........................   (14,866)   (55,371)   (36,974)   (12,684)     (12,419)
Valuation charge...........................        --         --         --         --      (35,629)
Other income (expenses), net...............     4,016     (3,239)     3,333      6,313         (884)
                                             --------   --------   --------   --------   ----------
Income before income taxes, extraordinary
  item(s) and cumulative effect of change
  in accounting principle..................   102,007    161,792    162,962    370,870      357,402
Income tax expense.........................    36,877     61,150     76,332    138,006      119,363
                                             --------   --------   --------   --------   ----------
Income from continuing operations..........    65,130    100,642     86,630    232,864      238,039
Income from discontinued operations........    18,768         --         --         --           --
                                             --------   --------   --------   --------   ----------
Income before extraordinary item(s) and
  cumulative effect of change in accounting
  principle................................    83,898    100,642     86,630    232,864      238,039
Extraordinary item(s), net of income taxes
  (2)......................................    (4,411)      (705)   (22,121)   (14,383)          --
                                             --------   --------   --------   --------   ----------
                                               79,487     99,937     64,509    218,481      238,039
Cumulative effect of change in accounting
  principle (3)............................        --         --         --       (545)          --
                                             --------   --------   --------   --------   ----------
Net income.................................  $ 79,487   $ 99,937   $ 64,509   $217,936   $  238,039
                                             ========   ========   ========   ========   ==========
Income per common share:
Basic:
  Continuing operations....................  $   0.32   $   0.48   $   0.40   $   1.00   $     0.97
  Discontinued operations..................      0.09         --         --         --           --
  Extraordinary item(s)....................     (0.02)        --      (0.10)     (0.06)          --
  Cumulative effect of change in accounting
     principle.............................        --         --         --         --           --
                                             --------   --------   --------   --------   ----------
                                             $   0.39   $   0.48   $   0.30   $   0.94   $     0.97
                                             ========   ========   ========   ========   ==========
Diluted:
  Continuing operations....................  $   0.32   $   0.47   $   0.39   $   0.99   $     0.97
  Discontinued operations..................      0.09         --         --         --           --
  Extraordinary item(s)....................     (0.02)        --      (0.10)     (0.06)          --
  Cumulative effect of change in accounting
     principle.............................        --         --         --         --           --
                                             --------   --------   --------   --------   ----------
                                             $   0.39   $   0.47   $   0.29   $   0.93   $     0.97
                                             ========   ========   ========   ========   ==========

                                                                         DECEMBER 31,
                                                             ------------------------------------
                                                                2000         2001         2002
                                                             ----------   ----------   ----------
BALANCE SHEET DATA:
Working capital............................................  $  212,161   $1,086,116   $  945,074
Total assets...............................................   1,282,395    2,506,611    2,710,787
Total debt.................................................     100,532      347,754      346,393
Shareholders' equity.......................................     987,733    1,908,284    1,986,702

---------------

(1) We developed four Abbreviated New Drug Applications which were filed with the FDA on behalf of Mallinkrodt Inc., predecessor to Tyco International Ltd., for a maximum of $2.5 million which was paid upon FDA approval and validation of the process.
(2) Reflects loss on early extinguishment of debt in connection with the repayment of certain debt instruments during 1998, 1999, 2000 and 2001 of $4.4 million (net of taxes of $2.8 million), $705,000 (net of taxes of $445,000), $12.8 million (net of taxes of $7.6 million), and $14.4 million (net of taxes of $8.5 million), respectively. Additionally, reflects certain asset impairment charges related to discontinuing the production and distribution for Fluogen(R) of $9.4 million (net of taxes of $5.6 million) in 2000.
(3) Reflects the cumulative effect of a change in accounting principle of $545,000 (net of taxes of $325,000) due to the adoption of SFAS No. 133" Accounting for Derivative Instruments and Hedging Activities," during the first quarter of 2001.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the description of our business in Item 1 and the consolidated financial statements and related notes included elsewhere in this report. Historical results and percentage relationships set forth in the statement of income, including trends that might appear, are not necessarily indicative of future operations. Please see "Forward Looking Statements" and "Risk Factors" for a discussion of the uncertainties, risks and assumptions associated with these statements.

OVERVIEW

  General

     We continued to successfully execute our proven business strategies as evidenced by our record of sustained revenue and earnings growth, along with several milestone events during 2002 and early 2003.
Our growth in 2002 primarily resulted from continued increased sales of our three largest products: Altace(R), Levoxyl(R) and Thrombin-JMI(R). Significant milestone events occurring since the end of 2001 that we believe expand and enhance our opportunities for continued growth include the completion of our acquisition of Meridian Medical Technologies, Inc., our acquisition of rights to Intal(R), Tilade(R) and Synercid(R) from Aventis, the publication by the FDA of a Federal Register notice making Tigan(R) 300mg capsules the only legally marketed oral formulation of this drug, and our acquisition of rights to Tetrac from BeartownPharma. We believe that these developments, which include expanded pipeline opportunities, together with the continued sales growth of our existing key products, especially Altace(R) and Levoxyl(R), position King for future growth.

SALES OF KEY PRODUCTS

  Altace(R)

     Net sales of Altace(R), an ACE inhibitor, grew to $480.6 million for the year ended December 31, 2002, a 69% increase from $284.7 million during the prior year. Altace(R) new prescriptions totaled approximately 3.5 million and total prescriptions equaled approximately 10.6 million during 2002, increases of 41% and 50%, respectively, over the prior year according to IMS America monthly prescription data. Monthly total prescriptions of Altace(R) exceeded one million for the first time during December 2002 according to IMS America data. Contributing also to the continued sales growth of Altace(R), is the sustained shift to 10mg Altace(R), the same dose used in the landmark HOPE trial. Specifically, total prescriptions for 10mg Altace(R) during 2002 increased approximately 71% over the prior year, in comparison to an increase of 36% for the other strengths of Altace combined, according to NDC Health monthly prescription data. Additionally, price increases contributed to the continued sales growth of Altace(R) during 2002.

     Based on Altace(R)'s differentiating indications, positive clinical data and prescription trends, along with our marketing strategies, we anticipate that annual net sales of Altace(R) should continue to grow, but not at as high a rate as that achieved in 2002. Moreover, with a composition-of-matter patent that should protect Altace(R) from generic competition through 2008, we believe Altace(R) provides us a stable platform for growth.

  Levoxyl(R)

     Levoxyl(R) net sales grew to $174.9 million for the year ended December 31, 2002, a 66% increase from $105.1 million during the prior year. In addition to continued prescription growth, the increase in sales of Levoxyl(R) during 2002 was primarily due to a reduction in discounting and implementation of a branded pricing strategy. Now that the implementation of these new pricing strategies is substantially complete, we anticipate a net sales growth rate for Levoxyl(R) in 2003 that is not as great as that achieved in 2002. In order to maintain and protect the long-term viability of this product, we have submitted well in excess of 20 patent applications relating to our novel quick-dissolving formulation of Levoxyl(R). Moreover, we believe that patents pertaining to Levoxyl(R) should issue during the first half of this year. Once issued, we believe these patents should protect our quick-dissolving formulation of Levoxyl(R) from generic competition and provide the product with long-term exclusivity. With our continued marketing of Levoxyl(R) and positive sales growth trends, we believe Levoxyl(R) is positioned for sustained growth.

  Thrombin-JMI(R)

     Net sales of Thrombin-JMI(R) totaled $96.5 million in 2002, a 51% increase from $64.1 million during the prior year. Contributing to this growth was our successful implementation of strategies which increased our unit production capacity for Thrombin-JMI(R) at our Middleton, Wisconsin facility by approximately 20% during 2002. We are, however, near capacity at this facility which will limit our ability to increase production of Thrombin-JMI(R). We continue to work on long-term strategies which should potentially be completed in the next two to three years and may further expand our manufacturing capacity for Thrombin-JMI(R) by as much as 100% upon completion. Net sales of Thrombin-JMI(R) should continue to grow during 2003, but not at as high a rate as that achieved in 2002.

STRATEGIC DEVELOPMENTS

  Meridian Medical Technologies, Inc.

     On January 8, 2003, we completed our acquisition of Meridian Medical Technologies, Inc., for a cash price totaling $246.8 million. Meridian pioneered the development, and is a leading manufacturer, of auto-injectors for the self-administration of injectable drugs. An auto-injector is a pre-filled, pen-like device that allows a patient or caregiver to automatically inject a precise drug dosage quickly, easily, safely, and reliably. This acquisition provides King with additional lines of growing exclusive pharmaceutical products, auto-injector technology, and enhanced pipeline opportunities. Meridian had net sales of $82.4 million for its fiscal year ended July 31, 2002.

     Meridian's growing commercial pharmaceutical business primarily consists of EpiPen(R), an auto-injector filled with epinephrine for the emergency treatment of anaphylaxis resulting from severe or allergic reactions to insect stings or bites, foods, drugs, and other allergens, as well as idiopathic or exercise induced anaphylaxis. Dey L.P. markets EpiPen(R) pursuant to a supply agreement that expires December 31, 2010. Under the terms of the supply agreement, we grant Dey the exclusive right and license to market, distribute, and sell EpiPen(R) worldwide.

     Meridian also has growing lines of pharmaceutical products that are presently sold primarily to the U.S. Department of Defense under an Industrial Base Maintenance Contract. These products include

AtroPen(R), an atropine filled auto-injector, and ComboPen(R), a pralidoxime filled auto-injector, both used as nerve gas antidotes; DiaJect(R), a diazepam filled auto-injector for treatment of seizures; and a morphine filled auto-injector for pain management. Additionally, Meridian is completing the development of a dual-chambered auto-injector and injection process, with patent protection to 2010, which should provide an improved, more efficient means of delivering nerve gas antidotes.

  Intal(R), Tilade(R) and Synercid(R)

     On December 30, 2002, we acquired the rights to three branded prescription pharmaceutical products from Aventis. The products include the rights in the United States, Puerto Rico and Canada to Intal(R) and Tilade(R), and worldwide rights, excluding Japan, to Synercid(R). Total upfront cash consideration paid by King for the three branded pharmaceutical products equals $197.5 million.

     Intal(R) and Tilade(R) are non-steroidal anti-inflammatory agents for the treatment of asthma. The differentiating attributes of Intal(R) and Tilade(R) include their unique mechanism of action and excellent safety profiles, the latter of which is extremely important for pediatric patients and in other patient sub-populations for whom safety is a particular concern. A new Intal(R) inhaler formulation utilizing HFA, an environmentally friendly propellant, is currently under review by the FDA. The HFA formulation of Intal(R) is patented in the United States until September 2017. Tilade(R) has a composition-of-matter patent in the United States until October 2006. We believe our acquisition of Intal(R) and Tilade(R) provides us with access to the respiratory pharmaceutical market, which is currently experiencing significant growth and is the fourth largest therapeutic market in the world.

     Synercid(R) is an injectable antibiotic indicated for treatment of vancomycin-resistant enterococcus faecium and treatment of some complicated skin and skin structure infections. Synercid(R), which is primarily administered in hospitals, has a formulation patent in the United States until November 2017. As additional consideration to Aventis for Synercid(R), King has agreed to potential milestone payments totaling $75.1 million. King will potentially pay Aventis milestone payments totaling $50.1 million over the next three years, payable in annual installments of $10.3 million, $21.2 million, and $18.6 million beginning on December 31, 2003, which relate to the continued recognition of Synercid(R) as an effective treatment for vancomycin-resistant enterococcus faecium. The remaining $25.0 million milestone is payable to Aventis if Synercid(R) should receive FDA approval to treat methicillin resistant staphylococcus aureus, or King will pay Aventis a one-time payment of $5.0 million the first time during any twelve-month period net sales of Synercid(R) exceed $60.0 million, and a one-time payment of $20.0 million the first time during any twelve-month period net sales of Synercid(R) exceed $75.0 million.

  Tigan(R)

     On December 24, 2002, the FDA published a Federal Register notice declaring the continued marketing of all unapproved trimethobenzamide hydrochloride capsules unlawful pursuant to our agreement with the FDA regarding King's Tigan(R) product line. With an approved NDA, Tigan(R) 300mg capsules is now the only legally marketed trimethobenzamide hydrochloride capsule available in the United States, well positioning the product for future growth as a treatment for post-operative nausea and vomiting and for nausea associated with gastroenteritis.

     As the only trimethobenzamide hydrochloride capsule proven safe and effective, we have taken steps to protect the long-term growth potential of Tigan(R) 300mg capsules. Specifically, we have filed with the U.S. Patent and Trademark Office applications for patents covering our new Tigan(R) technology, including our FDA-approved Tigan(R)300mg capsules. The pending patent applications are drawn to, among other things, formulations, dosages, dosage forms, biopharmaceutical characteristics, methods-of-production, methods-of-use and methods-of-instruction. If the applications are granted, the resulting patents will potentially provide us with patent protection for Tigan(R) 300mg capsules for at least 17 years from the date the patents issue.

     We currently have an agreement with the FDA to submit an NDA for a Tigan(R) suppository within the next several years. We are in discussions with the FDA to develop clinical programs to support the

NDA filing. Should the programs designed by the FDA become too financially burdensome, we may decide not to pursue the NDA filing for a Tigan(R) suppository.

  PIPELINE OPPORTUNITIES

     While continuing to execute our acquisition growth strategies with respect to currently marketed products, King has also continued to expand and enhance our pipeline opportunities. King currently has four pipeline product applications submitted and under review by the FDA, and other compounds in various stages of development.

  DiaJect(R)

     An Abbreviated New Drug Application for DiaJect(R), our diazepam-filled auto-injector now sold primarily to the U.S. Department of Defense, is currently under review by the FDA. Once approved, King plans to market DiaJect(R) commercially as the only adjunctive injectable therapy, outside of a hospital setting, for the emergency treatment of status epilepticus and severe recurrent convulsive seizures associated with epilepsy. Currently, the only competing, self-administered therapy requires a rectal administration. FDA approval for Diaject(R) is anticipated during the second half of 2003.

  AtroPen(R)

     AtroPen(R) is a nerve gas antidote utilizing our auto-injector technology, which is also presently sold primarily to the U.S. Department of Defense. King and the FDA are working to expedite approval of adult and pediatric formulations of AtroPen(R) as a nerve gas antidote for civilian use. We believe the commercial availability of this product is important to our society in light of the current uncertain global environment. FDA approval of our supplemental NDA for Atropen(R) is anticipated during the second half of 2003.

  Estrasorb(TM)

     In September 2002, Novavax, Inc. resubmitted to the FDA an NDA for Estrasorb(TM), a topical estrogen replacement therapy in a unique lotion formulation for symptomatic menopausal women. King has an exclusive worldwide license to promote, market, distribute, and sell Estrasorb(TM), following approval, except in the United States and Puerto Rico, where King and Novavax will co-market the product. FDA approval for Estrasorb(TM) is anticipated during the second half of 2003.

  Intal(R)

     As part of the transaction with Aventis on December 30, 2002, we acquired rights to a new inhaler formulation of Intal(R) utilizing HFA, an environmentally friendly propellant. The HFA formulation of Intal(R) is currently under review by the FDA and is patented in the United States until September 2017.

  Binodenoson

     King recently completed the Phase II dose-ranging study for binodenoson, our second-generation cardiac pharmacologic stress-imaging agent. The results of the Phase II dose-ranging study are being used to plan protocols for two pivotal Phase III studies involving binodenoson, the first of which is expected to begin during the second half of 2003.

  Tetrac

     On October 8, 2002, King acquired a license from BeartownPharma to Tetrac as a compound for the suppression of pituitary secretion of thyroid stimulating hormone, or "TSH," in North America, Central America and South America. King plans to collaborate with Beartown in the development and potential commercialization of Tetrac as a therapy for the suppression of TSH in association with thyroid cancer treatment. Once approved, this new product, with potential long-term exclusivity, for the treatment of thyroid cancer should strategically complement our thyroid product line, including our second largest product, Levoxyl(R). A patent application related to Tetrac is currently under review by the U.S. Patent and Trade Office. The FDA has granted Orphan Drug status for Tetrac for the purpose of suppressing TSH in association with thyroid cancer treatment.

OTHER DEVELOPMENTS

  Elan's Primary Care Business

     On January 30, 2003, we entered into an agreement to acquire the primary care business of Elan Corporation, plc and some of its subsidiaries in the United States and Puerto Rico, which includes the rights to two branded prescription pharmaceutical products, including the option to secure rights to potential new formulations of Sonata(R) products and the right to negotiate an agreement relating to new formulations of Skelaxin(R), together with Elan's primary care field sales force consisting of approximately 400 representatives. Product rights subject to the agreement include those related to Sonata(R) (zaleplon), a nonbenzodiazepine treatment for insomnia, and Skelaxin(R) (metaxalone), a muscle relaxant, in the United States, its territories and possessions, and the Commonwealth of Puerto Rico. Under the terms of the agreement, Elan's sale of Skelaxin(R) was to include related new drug applications, copyrights, patents and U.S. rights to potential new formulations of Skelaxin(R) in this territory. Elan's sale of Sonata(R) was to include its rights to Sonata(R), as well as certain related copyrights. According to the agreement, we were to acquire certain intellectual property, regulatory, and other assets relating to Sonata(R) directly from Wyeth. Under the terms of the agreement, Elan and Wyeth were to provide an option to secure an exclusive license to the intellectual property rights, in this territory, of both Wyeth and Elan to the extent they relate to new formulations of Sonata(R) developed in conjunction with Elan, other than for use in animals. Ownership of some regulatory filings and approvals, such as NDA's relating to these new Sonata(R) formulations was to transfer upon the exercise of this option. The total consideration for the transaction was to have been $850.0 million plus an additional payment for the value of Elan's inventory at closing. Elan was also to be paid an additional amount of up to $71.0 million if it achieved certain milestones in connection with the development of a reformulated version of Sonata(R). On March 13, 2003, we received a letter from the Federal Trade Commission stating that the FTC is conducting an investigation to determine whether any person has engaged in unfair methods of competition with respect to Elan's product Skelaxin(R). The focus of this investigation is Elan's listing in the FDA's Orange Book of at least one patent purportedly claiming a method of using metaxalone, and other actions with regard to FDA regulatory processes. On March 17, 2003, Elan filed a lawsuit in the Supreme Court of the State of New York seeking to compel us to close the transaction. In light of the FTC's ongoing investigation and what King views as various breaches and misrepresentations by Elan of the asset purchase agreement among King, Elan and some of our respective subsidiaries, King does not intend to proceed with the acquisition of Elan's primary care business. The Court has set a trial date of May 15, 2003, for this matter. We intend to defend this lawsuit vigorously, but cannot predict the outcome and are not currently able to evaluate the likelihood of success or the range of potential loss, if any. We are unable to determine if this lawsuit would have a material adverse effect on our business, financial condition, results of operations or cash flows.

  Decision to Divest Lorabid(R) Assets

     During the fourth quarter of 2002, we decided to divest Lorabid(R), resulting in the need to revise downward the cash flow assumptions in our review of the related intangible assets for impairment. Based on that review, we determined that the Lorabid(R) intangible assets were impaired and recorded an impairment charge of $76.9 million. We donated $15.2 million of Lorabid(R) inventory to a charitable organization as a result of the decision to divest Lorabid(R). We have a supply agreement with Lilly to produce Lorabid(R). This supply agreement requires us to purchase certain minimum levels of inventory of Lorabid(R) annually through August 2006. If sales of Lorabid(R) continue to decline, if we terminate the supply agreement with Lilly, or if we are unable to secure adequate Lorabid(R) inventory purchase commitments from a buyer of Lorabid(R) rights, we may incur additional losses in the future.

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

  Generic Competition

     On March 18, 2002, the FDA approved Impax Labs' ANDA for Fludrocortisone Acetate Tablets, a generic for Florinef(R). On January 21, 2003, the FDA approved Barr Laboratories' ANDA for a second generic for Florinef(R). At December 31, 2002, we had intangible assets related to Florinef(R) with carrying values of $135.0 million. While we have not completed our impairment review, we anticipate that we will incur a significant impairment charge in the first quarter of 2003 reflecting a reduction in the fair value of the Florinef(R) intangible assets as a result of a downward revision in our cash flow projections caused by the entrance of a second generic into the market.

     In March 2003, we also became aware that an ANDA for Cortisporin(R) opthalmic suspension which was previously inactive has been reactivated by the FDA with a new sponsor. We understand the sponsor has entered the market as of April 14, 2003 with a generic equivalent for Cortisporin(R) opthalmic suspension. At December 31, 2002, we had intangible assets related to Cortisporin(R) of approximately $19.2 million. At this point in time, we do not anticipate an impairment charge related to Cortisporin(R) opthalmic suspension.

  Altace(R) Patent Challenge

     Cobalt Pharmaceuticals, Inc. located in Mississauga, Ontario, Canada, a generic drug manufacturer has filed an ANDA with the FDA seeking permission to market a generic version of Altace(R) prior to the expiration of U. S. patent no. 5061722, the "composition of matter patent" relating to Altace(R). This composition of matter patent does not expire until October 2008. Under the federal Hatch-Waxman Act of 1984, Cobalt has filed an ANDA alleging that the composition of matter patent is invalid or not infringed. This allegation is commonly known as a "Paragraph IV certification." Under the terms of the Hatch-Waxman legislation, any generic manufacturer may file an ANDA with a Paragraph IV certification after the pioneer company, or its successor in interest, has marketed the product for four years. We are privy to the conclusions of well-qualified patent counsel who have reviewed the patents related to Altace(R) and concluded that the 2008 composition of matter patent should prove clearly enforceable, if ever challenged. Specifically, the opinion of one of the largest law firms in the U.S. specializing exclusively in securing, protecting, and commercializing intellectual property rights concludes that King can exclude others from manufacturing, importing, selling, offering to sell or using ramipril, the active ingredient in Altace(R), through October 29, 2008. Based on this opinion and other opinions, we have a high degree of confidence that the composition of matter patent is enforceable, and we intend to vigorously defend the patent against this challenge. We have filed suit to defend the patent. If the patent is successfully challenged, Cobalt may market a generic equivalent of Altace(R) prior to October 2008. The filing of the suit provides us an automatic stay of FDA approval of the ANDA for 30 months. However, should the court grant Cobalt summary judgment, we would not receive the benefit of the automatic stay.

  Prefest(R)

     On May 29, 2002, we acquired from Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson subsidiary, all the rights to Prefest(R) tablets in the United States, its territories and possessions, and the Commonwealth of Puerto Rico, including the related NDA, Investigational New Drug Application, copyrights and patents or licenses to these patents for which we paid $108.0 million at closing. During February 2003, we paid Ortho-McNeil an additional $7.0 million upon receipt of the FDA's approval to rename the product "Prefest", which was formerly named "Ortho-Prefest". This product, a single tablet combination hormone replacement therapy with an intermittent progestin administration, together with a continuous administration of estrogen, has a preparation patent listed in the FDA Orange Book that expires in January 2012, as well as a second Orange Book listed patent that expires in April 2009. The progestin in Prefest(R) tablets represents the lowest dose of progestin in any of these products. This characteristic, combined with the product's lipid and triglyceride level profile, differentiates Prefest(R) tablets from competing therapies.

  Women's Health Initiative Clinical Trial

     An ongoing clinical trial entitled the Women's Health Initiative is being conducted by the National Institutes of Health. Data from that trial released in July 2002 indicated that an increase in certain health risks may result from the long-term use of a competitor's combination hormone replacement therapy for women. News of this data and the perception it has created have negatively affected the entire combination hormone replacement therapy and oral estrogen replacement therapy, which include our products Prefest(R) and Menest(R) and may affect our future marketing efforts for Estrasorb(TM).

     The following summarizes net revenues by operating segment (in thousands).

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                          2000       2001        2002
                                                        --------   --------   ----------
Branded pharmaceuticals...............................  $529,053   $793,543   $1,084,014
Royalties.............................................    41,473     46,774       58,375
Contract manufacturing................................    42,755     29,680       35,936
Other.................................................     6,962      2,265        1,193
                                                        --------   --------   ----------
          Total.......................................  $620,243   $872,262   $1,179,518
                                                        ========   ========   ==========

RESULTS OF OPERATIONS

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Revenues

     Total net revenue increased $307.3 million, or 35.2%, to $1,179.5 million in 2002 from $872.3 million in 2001, due primarily to the growth and acquisition of branded pharmaceutical products.

     Net sales from branded pharmaceutical products increased $290.5 million, or 36.6%, to $1,084.0 million in 2002 from $793.5 million in 2001. This increase was due primarily to growth in net sales of Altace(R), Levoxyl and Thrombin-JMI(R), the acquisition of Corzide(R), Delestrogen(R) and Florinef(R) and a license to Corgard(R) in August 2001, and the acquisition of Prefest(R) on May 29, 2002; partially offset by decreases in net sales of Lorabid(R), Tapazole(R) and several women's health products. We expect continued growth in net sales of our branded pharmaceuticals, due primarily to the anticipated increase in net sales of Altace(R) and the Intal(R), Tilade(R) and Synercid(R) product acquisition on December 30, 2002. Although we expect overall net sales of our branded pharmaceuticals to grow, we expect sales of Lorabid(R), Florinef(R) and women's health products to decrease due to the developments explained above. We also refer you to the "Risk Factors" that appear elsewhere in this report, particularly those related to Altace(R), Levoxyl(R), Thrombin-JMI(R), Florinef(R), Lorabid(R) and women's health products that could cause results to materially differ from our expectations.

     Revenue from royalties is derived from payments we receive based on sales of Adenoscan(R) and Adenocard(R). Revenues from royalties increased $11.6 million, or 24.8%, to $58.4 million in 2002 from $46.8 million in 2001 primarily due to an increase in unit sales of Adenoscan(R). While we anticipate continued growth from royalty revenues, we are not responsible for the marketing of these products and, thus, are not able to predict whether growth in 2003 will continue at the rate experienced in 2002.

     Revenues from contract manufacturing increased $6.3 million, or 21.1%, to $35.9 million in 2002 from $29.7 million in 2001. The majority of the increase was due to increased volume in 2002 compared to 2001. We expect an increase in contract manufacturing revenue in 2003 due to the acquisition of Meridian on January 8, 2003.

     Revenue from all other sources, which primarily includes the sale of generic pharmaceuticals, decreased $1.1 million, or 47.3%, to $1.2 million in 2002 from $2.3 million in 2001 primarily due to decreased sales of a private-label generic product line to another pharmaceutical company.

  Operating Costs and Expenses

     Total operating costs and expenses increased $289.6 million, or 57.2%, to $795.6 million in 2002 from $506.0 million in 2001.

     Cost of revenues, increased $59.8 million, or 32.0%, to $246.4 million in 2002 from $186.6 million in 2001. The increase was primarily due to costs associated with increased unit sales of our branded pharmaceutical products, including Altace(R), Levoxyl(R) and Thrombin-JMI(R); and an increase in special items related to inventory totaling $18.2 million during 2002, as compared to a net charge totaling $8.0 million during 2001. Special items were as follows:

     - We incurred a charge of $15.2 million relating to inventory donations during the fourth quarter of 2002, attributable to our decision to divest our rights to Lorabid(R).

     - We incurred a special charge in the amount of $5.9 million during the fourth quarter of 2001 and $1.2 million in 2002 related to our voluntary recall of products manufactured for us by DSM Pharmaceuticals as a result of regulatory issues related to DSM's manufacturing facility in Greenville, North Carolina. Distribution of the affected products was resumed during 2002.

     - We incurred a charge in the amount of $1.8 million during the second-quarter of 2002, due primarily to the voluntary recalls of Liqui-Char(R) and Theravac(R), two of our smaller products.

     - We incurred a charge in the amount of $2.1 million during the third-quarter of 2001, relating to the write off of obsolete Levoxyl(R) inventory. The FDA approved the NDA for a new formulation of Levoxyl(R) on May 25, 2001. Pursuant to FDA guidance. We have distributed only the FDA approved new formulation of Levoxyl(R) since August 14, 2001.

     Cost of revenues from branded pharmaceutical products increased $51.7 million, or 37.1%, to $190.9 million in 2002 from $139.2 million in 2001. This increase was primarily due to increases in cost of revenues from the Altace(R), Levoxyl(R) and Thrombin(R) product lines as well as an increase in special inventory items from 2001 to 2002 described above. We expect an increase in cost of revenues related to branded pharmaceutical products due to our anticipated growth in sales from branded pharmaceutical products.

     Cost of revenues from royalties increased $2.2 million, or 26.5%, to $10.5 million in 2002 from $8.3 million in 2001. The increase in cost of revenues from royalties is due to the increase in royalty revenue.

     Cost of revenues associated with contract manufacturing increased $6.8 million, or 18.4%, to $43.7 million in 2002 from $36.9 million in 2001 due primarily to an increase in contract manufacturing unit sales.

     Cost of revenues from generic and other products decreased $0.8 million, or 38.1%, to $1.3 million in 2002 from $2.1 million in 2001 primarily due to decreased sales of a private-label generic product line to another pharmaceutical company.

     Cost of revenues also includes our royalty expense obligations that arise in connection with our sales of Brevital(R) and Tapazole(R) and sales of Adenoscan(R) and Adenocard(R) generated by our licensees. Royalty expense increased $1.1 million, or 11.2% to $10.9 million in 2002 from $9.8 million in 2001.

     As a percentage of revenues, cost of revenues decreased to 20.9% in 2002 from 21.4% in 2001 due to an increase in sales of higher margin products. We anticipate cost of revenues as a percentage of revenues may increase slightly during 2003 due primarily to our acquisition of Meridian in January 2003.

     Total selling, general and administrative expenses increased $126.0 million, or 52.3%, to $366.9 million in 2002 from $240.9 million in 2001. As a percentage of total revenues, selling, general and administrative expenses increased to 31.1% in 2002 from 27.6% in 2001. These increases were primarily attributable to fees and expenses associated with the promotion of Altace(R) under the Co-Promotion Agreement with Wyeth. Fees and expenses associated with the promotion of Altace(R) under the Co-Promotion Agreement will continue to increase based on anticipated growth in net sales of Altace(R). Additionally we are increasing the size of our dedicated field sales force in the United States and Puerto Rico to 800 individuals in 2003 from 715 individuals in 2002. Therefore, we believe that selling, general and administrative expenses will continue to increase based in part on the anticipated growth in net sales of Altace(R) and the expansion of our sales force.

     Depreciation and amortization expense increased $11.3 million, or 23.6%, to $59.3 million in 2002 from $48.0 million in 2001. This increase was primarily attributable to capital expenditures in 2001 and 2002, a full year of amortization of the intangible assets related to the acquisitions of Corzide(R), Delestrogen(R) and Florinef(R) and a license to Corgard(R) from Bristol-Myers Squibb in August 2001, and the acquisition of Prefest(R) from Ortho-McNeil on May 29, 2002. As a percentage of total revenues, depreciation and amortization expenses decreased modestly to 5.0% in 2002 compared to 5.5% in 2001.

     Research and development expenses increased $13.7 million to $40.2 million in 2002 from $26.5 million in 2001. The increase is primarily due to a special charge of $12.0 million of in-process research and development related to the acquisition of Intal(R) on December 30, 2002. We continue to increase our commitment to research and development. Therefore, we believe research and development expense will continue to increase in the future.

     In addition to the special items related to inventory and research and development described above, King incurred other special items affecting operating costs and expenses resulting in net charges totaling $82.8 million during 2002 compared to net charges totaling $4.1 million during the same period of the prior year. These other special items included the following:

     - During the year ended December 31, 2002, the Company incurred an intangible asset impairment charge of $76.9 million related to our decision to divest Lorabid(R).

     - During the year ended December 31, 2002, we incurred merger, restructuring and executive retirement charges of $5.9 million primarily resulting from the consolidation of our international division into our operations in Bristol, Tennessee, and the retirement of two executives.

     - During the year ended December 31, 2001, we incurred merger, restructuring and other charges of $4.1 million resulting from the further integration of Jones Pharma Incorporated.

  Operating Income

     Operating income increased $17.6 million, or 4.8%, to $383.9 million in 2002 from $366.3 million in 2001. As a percentage of net revenues, operating income decreased to 32.6% in 2002 from 42.0% in 2001 due primarily to special items resulting in increased net charges. While we believe operating income in 2003 will continue to grow due to increased net sales of our branded pharmaceutical products, we refer you to the "Risk Factors" in this report, particularly those related to branded pharmaceutical products such as Altace(R), Levoxyl(R) and Thrombin(R) that could cause results to materially differ.

  Other Income (Expense)

     Interest income increased $11.4 million, or 103.6% to $22.4 million in 2002 from $11.0 million in 2001. This increase was primarily due to higher average investments, offset by reduced rates of return on investments in 2002.

     Interest expense decreased $0.3 million, or 2.4%, to $12.4 million in 2002 from $12.7 million in 2001 due primarily to substantially lower interest rates on long-term debt.

     Special items during 2002 also included a charge of $35.6 million relating to the establishment of a valuation allowance against the convertible notes receivable from Novavax. Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan -- an amendment of FASB Statements No. 5 and 15" requires that we treat the Novavax convertible notes as an impaired loan because of the decline in the share price of Novavax common stock to levels below that established by our common stock conversion options associated with the convertible notes. We will adjust the amount of the valuation allowance in future periods based on the value of the underlying collateral (Novavax common stock) as of the last business day of each respective calendar quarter or until the loan is no longer considered to be impaired. If the Novavax common stock price continues to decline, we may incur additional charges related to the investment in the convertible notes.

     We recorded other expenses of $0.9 million in 2002 as compared to other income of $6.3 million in 2001. During 2001, other income related primarily to unrealized gains on the conversion options associated with our Novavax convertible notes.

  Income Tax Expense

     The effective tax rate was 33.4% in 2002 and 37.2% in 2001. The effective tax rate in 2002 was different than the federal statutory rate of 35.0% primarily due to favorable adjustments in the overall state tax rate, research and development tax credits, donations of branded prescription pharmaceutical products and tax-exempt interest. The effective rate in 2001 was different than the federal statutory rate of 35.0% primarily due to state income taxes. We anticipate a tax rate in 2003 more similar to the tax rate experienced in 2001.

  Income before Extraordinary Items and Cumulative Effect of Change in Accounting Principle

     Due to the factors set forth above, income before extraordinary items and the cumulative effect of change in accounting principle increased $5.1 million, or 2.2%, to $238.0 million in 2002 from $232.9 million in 2001.

  Extraordinary Items

     During the year ended December 31, 2001, we recognized an extraordinary loss of $22.9 million ($14.4 million net of income taxes) due to the write-off of unamortized financing costs and premiums paid resulting from the repayment of debt during this period.

  Cumulative Effect of Change in Accounting Principle

     We recognized the cumulative effect of a change in accounting principle of $0.5 million, net of income taxes of $0.3 million, during the first quarter of 2001, due to the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities.

  Net Income

     Due to the factors set forth above, net income increased $20.1 million, or 9.2%, to $238.0 million in 2002 from $217.9 million in 2001.

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Revenues

     Total net revenue increased $252.1 million, or 40.6%, to $872.3 million in 2001 from $620.2 million in 2000, due primarily to the growth and acquisition of branded pharmaceutical products.

     Net sales from branded pharmaceutical products increased $264.4 million, or 50.0%, to $793.5 million in 2001 from $529.1 million in 2000. The continued growth in net sales of Altace(R) and Levoxyl(R), together with the acquisitions of Nordette(R) and Bicillin(R) from Wyeth in July 2000, and the acquisition of Corzide(R), Delestrogen(R) and Florinef(R) and a license to Corgard(R) from Bristol-Myers Squibb in August 2001, accounted for the majority of the increase in net sales of our branded pharmaceutical products.

     Revenue from royalties is derived from payments we receive based on sales of Adenoscan(R) and Adenocard(R). Revenues from royalties increased $5.3 million, or 12.8%, to $46.8 million in 2001 from $41.5 million in 2000.

     Revenues from contract manufacturing decreased $13.1 million, or 30.6%, to $29.7 million in 2001 from $42.8 million in 2000. The majority of the decrease was due to the expiration in October 2000 of a distribution agreement pursuant to which Jones previously supplied Thrombogen(R), a line of thrombin-based products, to Ethicon, Inc., a subsidiary of Johnson and Johnson Products, Inc. We believe sales of our branded pharmaceutical product, Thrombin-JMI(R), benefited from the expiration of the distribution agreement.

     Net sales from generic and other sources decreased $4.7 million, or 67.1%, to $2.3 million in 2001 from $7.0 million in 2000 primarily due to decreased sales of a private-label generic product line to another pharmaceutical company.

  Operating Costs and Expenses

     Total operating costs and expenses increased $70.5 million, or 16.2%, to $506.0 million in 2001 from $435.5 million in 2000. The increase was primarily due to increased fees and expenses associated with the promotion of Altace(R) under the Co-Promotion Agreement with Wyeth, offset by a $60.6 million reduction in merger, restructuring, and other nonrecurring charges.

     Cost of revenues, increased $15.3 million, or 8.9%, to $186.6 million in 2001 from $171.3 million in 2000. The increase was primarily due to costs associated with increased unit sales of our branded pharmaceutical products, including Altace(R) and Levoxyl(R), the acquisition of Nordette(R) and Bicillin(R) from Wyeth in July 2000, and the acquisition of Corzide(R), Delestrogen(R) and Florinef(R) and a license to Corgard(R) from Bristol-Myers Squibb in August 2001, partially offset by a reduction in net charges resulting from special items in 2001 as compared to 2000. The special items in 2001 and 2000 are as follows:

     - We incurred a charge in the amount of $5.9 million during the fourth quarter 2001 related to our voluntary recall of products manufactured for us by DSM Pharmaceuticals as a result of regulatory issues related to DSM's manufacturing facility in Greenville, North Carolina.

     - During the third quarter of 2001, we incurred a charge in the amount of $2.1 million related to the write-off of obsolete Levoxyl(R) inventory. The FDA approved the New Drug Application for a new formulation of Levoxyl(R) on May 25, 2001. Pursuant to FDA guidance, we may distribute only the FDA approved new formulation of Levoxyl(R) after August 14, 2001.

     - During the third quarter of 2000, we incurred a charge in the amount of $28.7 million related to the write-off of inventory in association with our decision to discontinue Fluogen(R), an influenza virus vaccine.

     Cost of revenues from branded pharmaceutical products increased $15.5 million, or 12.5%, to $139.2 million in 2001 from $123.7 million in 2000. This increase was primarily due to increases in cost of revenues from Altace(R), Levoxyl(R) and Thrombin-JMI(R) product lines partially offset by a decrease in special inventory items from 2000 to 2001 described above.

     Cost of revenues from royalties increased 1.3 million, or 18.6%, to $8.3 million in 2001 from $7.0 million in 2000. The increase in cost of revenues from royalties is due to the increase in royalty revenue.

     Cost of revenues associated with contract manufacturing remained generally consistent at $36.9 million in 2001 compared to $36.4 million in 2000.

     Cost of revenues from generic and other products decreased $2.1 million, or 50.0% to $2.1 million in 2001 from $4.2 million in 2000 primarily due to decreased sales of a private-label generic product line to another pharmaceutical company.

     Costs of revenues also includes our royalty expense obligations that arise in connection with our sales of Brevital(R) and Tapazole(R) and sales of Adenoscan(R) and Adenocard(R) generated by our licensees. Royalty expense increased $0.8 million, or 8.9%, to $9.8 million in 2001 from $9.0 million in 2000.

     As a percentage of revenues, cost of revenues decreased to 21.4% in 2001 from 27.6% in 2000 due to an increase in sales of higher margin products and lower net charges due primarily to the write-off of product inventory in 2001 compared to 2000.

     Selling, general and administrative expenses increased $108.0 million, or 81.3%, to $240.9 million in 2001 from $132.9 million in 2000. As a percentage of total revenues, selling, general and administrative expenses increased to 27.6% in 2001 from 21.4% in 2000. This increase was primarily attributable to fees

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

and expenses associated with the promotion of Altace(R) under the Co-Promotion Agreement with Wyeth and the growth of our dedicated national field sales force from approximately 520 to 715 representatives during 2001.

     Depreciation and amortization expense increased $6.1 million, or 14.6%, to $48.0 million in 2001 from $41.9 million in 2000. This increase was primarily attributable to the amortization of the intangible assets related to the acquisitions of Nordette(R) and Bicillin(R) from Wyeth in July 2000, and the acquisition of Corzide(R), Delestrogen(R) and Florinef(R) and a license to Corgard(R) from Bristol-Myers Squibb in August 2001.

     Research and development expenses increased $1.7 million to $26.5 million in 2001 from $24.8 million in 2000. Research and development includes special items of $3.0 million in 2001 and $6.6 million in 2000. During 2001, we paid $3.0 million to Novavax for the license rights to promote, market and distribute Estrasorb(TM) and Androsorb(TM) in several countries. During 2000, we incurred costs of $6.1 million relating to the discontinuance of the development of Pallacor(TM).

     In addition to the special items related to the write-off of inventory described above, King incurred the following additional special items:

     - During the year ended December 31, 2001, we incurred merger and restructuring charges of $4.1 million resulting from the further integration of Jones.

     - During the year ended December 31, 2000, we incurred merger, restructuring, and other nonrecurring charges of $56.1 million relating to the tax-free pooling of interests transactions with King Pharmaceuticals Research and Development in February 2000 and Jones in August 2000. In addition, we incurred nonrecurring charges of $8.6 million relating to our decision to discontinue Fluogen(R) and $6.1 million relating to our decision to discontinue the development of Pallacor(TM).

  Operating Income

     Operating income increased $181.6 million, or 98.3%, to $366.3 million in 2001 from $184.7 million in 2000. This increase was primarily due to decreases in net charges resulting from the special items described above and increased revenues from Altace(R) and Levoxyl(R), plus the acquisition of Nordette(R) and Bicillin(R) from Wyeth in July 2000, and the acquisition of Corzide(R), Delestrogen(R) and Florinef(R) and a license to Corgard(R) from Bristol-Myers Squibb in August 2001. As a percentage of net revenues, operating income increased to 42.0% in 2001 from 29.8% in 2000 due to a reduction in the amount of special charges.

  Other Income (Expense)

     Interest income decreased $0.9 million, or 7.6%, to $11.0 million in 2001 from $11.9 million in 2000. This decrease was primarily due to lower average investments and reduced rates of return on investments in 2001.

     Interest expense decreased $24.3 million, or 65.7%, to $12.7 million in 2001 from $37.0 million in 2000, due to a significant reduction in average borrowings outstanding.

     Other income increased $3.0 million, or 90.9%, to $6.3 million in 2001 from $3.3 million in 2000. During 2001, other income related primarily to unrealized gains on our Novavax convertible notes. During 2000, other income was due primarily to the gain realized on an interest rate swap.

  Income Tax Expense

     The effective tax rate in 2001 of 37.2% and 2000 of 46.8% was higher than the federal statutory rate of 35.0% primarily due to permanent differences related to certain nondeductible merger related costs in 2000 as well as state income taxes in both 2001 and 2000.

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

  Income before Extraordinary Items and Cumulative Effect of Change in Accounting Principle

     Due to the factors set forth above, income before extraordinary items and the cumulative effect of change in accounting principle increased $146.3 million, or 168.9%, to $232.9 million in 2001 from $86.6 million in 2000.

  Extraordinary Items

     During the year ended December 31, 2001, we recognized an extraordinary loss of $22.9 million ($14.4 million net of income taxes) due to the write-off of unamortized financing costs and premiums paid resulting from the repayment of debt during this period.

     We recognized an extraordinary loss of $20.3 million ($12.8 million net of income taxes) during the year ended December 31, 2000 due to the write-off of unamortized financing costs and premiums paid in connection with the repayment of debt during the period. Also during 2000, we recorded extraordinary losses on disposed and impaired assets totaling $9.4 million (net of income tax benefit of $5.6 million) in connection with our decision to discontinue Fluogen(R).

  Cumulative Effect of Change in Accounting Principle

     We recognized the cumulative effect of a change in accounting principle of $0.5 million, net of income taxes of $0.3 million, during the first quarter of 2001, due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities.

  Net Income

     Due to the factors set forth above, net income increased $153.4 million, or 237.8%, to $217.9 million in 2001 from $64.5 million in 2000.

OFF BALANCE SHEET ARRANGEMENTS

     We do not have any off balance sheet arrangements, except for operating leases in the normal course of business as described in Note 9 to the financial statements included in this report, and as reflected in the table below.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following summarizes contractual obligations and commitments at December 31, 2002 (in thousands):

                                                        PAYMENTS DUE BY PERIOD
                                     ------------------------------------------------------------
                                                LESS THAN     ONE TO       FOUR TO     AFTER FIVE
                                      TOTAL     ONE YEAR    THREE YEARS   FIVE YEARS     YEARS
                                     --------   ---------   -----------   ----------   ----------
CONTRACTUAL OBLIGATIONS:
Long-term debt.....................  $346,249   $  1,156     $     --      $345,000     $     93
Capital lease obligations..........       144        144           --            --           --
Operating leases...................    13,009      6,175        4,085         1,992          757
Unconditional purchase
  obligations......................   562,238    112,997      226,212       161,184       61,845

     Our unconditional purchase obligations are primarily related to minimum purchase requirements under contracts with suppliers to purchase raw materials and finished goods related to our branded pharmaceutical products.

     We have a supply agreement with a third party to produce Lorabid(R). This supply agreement requires us to purchase certain minimum levels of inventory of Lorabid(R) annually through August 2006 unless terminated earlier by us under certain notification clauses. If sales of Lorabid(R) continue to decline, if we

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

terminate the supply agreement with Lilly, or if we are unable to secure adequate Lorabid(R) inventory purchase commitments from a buyer of the Lorabid(R) rights, we may incur additional losses in the future. In the event Lorabid(R) prescriptions decline there may be a material adverse effect upon our results of operations and cash flows, including, but not limited to an additional write-off of excess inventory.

LIQUIDITY AND CAPITAL RESOURCES

  General

     We believe that existing balances of cash, cash equivalents and marketable securities, cash generated from operations, existing revolving credit facility and funds available to us under our universal shelf registration are sufficient to finance our current operations and working capital requirements on both a short term and long term basis. However, in the event we make significant future acquisitions or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

     On May 13, 2002, our board of directors authorized a plan to repurchase up to 7.5 million shares of King's common stock. Under the plan, we were authorized to repurchase shares of our common stock in the open-market from time to time, depending on market conditions, share price and other factors. During the year ended December 31, 2002, we repurchased 7.5 million shares for $166.3 million. At December 31, 2002 there was no additional authorization for the repurchase of our common stock.

     On January 8, 2003, we completed our acquisition of Meridian Medical Technologies, Inc. We paid $44.50 per common share to Meridian shareholders, totaling approximately $246.8 million. We financed the acquisition using our available cash.

     On January 30, 2003, we entered into an agreement to acquire the primary care business of Elan and some of its subsidiaries in the United States and Puerto Rico, which includes the rights to two branded prescription pharmaceutical products, including the option to secure rights to potential new formulations of Sonata(R) products and the right to negotiate an agreement relating to new formulations of Skelaxin(R), together with Elan's primary care field sales force consisting of approximately 400 representatives. Product rights subject to the agreement include those related to Sonata(R), a nonbenzodiazepine treatment for insomnia, and Skelaxin(R), a muscle relaxant, in the United States, its territories and possessions, and the Commonwealth of Puerto Rico. Under the terms of the agreement, Elan's sale of Skelaxin(R) was to include related new drug applications, copyrights, patents and U.S. rights to potential new formulations of Skelaxin(R) in this territory. Elan's sale of Sonata(R) was to include its rights to Sonata(R), as well as certain related copyrights. According to the agreement, we were to acquire certain intellectual property, regulatory, and other assets relating to Sonata(R) directly from Wyeth. Under the terms of the agreement, Elan and Wyeth were to provide an option to secure an exclusive license to the intellectual property rights, in this territory, of both Wyeth and Elan to the extent they relate to new formulations of Sonata(R) developed in conjunction with Elan, other than for use in animals. Ownership of some regulatory filings and approvals, such as NDA's relating to these new Sonata(R) formulations was to transfer upon the exercise of this option. The total consideration for the transaction was to have been $850.0 million plus an additional payment for the value of Elan's inventory at closing. Elan was also to be paid an additional amount of up to $71.0 million if it achieved certain milestones in connection with the development of a reformulated version of Sonata(R). On March 13, 2003, we received a letter from the Federal Trade Commission stating that the FTC is conducting an investigation to determine whether any person has engaged in unfair methods of competition with respect to Elan's product Skelaxin(R). The focus of this investigation is Elan's listing in the FDA's Orange Book of at least one patent purportedly claiming a method of using metaxalone, and other actions with regard to FDA regulatory processes. On March 17, 2003, Elan filed a lawsuit in the Supreme Court of the State of New York seeking to compel us to close the transaction. In light of the FTC's ongoing investigation and what King views as various breaches and misrepresentations by Elan of the asset purchase agreement among King, Elan and some of our respective subsidiaries, King does not intend to proceed with the acquisition of Elan's primary care business. The Court has set a trial date of May 15, 2003, for this matter. We intend to defend this lawsuit vigorously, but cannot predict the

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

outcome and are not currently able to determine the likelihood of success. We are unable to determine if this lawsuit would have a material adverse effect on our financial condition, results of operations and cash flows.

     On March 10, 2003, we received a subpoena duces tecum from the SEC with respect to an SEC investigation of King. The subpoena requested the production of documents focusing on the years 1999 and 2000 and includes all documents related to sales of King's products to VitaRx and Prison Health Services during 1999 and 2000, our "best price" lists, all documents related to the pricing of our pharmaceutical products to any governmental Medicaid agency during 1999, the accrual and payment of rebates on Altace(R) from 2000 to the present and other general requests. We have already provided documents and information requested by the SEC. We have cooperated, and will continue to cooperate, fully in providing the requested information to the SEC. The SEC has stated that the formal inquiry is not an indication that the SEC has concluded that there has been a violation of any law or regulation.

     Subsequent to the announcement of the SEC investigation described above, a number of purported class action complaints were filed by holders of our securities against us, our directors and former directors and our executive officers and former executive officers during March 2003 in the United States District Court for the Eastern District of Tennessee, alleging violation of the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Plaintiffs allege that we, through some of our executive officers, former executive officers and our directors and former directors, made false or misleading statements concerning our business, financial condition and results of operations during a period beginning in 1999 and continuing until March 10, 2003. Additionally, we have been served with two purported shareholder derivative complaints alleging a breach of fiduciary duty, among other things, by some of our officers and directors. The allegations in these lawsuits are similar to those in the litigation described above. We intend to defend these lawsuits vigorously but cannot predict the outcome and are unable currently to evaluate the likelihood of success or the range of potential loss, if any. We are unable to determine if these lawsuits would have a material adverse effect on our business, financial condition, results of operations or cash flows.

     Management is investigating the issues raised by the SEC investigation. Management has determined that our calculations related to Medicaid reimbursement have not technically followed the prescribed methodology under the applicable regulations. We are taking appropriate steps to assess whether we may have overpaid or underpaid Medicaid reimbursements in any prior periods.

     The Audit Committee of our Board of Directors has initiated its own investigation of the issues raised by the SEC investigation. The Audit Committee's investigation is not complete.

     From time to time, governmental agencies share information with each other. The issues raised in the SEC investigation and shareholder litigation could become the subject of investigations by the Office of the Inspector General, the Department of Health and Human Services, the Department of Justice or any other governmental agency. Any of these other potential governmental investigations could result in the imposition of penalties, sanctions or orders. If any penalties, sanctions or orders are imposed, which we cannot predict at this time, our financial performance could be adversely affected, our ability to conduct our business could be impaired or we could be required to make adjustments to our financial statements.

  Year ended December 31, 2002

     We generated net cash from operations of $456.0 million for the year ended December 31, 2002. Our net cash provided from operations was primarily the result of $238.0 million in net income, adjusted for non-cash depreciation and amortization of $60.0 million, an increase in accrued expenses and other liabilities of $96.9 million, the write-off of in-process research and development of $12.0 million, the impairment charge for intangible assets of $76.9 million, the reserve on convertible senior notes of $35.4 million, and an increase in accounts payable of $31.3 million. Primary decreases of cash flow from operations included an increase in inventory of $70.2 million, a change in deferred income taxes of $43.8 million and non-cash amortization of deferred revenue of $9.1 million.

     Cash flows used in investing activities was $574.3 million primarily due to the purchase of intangible assets of $322.1 million, capital expenditures of $73.6 million, the net purchase of investment securities of $177.3 million, and the purchase of Novavax convertible senior notes of $10.0 million.

     Financing activities used $168.1 million of cash flow comprised principally of the repurchase of the Company's common stock of $166.3 million.

  Year ended December 31, 2001

     We generated net cash from operations of $279.6 million for the year ended December 31, 2001. Our net cash provided from operations was primarily the result of $217.9 million in net income, adjusted for non-cash depreciation and amortization of $48.0 million, extraordinary charges of $22.9 million, a change in deferred income taxes of $15.2 million, tax benefits of stock options exercised of $12.4 million, an increase in accrued expenses and other liabilities of $41.5 million and an increase in income taxes payable of $29.0 million. Primary uses of cash flow included an increase in accounts receivable of $44.1 million, an increase in inventories of $46.5 million, a decrease in accounts payable of $9.7 million, non-cash amortization of deferred revenue of $9.2 million, and a non-cash unrealized gain of $8.5 million on the Novavax convertible senior notes.

     Cash flows used in investing activities was $382.7 million primarily due to the purchase of intangible assets of $286.5 million, capital expenditures of $40.2 million, the purchase of investment securities of $49.9 million, loans of $15.0 million to a supplier, and the purchase of Novavax convertible senior notes of $10.0 million offset by $14.1 million representing proceeds from the repayment of loans made to a supplier.

     Financing activities provided $901.3 million of cash flow comprised principally of $75.0 million in proceeds from the revolving credit facility, $684.4 million in proceeds from the issuance of common shares and the exercise of stock options and $345.0 million in proceeds from the issuance of convertible debentures, offset by repayments of $75.0 million on the revolving credit facility, $115.1 million on the senior subordinated notes, and $11.1 million of debt issuance costs.

  Year ended December 31, 2000

     We generated net cash from operations of $181.4 million for the year ended December 31, 2000. Our net cash provided from operations was primarily the result of $64.5 million in net income, adjusted for non-cash depreciation and amortization of $41.9 million, amortization of deferred financing costs of $1.9 million, non-cash extraordinary charges of $28.3 million, non-cash nonrecurring charges of $37.2 million, an increase in accounts receivable of $31.2 million, an increase in inventories of $48.8 million, an increase in accrued expenses of $15.5 million, an increase in deferred revenue of $71.2 million, and a decrease in income taxes payable of $31.4 million.

     Cash flows used in investing activities was $153.8 million primarily due to the purchase of intangible assets, a Novavax convertible senior note, and loans made to a supplier of $207.0 million, $20.0 million, and $15.4 million, respectively, $25.1 million of capital expenditures, and $142.9 million of investment security purchases offset by proceeds from the maturity and sale of investment securities of $256.1 million.

     Financing activities used $82.9 million of cash flow comprised principally of $159.0 million in proceeds from the revolving credit facility and $387.8 million in proceeds from the issuance of common shares and the exercise of stock options, offset by repayments of $204.0 million on the revolving credit facility, $53.6 million on the senior subordinated notes, and $368.7 million on other long-term debt.

  Certain Indebtedness and Other Matters

     As of December 31, 2002, we had $346.4 million of long-term debt (including current portion), up to $400.0 million available under our revolving credit facility, and $616.0 million available under our universal shelf registration.

     On September 20, 2001, we registered a $1.3 billion universal shelf registration statement on Form S-3 with the Securities and Exchange Commission. This universal shelf registration statement allows us to sell any combination of debt and/or equity securities in one or more offerings up to a total of $1.3 billion. During November 2001, we completed the sale of 17,992,000 newly issued shares of common stock for $38.00 per share ($36.67 per share net of commissions and expenses) resulting in net proceeds of $659.8 million. At December 31, 2002, $616.0 million remains available to us under the $1.3 billion universal shelf registration. Additionally, during November 2001, we issued $345.0 million of 2 3/4% Convertible Debentures due November 15, 2021 in a private placement.

     On April 23, 2002, we established a $400.0 million five year senior secured revolving credit facility. The facility has been collateralized in general by all real estate with a value of $5.0 million or more and all of our personal property and that of our significant subsidiaries. Our obligations under the senior secured revolving credit facility are unconditionally guaranteed on a senior basis by certain of our subsidiaries. The senior secured revolving credit facility accrues interest at our option, at either (a) the base rate (which is based on the prime rate or the federal funds rate plus one-half of 1%) plus an applicable spread ranging from 0.0% to 0.75% (based on a leverage ratio) or (b) the applicable LIBOR rate plus an applicable spread ranging from 1.0% to 1.75% (based on a leverage ratio). In addition, the lenders under the senior secured revolving credit facility are entitled to customary facility fees based on (a) unused commitments under the facility and
(b) letters of credit outstanding. We incurred $4.9 million of deferred financing costs which are being amortized over five years, the life of the revolving credit facility. This facility requires us to maintain a certain minimum net worth and EBITDA to interest expense ratio and maintain a funded debt to EBITDA ratio below an established maximum. As of December 31, 2002, we have complied with the covenants. There are no amounts outstanding under this facility as of December 31, 2002.

     On May 29, 2002, we acquired the exclusive rights to Prefest(R) tablets in the United States, its territories and possessions and the Commonwealth of Puerto Rico, including the related new drug application, investigational new drug application, copyrights, and patents or licenses to the related patents from Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson subsidiary. We paid $108.0 million for the product rights upon closing plus approximately $3.3 million of expenses. During February 2003, subsequent to year end, we paid Ortho-McNeil an additional $7.0 million upon receipt of the U.S. Food and Drug Administration's approval to rename the product "Prefest(R)", which was formerly named "Ortho-Prefest(R). The acquisition was financed with cash on hand.

     On December 31, 2002, we licensed or acquired the rights to three branded prescription pharmaceutical products from Aventis for $197.5 million, plus $4.3 million in expenses. The products include the rights in the United States, Puerto Rico, and Canada to Intal(R) and Tilade(R), inhaled non-steroidal anti-inflammatory agents for the management of asthma, and worldwide rights, excluding Japan, to Synercid(R), an injectable anti-biotic. During 2002, we wrote-off $12.0 million of in-process research and development related to our acquisition of Intal(R).

  Capital Expenditures

     Capital expenditures, including capital lease obligations, were $73.6 million for the year ended December 31, 2002 and $40.2 million for the year ended December 31, 2001. The principal capital expenditures included property and equipment purchases, new information technology system implementation costs, and building improvements for facility upgrades and increased capacity.

     We are continuing the process of implementing a new information technology system which we expect to complete later this year. This new system will support many of our business functions including manufacturing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting and other company functions. During the first half of 2003, we anticipate that capital expenditures associated with the implementation of this new system will be approximately $10.0 million.

IMPACT OF INFLATION

     We have experienced only moderate raw material and labor price increases in recent years. While we have passed some price increases along to our customers, we have primarily benefited from rapid sales growth negating most inflationary pressures.

RECENT ACCOUNTING PRONOUNCEMENTS

     In the first quarter of 2002, we adopted SFAS No. 141 "Business Combinations", and SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 141 requires all business combinations to be accounted for under the purchase method of accounting. SFAS No. 141 was effective for all business combinations initiated after June 30, 2001. SFAS No. 142 modifies the accounting and reporting for acquired intangible assets at the time of acquisition and in subsequent periods. Intangible assets which have finite lives must be amortized over their estimated useful life. Intangible assets with indefinite lives will not be amortized, but evaluated annually for impairment. The results for the year ended December 31, 2002 include the effect of adopting SFAS Nos. 141 and 142, which resulted in a $1.6 million reduction in expenses, or $1.1 million net of tax, and no increase in basic and diluted earnings per share.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We adopted these standards effective January 1, 2002. The implementation of these standards did not have any effect on our financial statements.

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

     In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002." SFAS No. 145 is effective for fiscal periods beginning after May 15, 2002. The primary effect of our adopting SFAS No. 145 will be that gains and losses incurred upon the extinguishment of debt may no longer qualify for extraordinary items treatment in the income statement.

     In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" SFAS No. 146 will be effective for exit or disposal activities that we initiate after December 31, 2002. The adoption of SFAS No. 146 will not have a material impact on our financial position or results of operations.

     In January 2003, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure requirements of SFAS No.
123. We adopted disclosure provisions of SFAS No. 148 for the fiscal year ending December 31, 2002. The adoption of SFAS No. 148 did not have any impact on our financial statement.

CRITICAL ACCOUNTING POLICIES

     We have chosen accounting policies that we believe are appropriate to accurately and fairly report our operating results and financial position, and we apply those accounting policies in a consistent manner. The significant accounting policies are summarized in Note 2 to the consolidated financial statements.

     The preparation of financial statements in conformity with generally accepted accounting principles requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. We evaluate these estimates and assumptions on an ongoing basis and may retain outside professional advisors to assist in our evaluation. We believe the following accounting policies are the most critical because they involve the most significant judgments and estimates used in preparation of our consolidated financial statements:

     - Allowance for doubtful accounts. We maintain an allowance for doubtful receivables for estimated losses resulting from the inability of our trade customers to make required payments. We provide an allowance for specific customer accounts where collection is doubtful and also provide a general allowance for other accounts based on historical collection and write-off experience. Judgment is necessary and if the financial condition of our customers were to worsen, additional allowances may be required.

     - Inventories. Our inventories are valued at the lower of cost or market value. We evaluate all of our inventory for short dated or slow moving product and inventory commitments under supply agreements based on projections of future demand and market conditions. For those units in inventory that are so identified, we estimate their market value or net sales value based on current realization trends. If the projected net realizable value is less than cost, on a product basis, we provide a provision to reflect the lower value of that inventory. This methodology recognizes projected inventory losses at the time such losses are evident rather than at the time goods are actually sold.

     - Intangible assets. When we purchase products we classify the purchase price, including expenses and assumed liabilities, as intangible assets. The purchase price is allocated to product rights, trademarks, patents and other intangibles using the assistance of valuation experts. We estimate the

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

       useful lives of the assets by factoring in the characteristics of the products such as: patent protection, competition by products prescribed for similar indications, estimated future introductions of competing products, and other issues. The factors that drive the estimate of the life of the asset are inherently uncertain.

     - Long-lived assets. We review our property and intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Such assumptions include projections of future cash flows and, in some cases, the current fair value of the asset. In addition, our depreciation and amortization policies reflect judgments on the estimated useful lives of assets.

     - Accruals for rebates, returns, and chargebacks. Accrued rebates are estimated based on a percentage of selling price determined from historical information. In the case of the governmental rebate programs, our payments involve interpretations of relevant statutes and regulations. Returns are accrued based on historical experience. Chargebacks are based on the estimated days of unprocessed claims using historical experience. In all cases, judgment is required in estimating these reserves and actual claims for rebates, returns and chargebacks could be different from the estimates.

     - Revenue recognition. We recognize revenue when title and risk of loss are transferred to customers, collection of sales are reasonably assured, and we have no further performance obligations. Costs for estimated returns, rebates and chargebacks reduce revenues at the time of sale based on historical experience. Royalty revenue is recognized based on a percentage of sales reported by third parties.

     - Novavax convertible senior notes. Our Novavax 4% convertible senior notes are carried at cost, with a valuation allowance which reduces the convertible senior notes to estimated fair value. The estimated fair value was determined by the quoted market price of the underlying securities at the end of the period. The amount of the valuation allowance will be adjusted in future periods based on the value of the underlying collateral (Novavax common stock) as of the last business day of each respective calendar quarter or until such time as the loan is no longer considered to be impaired.

     - Co-promotion Agreement with Wyeth. We have a Co-Promotion Agreement with Wyeth to promote Altace(R). A $75.0 million upfront fee was paid to King by Wyeth and this fee is being amortized on a straight line basis over the life of the agreement as a reduction of co-promotion marketing expenses. Co-promotion fees are paid to Wyeth based on a percentage of net sales of Altace(R). We accrue co-promotion fees paid by us at the rate expected for the entire year. The rate is adjusted during the year, if necessary, as it becomes clearer what the actual rate will be. Co-promotion marketing expenses are marketing costs incurred by either King or Wyeth in accordance with the Co-Promotion Agreement. Co-promotion marketing expenses are expensed ratably throughout the year based on King's expected portion of the total co-marketing expenses incurred by both parties.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Certain of our financial instruments are subject to market risks, including interest rate risk. Our financial instruments are not currently subject to foreign currency risk or commodity price risk. We have no financial instruments held for trading purposes.

     We have marketable securities which are carried at fair value based on current market quotes. Gains and losses on securities are based on the specific identification method.

     The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates rise and decrease as interest rates fall. In addition, the fair value of our convertible debentures would be impacted by our stock price. The estimated fair value of our total long-term debt at December 31, 2002 was $310.5 million. Fair values were determined from available market prices, using current interest rates and terms to maturity. If interest rates were to increase or decrease 1%, the fair value of our long-term debt would increase or decrease by approximately $12.0 million.

     At December 31, 2002, 2001 and 2000, we did not hold any derivative financial instruments.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The unaudited consolidated financial statements for King for the year ended December 31, 2002 are included under Item 15 and begin on page F-2.

ITEM 9. CHANGES IN ACCOUNTANTS AND DISAGREEMENT ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Our executive officers and directors as of March 1, 2003 were as follows:

NAME                                        AGE                 POSITION HELD
----                                        ---                 -------------
Jefferson J. Gregory......................  47    Chairman of the Board and Chief Executive
                                                  Officer
Kyle P. Macione...........................  39    President
James R. Lattanzi.........................  48    Chief Financial Officer and Director
John A. A. Bellamy........................  40    Executive Vice President, Legal Affairs
                                                  and General Counsel
Earnest W. Deavenport, Jr.................  64    Director
Frank W. DeFriece, Jr.....................  82    Director
James E. Gregory..........................  52    Director
Gregory D. Jordan.........................  51    Director
R. Charles Moyer..........................  57    Director
Philip M. Pfeffer.........................  58    Director
D. Greg Rooker............................  55    Director

     Jefferson J. Gregory has served as Chairman of the Board of King Pharmaceuticals, Inc. since June 2002 and as Chief Executive Office since January 2002. He has served as a director of King since 1995. He had served as President of King Pharmaceuticals, Inc. since 1993. He was formerly the Director of Regulatory Affairs and Product Information for General Injectables and Vaccines, Inc. from 1991 to 1993 and was a consultant to the pharmaceutical industry from 1989 to 1991. He formerly served as a registered pharmacist in retail pharmacies in the Washington D.C. and Baltimore, Maryland metropolitan areas. He graduated from the University of Maryland School of Law with a Juris Doctor in 1985, University of Maryland School of Pharmacy with a Bachelor of Science degree in Pharmacy in 1979, and Montgomery College with an Associate of Arts degree in 1976.

     Kyle P. Macione has served as President of King Pharmaceuticals since April 2002. He had served as Executive Vice President, Corporate Affairs since January 1998 and as Corporate Counsel since March 1996. He was formerly a corporate attorney with the law firm of Elliott Lawson & Pomrenke in Bristol, Virginia from 1992 to 1996. He graduated from Washington & Lee University School of Law with a Juris Doctor in 1991, University of Alabama with a Masters of Accountancy in 1987, and University of Mississippi with a Bachelor of Accountancy in 1986. He is a Certified Public Accountant and licensed to practice law in Tennessee and Virginia.

     James R. Lattanzi has served as King's Chief Financial Officer since September 2000 and as a director since October 2002. Prior to joining King, Mr. Lattanzi, a licensed Certified Public Accountant, was a partner with PricewaterhouseCoopers for 11 years, serving most recently as the managing partner of PricewaterhouseCoopers' Greensboro, North Carolina office. Mr. Lattanzi is a member of the American Institute of Certified Public Accountants. He graduated from Indiana University of Pennsylvania in 1976 with a degree in accounting.

     John A. A. Bellamy has served as Executive Vice President of Legal Affairs and General Counsel since February 1995. He was formerly a corporate attorney with the law firm of Hunter, Smith & Davis in Kingsport, Tennessee from 1990 to 1995. He graduated from the University of Tennessee College of Law with a Juris Doctor with Honors in 1990, and graduated Summa Cum Laude with Honors in Independent Study from King College in 1984 with a Bachelor of Arts degree in Classics and English. He is a member of the Licensing Executives Society and related professional organizations.

     Earnest W. Deavenport, Jr., has served as a director since May 2000. He was formerly Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, Kingsport, Tennessee, where he had served in various capacities since 1960. He was Chairman of the National Association of Manufacturers in 1998 and is currently a member of the National Academy of Engineering. Mr. Deavenport is also a member of the boards of directors of Acuity Brands, Inc., AmSouth Bancorporation and Theragenics Corporation, each a publicly-held corporation. Mr. Deavenport graduated from Mississippi State University with a Bachelor of Science in Chemical Engineering in 1960 and from Massachusetts Institute of Technology with a Masters of Science in Management in 1985.

     Frank W. DeFriece, Jr. has served as a director since October 1997. He has served as President, Vice President, fund administrator and board member of the Massengill DeFriece Foundation, Inc. since 1950. Since 1946 he served in various capacities with the S.E. Massengill Company. He served as President of the S.E. Massengill Company from 1960 to 1971 when the company was purchased by Beecham, Inc. From 1971 to 1973, he served as Board Member and Vice Chairman of Beecham, Inc. He graduated from Roanoke College with a Bachelor of Science in Chemistry in 1946.

     James E. Gregory has served as a director since June 2002. He was formerly Executive Vice President of King from 1995 until 2000 and served as Executive Vice President/General Manager from 1998 to 2000. He earned a Master's degree in Public Administration from American University in Washington, D.C. in 1979 and a Bachelor of Arts degree with a major in History from the University of Maryland in 1973.

     Gregory D. Jordan has served as a director since June 2001. He has served as President of King College in Bristol, Tennessee since 1997, having joined the King College faculty in 1980. He received a Bachelor of Arts degree from Belhaven College and Masters of Arts and Divinity degrees from Trinity Evangelical Divinity School. He earned his Doctorate in Hebraic and Cognate Studies from Hebrew Union College -- Jewish Institute of Religion.

     R. Charles Moyer, Ph.D., has served as a director of King since December 2000. Dr. Moyer also currently serves as the Dean of the Babcock Graduate School of Management at Wake Forest University, a position he has held since 1996, and presently holds the GMAC Insurance Chair of Finance. Prior to joining the faculty at Wake Forest in 1988, Dr. Moyer was Finance Department Chairman at Texas Tech University. Dr. Moyer earned his Doctorate in Finance and Managerial Economics from the University of Pittsburgh in 1971, his Masters of Business Administration from the University of Pittsburgh in 1968, and his Bachelor of Arts degree in Economics from Howard University in 1967.

     Philip M. Pfeffer has served as a director of King since February 2003. Mr. Pfeffer is President and Chief Executive Officer of Treemont Capital, Inc., a private equity investment company, which he founded in 1999. He previously served as Chief Executive Officer of Borders Group, Inc., a publicly-held book, music and video retailer from November 1998 to April 1999. Mr. Pfeffer was also a Director and President and Chief Operating Officer of Random House, Inc., a publicly-held publishing company, from May 1996 to September 1998 and a member of the board of directors of Ingram Micro, Inc. from April 1996 to June 2001. Prior to that, Mr. Pfeffer was Executive Vice President and a director of Ingram Industries from December 1981 to March 1996. Mr. Pfeffer earned his Master of Arts degree in Economics and his Bachelor of Arts degree in Mathematics and Chemistry from Southern Illinois University.

     D. Greg Rooker has served as a director of King since October 1997. Mr. Rooker is the former owner and President of Family Community Newspapers of Southwest Virginia, Inc., Wytheville, Virginia, which consists of six community newspapers and a national monthly motor sports magazine. He is a co-founder of the Jason Foundation and Brain Injury Services of SWVA, Inc., each a non-profit organization providing services to brain injury survivors. Mr. Rooker serves without compensation as Secretary/ Treasurer of the Jason Foundation and the President of Brain Injury Services of SWVA, Inc. Mr. Rooker is a graduate of Northwestern University with a degree in Journalism.

     Messrs. Jefferson and James Gregory are brothers.

COMPENSATION OF DIRECTORS

     For 2002 each non-employee director of King received annual fees of $24,000 payable quarterly plus a fee of $1,000 for participation in each board meeting. Non-employee directors also received $1,000 for each committee meeting that is held on a day when a meeting of the board was not convened and $500 for each meeting attended that was held on a day when a meeting of the board was convened. The chairman of the Audit Committee was paid an annual fee of $6,000 and the chairman of the Compensation Committee was paid an annual fee of $3,000. The chairman of the Audit Committee was also provided use of corporate aircraft during 2002 valued at $7,500. A non-employee director who performed special assignments at the direction of the chairman of the board received a fee of $2,000 per day when at least one-half of the business day had been completely devoted to the assignment requested by the chairman. Travel expenses related to board or committee meetings were reimbursed. The 1998 Non-Employee Director Stock Option Plan was adopted by the Board of Directors in February 1998. Currently options exercisable for 203,332 shares of common stock have been issued to our current non-employee directors.

MEETINGS OF DIRECTORS

     The Board of Directors held 14 meetings during 2002. No director attended less than 75% of all meetings held.

CLASSIFICATION OF BOARD OF DIRECTORS

     Pursuant to the Bylaws, the Board of Directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors sit for election at each annual meeting of the shareholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of King by a proxy contest since such third party would be required to have its nominees elected at two separate meetings of the Board of Directors in order to elect a majority of the members of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has appointed an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.

     Audit Committee. The Audit Committee, which currently consists of D. Greg Rooker, Earnest W. Deavenport, Jr., Frank W. DeFriece, Jr., Gregory D. Jordan,
R. Charles Moyer, and Philip M. Pfeffer has the authority and responsibility to hire one or more independent public accountants to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control); to discuss with the independent accountants the results of the annual audit and quarterly reviews; to conduct periodic independent reviews of the systems of accounting (including systems of internal control); and to make reports periodically to the Board of Directors with respect to its findings. The Audit Committee met five times in 2002.

     Compensation Committee. The Compensation Committee, which currently consists of Earnest W. Deavenport, Jr., Frank W. DeFriece, Jr., Gregory Jordan,
R. Charles Moyer, Philip M. Pfeffer and D. Greg Rooker, is responsible for administering and determining executive compensation and all awards under King's stock option plans. The Compensation Committee met two times in 2002.

     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee was formed in the fourth quarter of 2002. Currently its sole member is Dr. Greg Jordan who has been authorized to oversee the organization of the Committee, including the drafting of the Committee's charter. Upon its adoption by the Board of Directors, additional members will be appointed. This Committee is responsible for nominating persons to serve as directors and for determining and administering our corporate governance policies.

ITEM 11.  EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by our chief executive officer and by each of the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities for the year ended December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                             ------------
                                                   ANNUAL COMPENSATION        SECURITIES     ALL OTHER
                                               ---------------------------    UNDERLYING    COMPENSATION
NAME AND CURRENT PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)    OPTIONS(#)       ($)(1)
-----------------------------------            ----   ---------   --------   ------------   ------------
Jefferson J. Gregory.........................  2002    450,000      75,000      30,000         25,462
  Chief Executive Officer of                   2001    450,540      75,000      25,000         30,408
  King; Chairman of the Board                  2000    300,359         -0-      33,333          5,100
John M. Gregory(2)...........................  2002    225,000     100,000         -0-         50,024
  Chairman of the Board                        2001    455,810     100,000         -0-         46,401
                                               2000    365,376         -0-         -0-          5,100
Joseph R. Gregory............................  2002    450,000      75,000      25,000         46,802
  Vice Chairman of the Board and               2001    450,810      75,000      25,000         45,749
  President, Monarch Pharmaceuticals, Inc.     2000    303,548         -0-      33,333          5,100
Kyle P. Macione(3)...........................  2002    384,874      20,000      25,000          7,585
  President of King                            2001    215,008      20,000       7,500          5,586
                                               2000    162,756         -0-      10,000          6,171
Ernest C. Bourne(4)..........................  2002    344,423      75,000         -0-         26,916
  President, International Division            2001    452,322      75,000      25,000         26,564
                                               2000    306,515         -0-      33,333          5,100
James R. Lattanzi(5).........................  2002    325,000      35,000      10,000         60,370
  Chief Financial Officer                      2001    300,810      35,000      10,000         17,238
                                               2000     69,818         -0-      46,665          2,088
John A. A. Bellamy...........................  2002    225,000      20,000       7,500         45,774
  Executive Vice President of Legal            2001    131,017      20,000       7,500          5,586
  Affairs and General Counsel                  2000    161,875         -0-      10,000          5,586

---------------

(1) Reflects matching contribution to the 401(k) plan, relocation expense reimbursement and income related to the personal use of corporate aircraft.

(2) During 2002, John M. Gregory served as Chairman of the Board until his retirement effective June 28, 2002.

(3) Mr. Macione was named President of King in April 2002. He formerly was Executive Vice President, Corporate Affairs.

(4) Mr. Bourne resigned effective October 4, 2002. He received a severance payment of $2.9 million.

(5) Mr. Lattanzi became Chief Financial Officer during 2000.

     The following table sets forth the number of options to purchase shares of common stock that had been granted to executive officers named in the Summary Compensation Table above as of December 31, 2002.

                    OPTIONS/SARS GRANTED IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE AT
                             -----------------------------------------------------      ASSUMED ANNUAL RATES OF
                             NUMBER OF     PERCENT OF                                STOCK PRICE APPRECIATION FOR
                             SECURITIES   TOTAL OPTIONS                                       OPTION TERM
                             UNDERLYING    GRANTED TO     EXERCISE OR                -----------------------------
                              OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION       5%                10%
NAME                          GRANTED      FISCAL YEAR      ($/SH)         DATE          ($)               ($)
----                         ----------   -------------   -----------   ----------   -----------       -----------
Jefferson J. Gregory.......    30,000           3.4%        18.975         2012        357,998           907,238
Joseph R. Gregory..........    25,000           2.8%        18.975         2012        298,332           756,032
Kyle P. Macione............    25,000           2.8%        18.975         2012        298,332           756,032
James R. Lattanzi..........    10,000           1.1%        18.975         2012        119,333           302,413
John A. A. Bellamy.........     7,500           0.8%        18.975         2012         89,500           226,809

     The following table discloses information regarding stock options held at the end of or exercised in fiscal year 2002 for executive officers named in the summary Compensation Table above as of December 31, 2002.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                      SECURITIES UNDERLYING      VALUE OF UNEXERCISED IN-THE-
                                                     UNEXERCISED OPTIONS AT            MONEY OPTIONS AT
                            SHARES                      DECEMBER 31, 2002            DECEMBER 31, 2002(1)
                          ACQUIRED ON    VALUE     ---------------------------   -----------------------------
NAME                       EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                      -----------   --------   -----------   -------------   ------------   --------------
Jefferson J. Gregory....     -0-          -0-        213,331        -0-            $939,248         -0-
Joseph R. Gregory.......     -0-          -0-        208,331        -0-            $939,248         -0-
Kyle P. Macione.........     -0-          -0-         62,000        -0-            $ 56,355         -0-
James R. Lattanzi.......     -0-          -0-         66,665        -0-            $-0-             -0-
John A. A. Bellamy......     -0-          -0-         62,499        -0-            $281,774         -0-

---------------

(1) Based on $17.19 per share, the closing price of the common stock as quoted on the New York Stock Exchange at December 31, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors, created in February 2002, is responsible for developing and administering compensation philosophy. Committee members in 2002 were Earnest W. Deavenport, Jr., Frank W. DeFriece, Jr., Gregory D. Jordan, R. Charles Moyer and D. Greg Rooker. No current member of the Compensation Committee is a current or former officer of King.

     Prior to February 2002, the Board of Directors served as the Compensation Committee.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the common stock as of March 1, 2003, for (i) each person who owns more than 5% of the common stock, (ii) each director and executive officer of King, and
(iii) all executive officers and directors of King as a group.

                                                              BENEFICIAL OWNERSHIP OF
                                                                    COMMON STOCK
                                                              ------------------------
                                                                           PERCENTAGE
EXECUTIVE OFFICER, DIRECTORS                                  NUMBER OF    OUTSTANDING
AND 5% SHAREHOLDERS                                             SHARES      SHARES(1)
----------------------------                                  ----------   -----------
Jefferson J. Gregory(2).....................................   1,979,900         *
Kyle P. Macione(3)..........................................      75,920         *
James R. Lattanzi(4)........................................      68,969         *
John A. A. Bellamy(5).......................................     151,277         *
Earnest W. Deavenport, Jr.(6)...............................      24,833         *
Frank W. DeFriece, Jr.(7)...................................      73,333         *
James E. Gregory............................................         -0-         *
Gregory D. Jordan(8)........................................      10,000         *
R. Charles Moyer(9).........................................      23,466         *
Philip M. Pfeffer...........................................         -0-         *
D. Greg Rooker(10)..........................................     195,562         *
All executive officers and directors as a group (11
  persons)(11)..............................................   2,603,260       1.1
Putnam Investments LLC(12)..................................  25,451,679      10.6
The Summit Fund, LLC(13)....................................  12,184,413       5.1

---------------

* Less than 1%

 (1) Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 240,793,340 shares issued and outstanding as of March 1, 2003. Options to purchase shares which are exercisable or become exercisable within 60 days of March 1, 2003 are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

 (2) Includes 1,539,880 shares jointly owned with Mr. Gregory's spouse and 87,333 shares beneficially owned by Gregory Investments, L.P., the general partners of which are Mr. Gregory and his spouse and 213,331 shares issuable upon the exercise of options granted to Mr. Gregory.

 (3) Includes 62,000 shares issuable upon the exercise of options.

 (4) Includes 300 shares jointly owned with Mr. Lattanzi's spouse, 2,004 shares held in Mr. Lattanzi's 401(k) retirement plan account and 66,665 shares issuable upon the exercise of options.

 (5) Includes 62,499 shares issuable upon the exercise of options.

 (6) Includes 23,333 shares issuable upon the exercise of options.

 (7) Includes 73,333 shares issuable upon the exercise of options.

 (8) Includes 10,000 shares issuable upon the exercise of options.

 (9) Includes 23,333 shares issuable upon the exercise of options.

(10) Includes 33,332 shares held in trust for the benefit of Mr. Rooker's children, 8,549 shares owned by Mr. Rooker's spouse, 13,420 shares owned by The Jason Foundation, a private foundation controlled by Mr. Rooker and 73,333 shares issuable upon the exercise of options.

(11) Includes 607,827 shares subject to options exercisable within 60 days.

(12) Based on a Schedule 13G filed with the SEC on behalf of Putnam Investments, LLC; Marsh & McLennon Companies, Inc.; Putnam Investment Management, LLC; and The Putnam Advisory Company, LLC, One Post Office Square, Boston, Massachusetts 02109.

(13) Based on a Schedule 13G filed with the SEC on behalf The Summit Fund, LLC, The United Company, United Management Company, LLC, Nicholas D. Street, James W. McGlothlin, Lois A. Clarke and Ted G. Wood. The address of The Summit Fund, LLC is 1005 Glenway Avenue, Bristol, Virginia 24201. The United Company, United Management Company, LLC, Nicholas D. Street, James
     W. McGlothlin, Lois A. Clarke and Ted G. Wood, affiliates of The Summit Fund, LLC, own 28,333 shares; 0 shares; 1,564,799 shares; 1,107,332 shares; 183,507 shares; and 42,666 shares, respectively.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 2003 we entered into an agreement with Elan Corporation to acquire its primary care business. Jefferson J. Gregory, our Chairman and Chief Executive Officer, has owned 45,000 shares of Elan Corporation since February 2002. D. Greg Rooker, the Chairman of our Audit Committee, has owned 1,500 shares of Elan Corporation for several years.

     During 2002 James E. Gregory, one of our directors, received $73,000 for consulting services to King. Of that amount $23,000 was for personal use of the corporate aircraft.

     SJ Strategic Investments LLC, an affiliate of John M. Gregory, our former Chairman of the Board and a brother of Jefferson J. and James E. Gregory, purchased, in January 2003, 4.75 million shares of Novavax. Including additional open market purchases, SJ currently owns approximately 20% of the outstanding shares of Novavax. King currently has a right to convert debt into approximately
5.0 million shares of Novavax.

     King Benevolent Fund, Inc., is a nonprofit corporation organized under the laws of the Commonwealth of Virginia and is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code. Prior to December 2002, the Board of Directors of the Benevolent Fund included Jefferson J. Gregory, our Chairman of the Board and Chief Executive Officer; James E. Gregory, one of our directors; John M. Gregory, our former Chairman of the Board and Chief Executive Officer; and Joseph R. Gregory, our former Vice Chairman of the Board. Effective December 5, 2002, Jefferson J. Gregory, James E. Gregory and Joseph R. Gregory resigned from the Benevolent Fund board of directors. At December 31, 2002, the Benevolent Fund was not indebted to King. The Benevolent Fund maintains its own accounting records and its activities are not directly related to the business of King. The main objective of the Benevolent Fund is to provide pharmaceuticals free of charge to medical missionaries and the third world poor around the world. The Benevolent Fund obtains its pharmaceuticals either as gifts-in-kind or by purchase from third-party distributors. The pharmaceutical products purchased by the Benevolent Fund from third-party distributors are donated, along with the gifts-in-kind it receives, to medical missions in the United States and in foreign countries in the humanitarian aid efforts of the Benevolent Fund.

     During 1999, the Benevolent Fund received gifts-in-kind and it purchased pharmaceuticals valued at approximately $33.5 million based on average wholesale price. We donated inventory with a cost of approximately $1.8 million and the Benevolent Fund purchased approximately $2.7 million of our products from a third-party distributor for donation to Global Resource Services for use in North Korea.

     During 2000, the Benevolent Fund received gifts-in-kind and it purchased pharmaceuticals valued at approximately $45.0 million based on average wholesale price. We donated inventory with a cost of approximately $3.3 million and the Benevolent Fund purchased approximately $872,000 of our products from a third-party distributor for donation to the Feed the Children organization for use in Venezuela.

     During 2001, the Benevolent Fund received gifts-in-kind and it purchased pharmaceuticals valued at approximately $124.6 million based on average wholesale price. We donated inventory with a cost of approximately $4.1 million. The Benevolent Fund did not purchase any of our products during 2001.

     In 2002, the Benevolent Fund received gifts-in-kind and it purchased pharmaceuticals valued at approximately $248.6 million based on average wholesale price. We donated inventory with a cost of approximately $22.6 million and the Benevolent Fund purchased approximately $4.6 million of our products from a third-party distributor for donations worldwide. The Benevolent Fund purchased the $4.6 million of our products in January 2003 from a third-party distributor after the resignation of our executive officers and directors from the Benevolent Fund board of directors.

     Management does not believe any of the transactions of the Benevolent Fund described above had a material effect on the business, financial condition, results of operations or cash flows of King for the periods during which the transactions occurred.

     King made charitable contributions during 2001 to King College, Bristol, Tennessee, of approximately $100,000. Mr. Jordan, one of our directors, serves as the President of King College.

     During the year ended December 31, 2002, we paid $171,000 to the Wake Forest University School of Medicine for research and development activities. Dr. Moyer, one of our directors, is the Dean of the Babcock Graduate School of Management at Wake Forest University.

                                    Part IV

Item 15

     (1) Unaudited Financial Statements

                                                               PAGE NUMBER
                                                               -----------
Unaudited Consolidated Balance Sheets as of December 31, 2001
  and 2002..................................................       F-2
Unaudited Consolidated Statements of Income for the years
  ended December 31, 2000, 2001 and 2002....................       F-3
Unaudited Consolidated Statements of Shareholders' Equity and
  Other Comprehensive Income for the years ended December 31,
  2000, 2001 and 2002.......................................       F-4
Unaudited Consolidated Statements of Cash Flows for the years
  ended December 31, 2000, 2001 and 2002....................       F-5
Notes to Unaudited Consolidated Financial Statements........       F-6
(2) Unaudited Financial Statement Schedule Valuation and
  Qualifying Accounts.......................................       S-1

                      [This page intentionally left blank]

                           KING PHARMACEUTICALS, INC.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2002
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 2001         2002
                                                              ----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  874,602   $  588,225
  Marketable securities.....................................      49,880      227,263
  Accounts receivable, net of allowance for doubtful
     accounts of $6,047 and $7,513..........................     161,864      159,987
  Inventories...............................................     111,578      166,583
  Deferred income taxes.....................................      31,556       76,914
  Prepaid expenses and other current assets.................       8,079       12,906
                                                              ----------   ----------
          Total current assets..............................   1,237,559    1,231,878
Property, plant and equipment, net..........................     164,116      217,114
Intangible assets, net......................................   1,037,795    1,222,264
Other assets................................................      67,141       39,531
                                                              ----------   ----------
          Total assets......................................  $2,506,611   $2,710,787
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long term debt.........................  $    1,357   $    1,300
  Accounts payable..........................................      22,870       49,889
  Accrued expenses..........................................     119,498      214,368
  Income taxes payable......................................       7,718       21,247
                                                              ----------   ----------
          Total current liabilities.........................     151,443      286,804
Long-term debt..............................................     346,397      345,093
Deferred income taxes.......................................      37,021       38,562
Other liabilities...........................................      63,466       53,626
                                                              ----------   ----------
          Total liabilities.................................     598,327      724,085
                                                              ----------   ----------
Commitments and contingencies (Note 15)
Shareholders' equity:
  Preferred stock, 15,000,000 shares authorized, no shares
     issued or outstanding..................................          --           --
  Common stock, no par value, 300,000,000 shares authorized,
     247,692,984 and 240,624,751 shares issued and
     outstanding............................................   1,361,563    1,201,897
  Retained earnings.........................................     546,721      784,760
  Accumulated other comprehensive income....................          --           45
                                                              ----------   ----------
          Total shareholders' equity........................   1,908,284    1,986,702
                                                              ----------   ----------
          Total liabilities and shareholders' equity........  $2,506,611   $2,710,787
                                                              ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                2000       2001         2002
                                                              --------   ---------   ----------
Revenues:
  Net sales.................................................  $578,769   $ 825,488   $1,121,143
  Royalty revenue...........................................    41,474      46,774       58,375
                                                              --------   ---------   ----------
          Total revenues....................................   620,243     872,262    1,179,518
                                                              --------   ---------   ----------
Operating costs and expenses:
  Costs of revenues, exclusive of depreciation shown
     below..................................................   162,222     176,734      235,491
  Royalty expense...........................................     9,049       9,830       10,880
                                                              --------   ---------   ----------
          Total costs of revenues...........................   171,271     186,564      246,371
                                                              --------   ---------   ----------
  Selling, general and administrative.......................   128,995     151,839      180,266
  Co-promotion fees.........................................     3,873      89,041      186,657
                                                              --------   ---------   ----------
          Total selling, general and administrative.........   132,868     240,880      366,923
                                                              --------   ---------   ----------
  Depreciation and amortization.............................    41,942      47,966       59,297
  Research and development expense..........................    24,791      26,507       40,184
  Intangible asset impairment...............................        --          --       76,893
  Merger, restructuring, and other special charges..........    64,643       4,079        5,911
                                                              --------   ---------   ----------
          Total operating costs and expenses................   435,515     505,996      795,579
                                                              --------   ---------   ----------
  Operating income..........................................   184,728     366,266      383,939
                                                              --------   ---------   ----------
Other income (expense):
  Interest income...........................................    11,875      10,975       22,395
  Interest expense..........................................   (36,974)    (12,684)     (12,419)
  Valuation charge - convertible notes receivable...........        --          --      (35,629)
  Other, net................................................     3,333       6,313         (884)
                                                              --------   ---------   ----------
          Total other income (expense)......................   (21,766)      4,604      (26,537)
                                                              --------   ---------   ----------
  Income before income taxes, extraordinary item(s) and
     cumulative effect of change in accounting principle....   162,962     370,870      357,402
Income tax expense..........................................   (76,332)   (138,006)    (119,363)
                                                              --------   ---------   ----------
  Income before extraordinary item(s) and cumulative effect
     of change in accounting principle......................    86,630     232,864      238,039
Extraordinary item(s):
  Extinguishment of debt, net of taxes of $7,580 for 2000
     and $8,520 for 2001....................................   (12,768)    (14,383)          --
  Loss on disposed and impaired assets, net of taxes of
     $5,612.................................................    (9,353)         --           --
                                                              --------   ---------   ----------
Income before cumulative effect of change in accounting
  principle.................................................    64,509     218,481      238,039
Cumulative effect of change in accounting principle, net of
  taxes of $325.............................................        --        (545)          --
                                                              --------   ---------   ----------
Net income..................................................  $ 64,509   $ 217,936   $  238,039
                                                              ========   =========   ==========
Income per common share:
  Basic: Income before extraordinary item(s) and cumulative
         effect of change in accounting principle...........  $   0.40   $    1.00   $     0.97
        Extraordinary item(s)...............................     (0.10)      (0.06)          --
        Cumulative effect of change in accounting
         principle..........................................        --          --           --
                                                              --------   ---------   ----------
        Net income..........................................  $   0.30   $    0.94   $     0.97
                                                              ========   =========   ==========
  Diluted: Income before extraordinary item(s) and
           cumulative effect of change in accounting
           principle........................................  $   0.39   $    0.99   $     0.97
          Extraordinary item(s).............................     (0.10)      (0.06)          --
          Cumulative effect of change in accounting
           principle........................................        --          --           --
                                                              --------   ---------   ----------
          Net income........................................  $   0.29   $    0.93   $     0.97
                                                              ========   =========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

           UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                         AND OTHER COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   ACCUMULATED
                                                  COMMON STOCK                        OTHER
                                            ------------------------   RETAINED   COMPREHENSIVE
                                              SHARES        AMOUNT     EARNINGS      INCOME         TOTAL
                                            -----------   ----------   --------   -------------   ----------
Balance, December 31, 1999................  132,444,175   $  228,211   $266,895       $(94)       $  495,012
                                            -----------   ----------   --------       ----        ----------
Comprehensive income:
  Net income..............................           --           --     64,509         --            64,509
  Net unrealized gain on marketable
     securities, net of tax...............           --           --         --         94                94
                                                                                                  ----------
          Total other comprehensive
            income........................                                                            64,603
                                                                                                  ----------
  Three for two common stock split........   23,992,412           --         --         --                --
  Stock option activity...................    3,846,764       81,128         --         --            81,128
  Cash dividend declared -- Jones.........           --           --     (2,619)        --            (2,619)
  Issuance of common shares...............   10,557,827      349,609         --         --           349,609
                                            -----------   ----------   --------       ----        ----------
Balance, December 31, 2000................  170,841,178      658,948    328,785         --           987,733
                                            -----------   ----------   --------       ----        ----------
Comprehensive income:
  Net income..............................           --           --    217,936         --           217,936
                                                                                                  ----------
          Total other comprehensive
            income........................                                                           217,936
                                                                                                  ----------
  Four for three common stock split.......   56,941,365         (418)        --         --              (418)
  Stock option activity...................    1,918,441       43,287         --         --            43,287
  Issuance of common shares...............   17,992,000      659,746         --         --           659,746
                                            -----------   ----------   --------       ----        ----------
Balance, December 31, 2001................  247,692,984    1,361,563    546,721         --         1,908,284
                                            -----------   ----------   --------       ----        ----------
Comprehensive income:
  Net income..............................           --           --    238,039         --           238,039
  Net unrealized gain on marketable
     securities, net of tax...............           --           --         --         45                45
                                                                                                  ----------
          Total other comprehensive
            income........................                                                           238,084
                                                                                                  ----------
  Stock option activity...................      431,767        6,608         --         --             6,608
  Stock repurchases.......................   (7,500,000)    (166,274)        --         --          (166,274)
                                            -----------   ----------   --------       ----        ----------
Balance, December 31, 2002................  240,624,751   $1,201,897   $784,760       $ 45        $1,986,702
                                            ===========   ==========   ========       ====        ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                                 (IN THOUSANDS)

                                                                2000        2001        2002
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net income................................................  $  64,509   $ 217,936   $ 238,039
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     41,942      47,966      59,971
    Amortization of deferred financing costs................      1,927       1,040       2,898
    Extraordinary loss-extinguishment of debt...............     13,366      22,902          --
    Extraordinary loss-disposed and impaired assets.........     14,965          --          --
    Cumulative effect of change in accounting principle.....         --         870          --
    Stock compensation charge...............................      4,755       3,229          --
    Write-off of inventory..................................     28,722          --      15,152
    Deferred income taxes...................................     (9,319)     15,209     (43,841)
    Non-cash nonrecurring charge............................      3,727          --          --
    Valuation charge on convertible notes receivable........         --          --      35,443
    Net unrealized gain on convertible notes receivable.....         --      (8,546)         --
    Tax benefits of stock options exercised.................     40,540      12,430       2,206
    Impairment of intangible assets.........................         --          --      76,893
    In-process research and development charges.............         --          --      12,000
    Other non-cash items, net...............................      3,510       2,948       4,525
    Changes in operating assets and liabilities:
      Accounts receivable...................................    (31,247)    (44,114)     (3,713)
      Inventories...........................................    (48,814)    (46,489)    (70,157)
      Prepaid expenses and other current assets.............      5,229        (484)     (5,090)
      Other assets..........................................     (3,463)      3,136      (1,020)
      Accounts payable......................................     (4,303)     (9,722)     31,318
      Accrued expenses and other liabilities................     15,548      41,519      96,946
      Deferred revenue......................................     71,213      (9,247)     (9,090)
      Income taxes..........................................    (31,434)     28,977      13,529
                                                              ---------   ---------   ---------
      Net cash provided by operating activities.............    181,373     279,560     456,009
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of investment securities........................   (142,922)    (49,880)   (823,112)
  Proceeds from maturity and sale of investment
    securities..............................................    256,121          --     645,798
  Convertible senior notes..................................    (20,000)    (10,000)    (10,000)
  Loans receivable..........................................    (15,379)    (15,000)         --
  Purchases of property, plant and equipment................    (25,149)    (40,167)    (73,587)
  Purchases of intangible assets............................   (207,000)   (286,500)   (322,100)
  Proceeds from loan receivable.............................         --      14,086       4,310
  Proceeds from sale of intangible assets...................         --       3,332          --
  Other investing activities................................        512       1,446       4,388
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................   (153,817)   (382,683)   (574,303)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from revolving credit facility...................    159,000      75,000          --
  Payments on revolving credit facility.....................   (204,000)    (75,000)         --
  Proceeds from issuance of common shares and exercise of
    stock options, net......................................    387,768     684,435       4,402
  Payments of cash dividends -- Jones.......................     (2,619)         --          --
  Stock repurchases.........................................         --          --    (166,274)
  Payment of senior subordinated debt.......................    (53,618)   (115,098)         --
  Proceeds from seller note.................................     25,000          --          --
  Payment of seller note....................................    (25,000)         --          --
  Proceeds from bridge loan facility........................     25,000          --          --
  Payments on bridge loan facility..........................    (25,000)         --          --
  Payments on other long-term debt..........................   (368,707)     (1,489)     (1,361)
  Proceeds from convertible debentures......................         --     345,000          --
  Debt issuance costs.......................................       (708)    (11,100)     (4,850)
  Other.....................................................         --        (418)         --
                                                              ---------   ---------   ---------
Net cash (used in) provided by financing activities.........    (82,884)    901,330    (168,083)
                                                              ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents............    (55,328)    798,207    (286,377)
Cash and cash equivalents, beginning of year................    131,723      76,395     874,602
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of year......................  $  76,395   $ 874,602   $ 588,225
                                                              =========   =========   =========
Supplemental disclosure of cash paid for:
Interest....................................................  $  37,353   $  15,433   $  11,731
                                                              =========   =========   =========
Taxes.......................................................  $  65,739   $  96,773   $ 153,966
                                                              =========   =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1.  THE COMPANY

     King Pharmaceuticals, Inc. ("King" or the "Company") is a vertically integrated pharmaceutical company that develops, manufactures, markets and sells branded prescription pharmaceutical products. Through a national sales force and co-promotion arrangements, King markets its branded pharmaceutical products to general/family practitioners, internal medicine physicians, cardiologists, endocrinologists, obstetrician/gynecologists, and hospitals across the United States and in Puerto Rico. The Company also provides contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies. In addition, the Company receives royalties from the rights of certain products (Adenocard(R) and Adenoscan(R)) previously sold.

     These consolidated financial statements include the accounts of King and its wholly owned subsidiaries Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc., King Pharmaceuticals Research and Development, Inc., Jones Pharma Incorporated, King Pharmaceuticals of Nevada, Inc., and Monarch Pharmaceuticals Ireland Limited. All intercompany transactions and balances have been eliminated in consolidation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. The Company is also subject to risks and uncertainties that may cause actual results to differ from those estimates, such as changes in the healthcare environment, competition, legislation and regulations.

     Revenue Recognition. Revenue is recognized when title and risk of loss are transferred to customers, collection of sales is reasonably assured and the Company has no further performance obligations. Costs for estimated returns, rebates and chargebacks reduce revenues at the time of sale based on historical experience. Royalty revenue is recognized based on a percentage of sales reported by third parties.

     Shipping and Handling Costs. The Company incurred $1,619, $2,455, and $2,072 in 2000, 2001 and 2002, respectively, related to shipping and handling costs classified with selling, general and administrative expenses in the consolidated statements of operations. The Company does not bill customers for such costs.

     Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company's cash and cash equivalents are placed in large domestic banks, which limits the amount of credit exposure.

     Marketable Securities. The Company classifies its existing marketable securities as available-for-sale. These securities are carried at fair market value based on current market quotes, with unrealized gains and losses reported in shareholders' equity as a component of other comprehensive income. Gains or losses on securities sold are based on the specific identification method. The Company's policy is to only invest in high-grade corporate bonds, government agencies and municipalities. The Company reviews its investment portfolio as deemed necessary and, where appropriate, adjusts individual securities for other-than-temporary impairments. The Company does not hold these securities for speculative or trading purposes.

     Inventories. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Product samples held for distribution to third parties represent 17% and 11% of inventory as of December 31, 2001 and December 31, 2002, respectively. Product sample costs are charged to selling, general and administrative costs in the accompanying consolidated statement of income upon distribution to a third party.

                           KING PHARMACEUTICALS, INC.

     Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Financial Instruments and Derivatives. The Company does not use financial instruments for trading purposes. Interest rate protection agreements, which are a type of derivative instrument, are sometimes used to manage interest rate risks. The notional amounts of the interest rate protection agreements entered into by the Company are used to measure the interest to be paid or received and do not represent the amount of exposure to loss. At December 31, 2001 and 2002, the Company did not have any interest rate protection agreements or other derivatives outstanding.

     The fair value of financial instruments is determined by reference to various market data or other valuation techniques as appropriate. Unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

     The Company recognized the cumulative effect of a change in accounting principle of $545, net of income taxes of $325, during the first quarter of 2001, due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, which establishes accounting and reporting standards for derivative instruments and hedging activities. As of December 31, 2001 and 2002, the Company held no derivative financial instruments.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method for financial statement purposes and accelerated methods for income tax purposes. The estimated useful lives are principally 15 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment.

     The Company capitalizes certain computer software and development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are amortized over the estimated useful lives of the software which generally range from 3 to 5 years.

     In the event that facts and circumstances indicate that the carrying amount of property, plant and equipment may be impaired, evaluation of recoverability is performed using the estimated future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a write-down is required. To the extent such projection indicates that undiscounted cash flow is not expected to be adequate to recover the carrying amount, the asset would be written down to its fair value.

     Capitalized Interest. For the years ended December 31, 2000, 2001 and 2002, the Company capitalized interest of approximately $645, $1,256, and $1,127, respectively.

     Intangible Assets and Goodwill. Intangible assets, which include primarily acquired product rights and patents, are stated at cost, net of accumulated amortization. Amortization is computed over the estimated useful lives, ranging from 5 to 36 years, using primarily the straight-line method. Beginning in 2002, goodwill and certain other intangible assets are not amortized, but are tested for impairment on an annual basis, or more frequently if conditions warrant interim testing.

     Research and Development Costs. Research and development costs are expensed as incurred. Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life. Amounts capitalized for such payments are included in intangibles assets. Acquired research and development projects for products that have not received regulatory approval and that do not have alternative future use are expensed.

                           KING PHARMACEUTICALS, INC.

     Deferred Financing Costs. Financing costs related to the $345,000 convertible debt are being amortized over five years to the first date the debt can be put by the holders to the Company. Financing costs related to the Senior Secured Revolving Credit Facility (Note 11) are being amortized over five years, the term of the facility.

     Insurance. The Company is self-insured with respect to its healthcare benefit program. The Company pays a fee to a third party to administer the plan. The Company has stop loss coverage on a per employee basis as well as in the aggregate. Self-insured costs are accrued based upon reported claims and an estimated liability for claims incurred but not reported.

     At December 31, 2002, the Company maintained product liability insurance in the amount of $60,000 for aggregate annual claims with a $100 deductible per incident and a $10,000 aggregate annual deductible. The Company's product liability insurance does not cover the following products: Prefest(R), Menest(R), Delestrogen(R), Pitocin(R) and Nordette.

     Advertising. The Company expenses advertising costs as incurred and these costs are included as selling, general and administrative expenses. Advertising costs for the years ended December 31, 2000, 2001, and 2002 were $28,035, $48,460, and $56,532, respectively.

     Promotional Fees to Wyeth. On June 22, 2000, the Company entered into a co-promotion agreement with Wyeth to promote Altace(R) in the United States and Puerto Rico through October 29, 2008. Under the agreement, Wyeth paid an upfront fee of $75,000 to King, which was classified as other liabilities and is being amortized as a reduction of marketing expenses over the term of the agreement.

     In connection with the co-promotion agreement with Wyeth, the Company agreed to pay Wyeth an annual promotional fee as follows:

- For 2000, an amount equal to a prorated portion based on 50% of annualized Altace(R) net sales from October 5, 2000 through December 31, 2000 in excess of $165,000.

- For 2001 and 2002, 20% of Altace(R) net sales up to $165,000, 50% of Altace(R) net sales from $165,000 to $465,000 and 52.5% of Altace(R) net sales in excess of $465,000.

- For years subsequent to 2002 through 2008, the fee is based on the same formula, except the fee for the first $165,000 will be 15% of Altace(R) net sales.

     The co-promotion fee is accrued quarterly based on a percentage of Altace(R) net sales at a rate equal to the expected relationship of the expected co-promotion fee for the year to applicable expected Altace(R) net sales for the year.

     Stock Compensation. The Company has adopted the disclosure only provision of SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, since options were granted at fair value, no compensation cost has been recognized for stock options granted to date. Had compensation cost for these plans been determined for options granted, consistent with SFAS No. 123, the Company's net income and

                           KING PHARMACEUTICALS, INC.

diluted income per share would have decreased to the following pro forma amounts for the years ended December 31, 2000, 2001 and 2002:

                                                         2000       2001       2002
                                                        -------   --------   --------
Income before extraordinary item(s) and comprehensive
  income:
  As reported.........................................  $86,630   $232,864   $238,039
                                                        =======   ========   ========
  Compensation costs for options granted..............   24,019     11,154      6,505
                                                        -------   --------   --------
  Pro forma...........................................  $62,611   $221,710   $231,534
                                                        =======   ========   ========
Net income:
  As reported.........................................  $64,509   $217,936   $238,039
                                                        =======   ========   ========
  Compensation costs for options granted..............   24,019     11,154      6,505
                                                        -------   --------   --------
  Pro forma...........................................  $40,490   $206,782   $231,534
                                                        =======   ========   ========
Diluted income per share:
Income before extraordinary item(s) and comprehensive
  income:
  As reported.........................................  $  0.39   $   0.99   $   0.97
                                                        =======   ========   ========
  Pro forma...........................................  $  0.28   $   0.95   $   0.94
                                                        =======   ========   ========
Net income:
  As reported.........................................  $  0.29   $   0.93   $   0.97
                                                        =======   ========   ========
  Pro forma...........................................  $  0.18   $   0.88   $   0.94
                                                        =======   ========   ========

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 2001 and 2002:

                                                              2000    2001    2002
                                                              -----   -----   -----
Expected life of option.....................................   4.23    4.00    4.00
Risk-free interest rate.....................................   5.91%   3.60%   3.07%
Expected volatility.........................................  64.24%  62.38%  71.59%
Expected dividend yield.....................................   0.00%   0.00%   0.00%

     The weighted average fair values of options granted during 2000, 2001 and 2002 are $21.45, $19.38, and $10.91, respectively.

     Accounting Standards Not Yet Adopted. In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." SFAS No. 145 is effective for fiscal periods beginning after May 15, 2002. The primary impact on the Company of adopting SFAS No. 145 will be that gains and losses incurred upon the extinguishment of debt will no longer qualify for extraordinary item treatment in the income statement but will be presented as a non-operating gain or loss.

     In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity

                           KING PHARMACEUTICALS, INC.

(including Certain Costs Incurred in a Restructuring)." SFAS No. 146 will be effective for exit or disposal activities of the Company that are initiated after December 31, 2002.

     Reclassifications. Certain amounts from the prior consolidated financial statements have been reclassified to conform to the presentation adopted in 2002.

3.  CONCENTRATIONS OF CREDIT RISK

     A significant portion of the Company's sales is to customers in the pharmaceutical industry. The Company monitors the extension of credit to customers and has not experienced significant credit losses. The following table represents the relative percentage of accounts receivable from significant customers compared to net accounts receivable:

                                                              2000   2001   2002
                                                              ----   ----   ----
Customer A..................................................  10.7%  25.4%  15.1%
Customer B..................................................  21.4%  15.4%  13.2%
Customer C..................................................   n/a   12.1%  18.5%

     n/a -- receivable balances were less than 10% for the year.

     The following table represents a summary of sales to significant customers as a percentage of the Company's total revenues:

                                                              2000   2001   2002
                                                              ----   ----   ----
Customer A..................................................  18.1%  20.2%  20.6%
Customer B..................................................  14.9%  17.5%  31.5%
Customer C..................................................  10.2%  18.4%  23.4%

     The Company invests its excess cash primarily in government, municipal obligations and high-quality corporate debt securities and commercial paper. The commercial paper securities are highly liquid and the remaining investments typically mature within two years (although there is an established secondary market for sales at any given time). Based on the nature of the financial instruments and/or historical realization of these financial instruments, management believes they bear minimal risk.

4.  MARKETABLE SECURITIES

     The following table represents the contractual maturities of marketable securities held as of December 31, 2001 and 2002:

                                                                2001       2002
                                                              --------   --------
Less than one year..........................................  $777,923   $554,562
One to five years...........................................    29,582    170,930
                                                              --------   --------
          Total securities available-for-sale...............  $807,505   $725,492
                                                              ========   ========

     All available-for-sale securities are considered current, as the Company intends to use them for current operating and investing purposes. At December 31, 2001 and 2002, approximately $757,625 and $498,229, respectively, of available-for-sale securities with original maturities of 90 days or less were included in cash and cash equivalents. The remaining amounts totaling approximately $49,880 and $227,263 at December 31, 2001 and 2002, respectively, are classified as marketable securities on the Company's balance sheet.

                           KING PHARMACEUTICALS, INC.

     The carrying amount of available-for-sale securities and their approximate fair values at December 31, 2002 were as follows:

                                                            GROSS        GROSS
                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                COST        GAINS        LOSSES      VALUE
                                              ---------   ----------   ----------   --------
U.S. Government obligations.................  $126,685     $     54     $     --    $126,739
Municipal obligations.......................   394,194           --           --     394,194
Corporate bonds.............................   204,544           20           (5)    204,559
                                              --------     --------     --------    --------
          Total.............................  $725,423     $     74     $     (5)   $725,492
                                              ========     ========     ========    ========

     During 2000, the Company liquidated its marketable securities and recognized a net loss of $707. At December 31, 2001, the market value of the marketable securities approximated cost. There were no realized gains or losses in 2001. At December 31, 2002, the Company had net unrealized gains from marketable securities of $45, net of tax, recorded in other comprehensive income. The Company realized $1,960 of net gains on marketable securities during 2002.

5.  INVENTORY

     Inventory consists of the following:

                                                                2001       2002
                                                              --------   --------
Finished goods (including $18,426 and $17,951 of sample
  inventory, respectively)..................................  $ 77,752   $110,053
Work-in process.............................................     9,923      7,810
Raw materials...............................................    27,776     56,778
                                                              --------   --------
                                                               115,451    174,641
Less inventory valuation allowance..........................    (3,873)    (8,058)
                                                              --------   --------
                                                              $111,578   $166,583
                                                              ========   ========

     DSM Pharmaceuticals, Inc. ("DSM") one of the Company's third-party manufacturers, informed the Company on November 21, 2001, that they ceased operations at their sterile manufacturing facilities in Greenville, North Carolina as a result of U.S. Food and Drug Administration ("FDA") concerns relating to compliance issues. Due to the compliance issues, DSM recommended that the Company initiate a voluntary recall of all products that they manufacture for King. The Company initiated a voluntary recall of these products on December 18, 2001. As a result, the Company recorded special charges, included as cost of revenues, of $5,933 and $1,206 during 2001 and 2002, respectively, primarily to provide for product returns and the write-off of inventory.

     During 2001, the Company wrote-off obsolete Levoxyl(R) inventory of $2,059. The FDA approved the New Drug Application for a new formulation of Levoxyl(R) on May 25, 2001. Pursuant to FDA guidance, the Company may distribute only the FDA approved new formulation of Levoxyl(R) after August 14, 2001.

     The Company recorded a special charge in the amount of $1,827 during 2002 relating primarily to the Company's voluntary recall of Liqui-Char(R) and Theravac(R), two of the Company's smaller volume products.

     As discussed in Note 7 below, the Company donated $15,152 of Lorabid(R) inventory to a charitable organization as a result of the decision in the fourth quarter of 2002 to divest the Lorabid(R) intangible assets.

                           KING PHARMACEUTICALS, INC.

6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                                2001       2002
                                                              --------   --------
Land........................................................  $  7,461   $  9,108
Buildings and improvements..................................    76,318     87,908
Machinery and equipment.....................................    84,968     92,104
Equipment under capital lease...............................     1,317      1,018
Capital projects in progress(a).............................    31,213     73,151
                                                              --------   --------
                                                               201,277    263,289
          Less accumulated depreciation.....................   (37,161)   (46,175)
                                                              --------   --------
                                                              $164,116   $217,114
                                                              ========   ========

     Depreciation expense for the years ended December 31, 2000, 2001 and 2002 was $8,888, $9,749, and $11,233, respectively.

(a) Capital projects in process at December 31, 2002 primarily include the new information technology system, building improvements for facility upgrades and increased capacity, and other property and equipment purchases.

7.  ACQUISITIONS/INTANGIBLE ASSETS

     On December 30, 2002, the Company acquired or licensed the exclusive rights, including the new drug application trademarks, product rights and certain patents, to three branded prescription pharmaceutical products from Aventis for $197,500, plus $4,300 in expenses. The products include the rights in the United States, Puerto Rico, and Canada to Intal(R) and Tilade(R) inhaled anti-inflammatory agents for the management of asthma, and worldwide rights, excluding Japan, to Synercid(R), an injectable antibiotic. The acquisition was financed with cash on hand. The Company has recorded $43,185 of the acquisition as patents and $146,615 of the acquisition of product rights within intangible assets. The purchase price allocation among the assets acquired and the assignment of lives to the intangible assets are preliminary and subject to further evaluation. The purchase price allocation is preliminary as the Company has not yet finalized its valuation of the intangible assets.

     In connection with the acquisition, $12,000 of the purchase price was allocated to an in-process research and development project. The value of the in-process research and development project was expensed on the date of acquisition as it had not received regulatory approval and had no alternative future use. The project is for a new formulation of Intal(R) using a new propellant that was valued through the application of a probability-weighted, discounted cash flow approach by independent valuation specialists. The estimated cash flows were projected over periods ranging from zero to 16 years using a discount rate of 20.5%. Operating margins were assumed to be similar to historical margins of similar products. The estimated cost to complete the project was less than $2,000 and is expected to be completed during 2004. The project was substantially complete as of the valuation date. The success of the project is dependent upon whether the Company receives FDA approval. The Company is not aware of any issues with respect to the FDA's review of the project. If the project is not successfully completed it could materially affect the Company's results of operations.

     On May 29, 2002, the Company acquired the exclusive rights to Prefest(R) tablets in the United States, its territories and possessions and the Commonwealth of Puerto Rico, including the related new drug application, investigational new drug application, copyrights, and patents or licenses to the related patents from Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson subsidiary. The Company paid $108,000 for the product rights upon closing plus approximately $3,300 of expenses. During February 2003,

                           KING PHARMACEUTICALS, INC.

subsequent to year end, the Company paid Ortho-McNeil an additional $7,000 upon receipt of the FDA's approval to rename the product "Prefest(R)", which was previously named "Ortho-Prefest." The acquisition was financed with cash on hand. The Company's allocation of purchase price was based upon the estimated fair value of assets acquired and liabilities assumed in accordance with SFAS No. 142. The purchase price allocation among the intangible assets acquired and the determination of useful life has been completed and the difference between the original and final determination was not material. Of the total purchase price of $111,300 at December 31, 2002, $80,442 was allocated to trademarks and product rights and $30,858 was allocated to patents. The patent is being amortized over eleven years and five months, the remaining life on the primary patent. The trademark and product rights are being amortized over 25 years.

     On August 8, 2001, the Company acquired three branded pharmaceutical products and a fully paid license to a fourth product from Bristol-Myers Squibb ("BMS") for $285,000 plus approximately $1,500 of expenses. The products acquired include BMS's rights to the new drug applications, trademarks and product rights in the United States to Corzide(R), Delestrogen(R) and Florinef(R). King also acquired a fully paid license to and trademark for Corgard(R) in the United States. The acquisition was financed with a combination of borrowings under the Company's senior secured credit facility and cash on hand. The Company's allocation of purchase price was based upon the estimated fair value of assets acquired and liabilities assumed in accordance with SFAS No. 142. The purchase price allocation among the various products acquired and the determination of useful lives has been completed and the difference between the original and final determination was not material. The product rights are being amortized over 20 to 30 years. See Note 23 for a discussion of subsequent events related to Florinef(R).

     On June 22 and July 7, 2000, the Company acquired the sales and marketing rights, respectively, to Nordette(R), Wycillin(R) and Bicillin(R) from Wyeth for $200,000 plus assumed liabilities of $3,000. The purchase price was allocated to intangible assets that are being amortized over their estimated useful lives of 25 years. This acquisition was financed with a draw of $10,000 on a $50,000 bridge loan, $25,000 in the form of a note issued to Wyeth, $37,500 of the proceeds from the sale of stock to Wyeth, $25,000 received in connection with the co-promotion agreement with Wyeth, $90,000 from the revolving credit facility and $12,500 in cash on hand.

     Intangible assets consist of the following:

                                                 2001                        2002
                                       -------------------------   -------------------------
                                         GROSS                       GROSS
                                        CARRYING    ACCUMULATED     CARRYING    ACCUMULATED
                                         AMOUNT     AMORTIZATION     AMOUNT     AMORTIZATION
                                       ----------   ------------   ----------   ------------
Trademarks and product rights........  $1,017,456     $ 84,728     $1,190,953     $123,176
Patents..............................     110,000       21,111        169,710       30,696
Goodwill.............................      16,251        3,509         16,251        3,509
Other intangibles....................       9,316        5,880          9,526        6,795
                                       ----------     --------     ----------     --------
          Total intangible assets....  $1,153,023     $115,228     $1,386,440     $164,176
                                       ==========     ========     ==========     ========

     Amortization expense for the years ended December 31, 2000, 2001, and 2002 was $33,054, $38,217, and $48,738, respectively. Amortization expense is estimated to be approximately $57,000 in each of the next five years exclusive of the Company's 2003 acquisitions. All of the goodwill of the Company is associated with the Branded Pharmaceuticals segment.

     The Company acquired the antibiotic Lorabid(R) in the United States and Puerto Rico from Eli Lilly and Company on August 19, 1999 for a purchase price of $91,700, including acquisition costs. Since the acquisition, sales declined for a variety of reasons. During the fourth quarter of 2002, the Company decided to divest of its rights to Lorabid(R), resulting in the need to revise the cash flow assumptions in the review of the related intangible assets for impairment. Based on that review, the Company determined that

                           KING PHARMACEUTICALS, INC.

the Lorabid(R) intangible assets were impaired and recorded an impairment charge of $51,200 to write down the asset to estimated fair value of $25,693, at December 31, 2002. Fair value was determined based on the current estimate of selling price of the rights to Lorabid(R) and the fair value of the related supply agreement described below. See Note 23 for subsequent event concerning an additional $25,693 write down of the Lorabid(R) intangible asset. The Company donated $15,152 of Lorabid(R) inventory to a charitable organization, as a result of the decision in the fourth quarter of 2002 to divest the Lorabid(R) intangible assets. This donation was classified within cost of sales in the accompanying statements of income. Lorabid(R) is included in the Company's branded pharmaceutical reporting segment.

     The Company has a supply agreement with a third party to produce Lorabid(R). This supply agreement requires the Company to purchase certain minimum levels of inventory of Lorabid(R) annually through August 2006.

8. OTHER ASSETS

     Other assets consist of the following:

                                                               2001      2002
                                                              -------   -------
Convertible senior notes receivable from Novavax............  $38,081   $12,345
Loan receivable.............................................   17,565    14,277
Deferred financing costs, net...............................   10,823    12,339
Other.......................................................      672       570
                                                              -------   -------
                                                              $67,141   $39,531
                                                              =======   =======

     On December 19, 2000, September 7, 2001, and June 24, 2002, the Company acquired convertible senior notes of $20,000, $10,000 and $10,000, respectively, from Novavax, Inc. The convertible senior notes earn interest at 4% payable semi-annually in June and December. The convertible senior notes are due December 19, 2007. The convertible senior notes are convertible to common shares of Novavax at a specified conversion price. At December 31, 2001 and 2002, the convertible senior notes were convertible to 10.7% and 17.0%, respectively, of the outstanding common shares of Novavax. During 2001, the Company recognized an unrealized gain net of amortization of $8,081 related to the conversion option on the convertible senior notes in accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". The gain has been recorded in other income in the accompanying financial statements. During September 2001, the Company modified the agreement with Novavax, which resulted in the option no longer being considered a derivative. During 2002, the convertible senior notes were deemed to be impaired as defined under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires the creditor to evaluate the cash flows available from any collateral (in King's situation, the Novavax common stock obtainable upon conversion) in order to determine the amount of valuation allowance for an impaired loan. Because of the decline in the share price of Novavax common stock to levels below that established by King's common stock conversion options associated with the Novavax convertible notes, the Company recorded a valuation allowance of $35,443 during 2002. The Company determined the amount of the valuation allowance by reference to the December 31, 2002 quoted market price of the Novavax common stock. The amount of the valuation allowance will be adjusted in future periods based on the value of the underlying collateral (Novavax common stock) as of the last business day of each respective calendar quarter or until such time as the loan is no longer considered to be impaired. For the year ended December 31, 2001, Novavax paid the interest related to the convertible senior notes in cash of $722 and stock of $232, in accordance with the agreement. During 2002, the Company incurred a write-down of $186 related to the stock held in Novavax acquired as a result of interest payments. For the year ended December 31, 2002, Novavax paid interest of $604 in cash and the Company allowed Novavax to pay the interest of $800 related to the convertible senior notes in

                           KING PHARMACEUTICALS, INC.

stock, even though this was not in accordance with the original agreement. Subsequent to year end, Novavax provided 307,692 shares of common stock to pay the accrued interest receivable at December 31, 2002 of $800.

     On June 22, 2000, the Company entered into an agreement with Aventis Pharma Deutschland GMBH ("Aventis") to provide Aventis with funds for a facilities expansion that will provide additional production of an outsourced product of the Company. During 2000 and 2001, the Company loaned Aventis $15,000 and $15,000, respectively, under this agreement. This loan bears interest at 8% and is being repaid by reducing amounts otherwise payable on the purchase of inventory. During 2001 and 2002, inventory in the amount of $14,086 and $4,310, respectively, was received as payment against these loans.

     Amortization expense related to deferred financing costs was $1,927, $1,040, and $2,898 for 2000, 2001, and 2002, respectively, and has been included in interest expense. During 2000 and 2001, the Company repaid certain debt prior to maturity resulting in extraordinary losses of $12,768 and $14,383, net of income taxes, respectively.

9.  LEASE OBLIGATIONS

     The Company leases certain office and manufacturing equipment and automobiles under non-cancelable operating leases with terms from one to five years. Estimated future minimum lease payments as of December 31, 2002 for leases with initial or remaining terms in excess of one year are as follows:


2003........................................................   $6,175
2004........................................................    2,375
2005........................................................    1,710
2006........................................................    1,155
2007........................................................      837
Thereafter..................................................      757

     Lease expense for the years ended December 31, 2000, 2001 and 2002 was approximately $5,690, $7,846, and $10,189, respectively.

10.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                2001       2002
                                                              --------   --------
Rebates.....................................................  $ 33,744   $ 94,467
Accrued co-promotion fees...................................    40,866     68,295
Product returns and chargebacks.............................    16,591     22,611
Accrued interest............................................       528      1,216
Product recall accrual......................................     5,933        758
Other.......................................................    21,836     27,021
                                                              --------   --------
                                                              $119,498   $214,368
                                                              ========   ========

                           KING PHARMACEUTICALS, INC.

11.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                2001       2002
                                                              --------   --------
Convertible debentures(a)...................................  $345,000   $345,000
Senior subordinated notes(b)................................        93         93
Senior credit facility(c)...................................        --         --
Senior secured revolving credit facility (d)................        --         --
Notes payable to former shareholders, due in equal annual
  installments
  of principal and interest (at a rate of 6%) of $1,226
  through December 2003.....................................     2,247      1,156
Various capital leases with interest rates ranging from 8.3%
  to 12.7% and maturing at various times through 2003.......       414        144
                                                              --------   --------
                                                               347,754    346,393
  Less current portion......................................     1,357      1,300
                                                              --------   --------
                                                              $346,397   $345,093
                                                              ========   ========

---------------

(a) During the fourth quarter of 2001, the Company issued $345,000 of 2 3/4% Convertible Debentures due November 15, 2021. The debentures are unsecured unsubordinated obligations, and the payment of principal and interest is guaranteed by the Company's domestic subsidiaries on a joint and several basis. The debentures accrue interest at an initial rate of 2 3/4%, which will be reset (but not below 2 3/4% or above 4 1/2%) on May 15, 2006, May 15, 2011, and May 15, 2016. Interest is payable on May 15 and November 15 of each year.

    On or after November 20, 2006, the Company may redeem for cash all or part of the debentures that have not previously been converted or repurchased at a price equal to 100% of the principal amount of the debentures plus accrued interest up to but not including the date of redemption. Holders may require the Company to repurchase for cash all or part of their debentures on November 15, 2006, November 15, 2011 or November 15, 2016 at a price equal to 100% of the principal amount of the debentures plus accrued interest up to but not including the date of repurchase. In addition, upon a change of control, each holder may require the Company to repurchase for cash all or a portion of the holder's debentures.

    Holders may surrender their debentures for conversion into shares of King common stock at the conversion price (initially $50.16 per share and subject to certain adjustments) if any of the following conditions is satisfied:

    - if the closing sale price of King common stock, for at least 20 trading days in the 30 trading day period ending on the trading day prior to the date of surrender, exceeds 110% of the conversion price per share of King common stock on that preceding trading day;

    - if we have called the debentures for redemption; or

    - upon the occurrence of specified corporate transactions.

    The Company has reserved 6,877,990 shares of common stock in the event such debentures are converted into shares of the Company's common stock.

(b) On March 3, 1999, the Company issued $150,000 of 10 3/4% Senior Subordinated Notes due 2009. During 2000 and 2001, the Company redeemed $53,618 and $96,289, respectively, at a price of $59,144 and $114,299, respectively.

(c) The Senior Credit Facility, as amended, provided for up to $525,000 of aggregate borrowing capacity, consisting of: a $150,000 tranche A term loan (the "Tranche A Term Loan"), a $275,000 tranche B

                           KING PHARMACEUTICALS, INC.

     term loan (the "Tranche B Term Loan"), and a revolving credit facility in an aggregate amount of $100,000 (the "Revolving Credit Facility"). The Revolving Credit Facility included a $10,000 sublimit available for the issuance of letters of credit and a $5,000 sublimit available for swingline loans. During the year ended December 31, 2000, the Company paid the Tranche A Term Loan and Tranche B Term Loan in full and no amounts were outstanding under its Revolving Credit Facility at December 31, 2000. During 2001, the Company terminated the Senior Credit Facility.

(d) On April 23, 2002, the Company established a $400,000 five year Senior Secured Revolving Credit Facility. The facility has been collateralized in general by all real estate with a value of $5,000 or more and all personal property of the Company and its significant subsidiaries. The Company's obligations under the Senior Secured Revolving Credit Facility are unconditionally guaranteed on a senior basis by significant subsidiaries. The Senior Secured Revolving Credit Facility accrues interest at the Company's option, at either (a) the base rate (which is based on the prime rate or the federal funds rate plus one-half of 1%) plus an applicable spread ranging from 0.0% to 0.75% (based on a leverage ratio) or (b) the applicable LIBOR rate plus an applicable spread ranging from 1.0% to 1.75% (based on a leverage ratio). In addition, the lenders under the Senior Secured Revolving Credit Facility are entitled to customary facility fees based on (a) unused commitments under the Senior Secured Revolving Credit Facility and (b) letters of credit outstanding. At December 31, 2002, the Company had $400,000 of available borrowings under its Senior Secured Revolving Credit Facility.

    The Company incurred $4,850 of deferred financing costs that are being amortized over five years, the life of the Senior Secured Revolving Credit Facility.

    This facility requires the Company to maintain a certain minimum net worth and EBITDA to interest expense ratio and maintain a funded debt to EBITDA ratio below an established maximum. As of December 31, 2002, the Company has complied with the covenants.

     During 2001, as a result of terminating its Senior Credit Facility and redemption, through a tender offer of $96,300 of 10 3/4% Senior Subordinated Notes prior to maturity, the Company recorded an extraordinary charge of $22,903 ($14,383 net of income taxes) or $0.06 per share in the fourth quarter of 2001, resulting from the write-off of deferred financing costs and the payment of an early redemption premium.

     During 2000, the Company repaid the Tranche A and Tranche B Term Loans and $53,618 of Senior Subordinated Notes prior to maturity resulting in an extraordinary charge of $20,348 ($12,768 net of income taxes) due to the write-off of deferred financing costs and the payment of an early redemption premium for the Senior Subordinated Notes.

     During the year ended December 31, 2000, the Company terminated its interest rate swap agreements and recognized a gain of $1,911, which is included in other income.

     The aggregate maturities of long-term debt (including capital lease obligations) at December 31, 2002 are as follows:

2003........................................................   $  1,300
2004........................................................         --
2005........................................................         --
2006........................................................    345,000
2007........................................................         --
Thereafter..................................................         93
                                                               --------
                                                               $346,393
                                                               ========

                           KING PHARMACEUTICALS, INC.

12. FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair values of financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

     Cash and Cash Equivalents, Accounts Receivable and Accounts Payable. The carrying amounts of these items are a reasonable estimate of their fair values.

     Marketable Securities. The fair value of marketable securities was based primarily on quoted market prices (Note 4). If quoted market prices are not readily available, fair values are based on quoted market prices of comparable instruments.

     Convertible Senior Notes Receivable from Novavax. At December 31, 2001, the fair value of the convertible senior notes receivable from Novavax was determined using option pricing models, and was estimated to be approximately $38,830. Key assumptions used in determining that fair value were as follows: volatility of 58% and a discount rate of 5%. At December 31, 2002, the carrying amount of the convertible notes receivable were at their estimated fair value based on the quoted market prices of the collateral, the Novavax common stock.

     Long-Term Debt. The fair value of the Company's long-term debt, including the current portion, at December 31, 2001 and 2002 is estimated to be approximately $379,709 and $310,485, respectively, using discounted cash flow analyses and based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

13. INCOME TAXES

     The net income tax expense (benefit) is summarized as follows:

                                                         2000       2001       2002
                                                        -------   --------   --------
Current
  Federal............................................   $85,140   $107,550   $154,347
  State..............................................       511     15,247      8,857
                                                        -------   --------   --------
          Total current..............................   $85,651   $122,797   $163,204
                                                        =======   ========   ========
Deferred
  Federal............................................   $(8,889)  $ 13,147   $(39,899)
  State..............................................      (430)     2,062     (3,941)
                                                        -------   --------   --------
          Total deferred.............................   $(9,319)  $ 15,209   $(43,841)
                                                        =======   ========   ========
Total expense........................................   $76,332   $138,006   $119,363
                                                        =======   ========   ========

     A reconciliation of the difference between the federal statutory tax rate and the effective income tax rate as a percentage of income before income taxes and extraordinary item is as follows:

                                                              2000   2001   2002
                                                              ----   ----   ----
Federal statutory tax rate..................................  35.0%  35.0%  35.0%
State income taxes, net of federal benefit..................   3.1    3.0    1.4
Nondeductible merger costs..................................   3.0     --     --
Other.......................................................   5.7   (0.8)  (3.0)
                                                              ----   ----   ----
Effective tax rate..........................................  46.8%  37.2%  33.4%
                                                              ====   ====   ====

                           KING PHARMACEUTICALS, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liability are as follows:

                                                               2001      2002
                                                              -------   -------
Accrued expenses and reserves...............................  $30,897   $67,176
Other.......................................................      659       923
                                                              -------   -------
          Total deferred tax assets.........................   31,556    68,099
                                                              -------   -------
Property, plant and equipment...............................  (13,586)  (13,998)
Intangible assets...........................................  (23,270)   (4,672)
Other.......................................................     (165)  (11,077)
                                                              -------   -------
          Total deferred tax liabilities....................  (37,021)  (29,747)
                                                              -------   -------
          Net deferred tax (liability)/asset................  $(5,465)  $38,352
                                                              =======   =======

     Management has determined that it is more likely than not that the deferred tax assets will be realizable and no valuation allowance is necessary.

14. BENEFIT PLANS

     The Company maintains a defined contribution employee benefit plan that covers all employees over 21 years of age. The plan allows for employees' salary deferrals, which are matched by the Company up to a specific amount under provisions of the plan. Company contributions during the years ended December 31, 2000, 2001 and 2002 were $2,404, $2,134, and $2,412, respectively. The plan also provides for discretionary profit-sharing contributions by the Company. There were no discretionary contributions during the years ended December 31, 2000, 2001 and 2002.

15. COMMITMENTS AND CONTINGENCIES

  Fen/Phen Litigation

     Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them, (2) failed to adequately test the products and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court supervised medical monitoring of persons who have ingested the product. The Company is one of many defendants in 10 lawsuits that claim damages for personal injury arising from the Company's production of the anorexigenic drug phentermine under contract for GlaxoSmithKline. The Company expects to be named in additional lawsuits related to the Company's production of the anorexigenic drug under contract for GlaxoSmithKline.

     While the Company cannot predict the outcome of these suits, the Company believes that the claims against it are without merit and intends to vigorously pursue all defenses available to it. The Company is being indemnified in all of these suits by GlaxoSmithKline for which it manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon the independent negligence or intentional acts of the Company, and intends to submit a claim for all unreimbursed costs to the Company's product liability insurance carrier. However, in the event that GlaxoSmithKline is unable to satisfy or fulfill its obligations under the indemnity, the Company would have to defend the lawsuits and be responsible for damages, if any, that are awarded against it or for amounts in excess of the Company's product liability coverage. A reasonable estimate of possible losses related to these suits cannot be made.

                           KING PHARMACEUTICALS, INC.

     In addition, Jones Pharma, Incorporated ("Jones"), a wholly-owned subsidiary of the Company, is a defendant in approximately 575 multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. These suits have been filed in various jurisdictions throughout the United States, and in each of these suits Jones is one of many defendants, including manufacturers and other distributors of these drugs. Although Jones has not at any time manufactured dexfenfluramine, fenfluramine, or phentermine, Jones was a distributor of a generic phentermine product and, after the acquisition of Abana Pharmaceuticals, was a distributor of Obenix, its branded phentermine product. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs and are seeking compensatory and punitive damages as well as medical care and court supervised medical monitoring. The plaintiffs claim liability based on a variety of theories including but not limited to, product liability, strict liability, negligence, breach of warranty, and misrepresentation.

     Jones denies any liability incident to the distribution of Obenix or its generic phentermine product and intends to pursue all defenses available to it. Jones has tendered defense of these lawsuits to its insurance carriers for handling and they are currently defending Jones in these suits. The manufacturers of fenfluramine and dexfenfluramine have settled many of these cases. In the event that Jones' insurance coverage is inadequate to satisfy any resulting liability, Jones will have to resume defense of these lawsuits and be responsible for the damages, if any, that are awarded against it.

     While the Company cannot predict the outcome of these suits, management believes that the claims against Jones are without merit and intends to vigorously pursue all defenses available. The Company is unable to disclose an aggregate dollar amount of damages claimed because many of these complaints are multi-party suits and do not state specific damage amounts. Rather, these claims typically state damages as may be determined by the court or similar language and state no specific amount of damages against Jones. The Company, at this time, cannot provide an aggregate dollar amount of damages claimed or a reasonable estimate of possible losses related to the lawsuits.

  State of Wisconsin Investment Board

     On November 30, 1999, the Company entered into an agreement of merger with Medco Research, Inc. ("Medco") pursuant to which the Company acquired Medco in an all stock, tax-free pooling of interests transaction, which was subject to approval by the Medco shareholders. On January 5, 2000, Medco issued to its stockholders a proxy statement with respect to the proposed transaction and noticed a meeting to approve the transaction for February 10, 2000.

     On January 11, 2000, the State of Wisconsin Investment Board, ("SWIB"), a Medco shareholder that held approximately 11.6% of the outstanding stock of Medco, filed suit on behalf of a proposed class of Medco shareholders in the Court of Chancery for the State of Delaware, New Castle County, (State of Wisconsin Investment Board v. Bartlett, et al., C.A. No. 17727), against Medco and members of Medco's board of directors to enjoin the shareholder vote on the merger and the consummation of the merger.

     On April 10, 2002, the court granted the motion to dismiss with prejudice and awarded SWIB $234 in fees and $94 in costs, for a total award of $328.

     SWIB appealed the court's decision to the Delaware Supreme Court. On October 25, 2002, the Delaware Supreme Court promptly affirmed the decision of the Court of Chancery in all respects. In light of the fact that the Company has already satisfied the April 10, 2002 judgment of the Court of Chancery, the Company believes that any further exposure in this matter will be unlikely.

  Thimerosal/Vaccine Related Litigation

     King and its wholly-owned subsidiary, Parkedale Pharmaceuticals, Inc. ("Parkedale"), have been named as defendants in California, Illinois and Mississippi, along with Abbott Laboratories, Wyeth,

                           KING PHARMACEUTICALS, INC.

Aventis Pharmaceuticals, and other pharmaceutical companies, that have manufactured or sold vaccine products containing the mercury-based preservative, thimerosal.

     In these cases, the plaintiffs attempt to link the receipt of the mercury-based products to neurological defects. The plaintiffs claim unfair business practices, fraudulent misrepresentations, negligent misrepresentations, and breach of implied warranty, which are all arguments premised on the idea that the defendants promoted products without any reference to the toxic hazards and potential public health ramifications resulting from the mercury-containing preservative. The plaintiffs also allege that the defendants knew of the dangerous propensities of thimerosal in their products.

     The Company's product liability insurance carrier has been given proper notice of all of these matters, and defense counsel is vigorously defending the Company's interests. The Company is moving to be dismissed from the litigation due, among other things, to lack of product identity in the plaintiffs' complaints. In 2001, the Company was dismissed on this basis in a similar case.

  Other Legal Proceedings

     The Parkedale facility was one of six facilities owned by Pfizer subject to a Consent Decree of Permanent Injunction issued August 1993 in United States of America v. Warner-Lambert Company and Melvin R. Goodes and Lodewijk J.R. DeVink (U.S. Dist. Ct., Dist. of N.J.) (the "Consent Decree"). The Parkedale facility is currently manufacturing pharmaceutical products subject to the Consent Decree that prohibits the manufacture and delivery of specified drug products unless, among other things, the products conform to current good manufacturing practices and are produced in accordance with an approved abbreviated new drug application or new drug application. The Company intends, when appropriate, to petition for relief from the Consent Decree.

     Cobalt Pharmaceuticals, Inc. has filed an ANDA with the FDA pertaining to ramipril, the generic name for Altace(R), which the Company co-promotes together with Wyeth. The allegations in Cobalt's notice relate to a composition of matter patent for ramipril which does not expire until October 2008. A separate patent, expiring in January 2005, also covers ramipril, but Cobalt is not seeking FDA approval until after the expiration of this second patent in January 2005. Together with Aventis, which owns the pertinent patent, the Company intends to vigorously enforce and defend this patent.

     The Company is involved in various routine legal proceedings incident to the ordinary course of its business.

  Summary

     Management does not currently believe it to be probable that the outcome of any pending legal proceedings in the aggregate would have a material adverse affect on the Company's consolidated financial position, results of operations, or cash flow.

     See Note 23 for additional litigation related to subsequent events.

                           KING PHARMACEUTICALS, INC.

  Other Commitments and Contingencies

     The following summarizes the Company's unconditional purchase obligations at December 31, 2002:


2003........................................................   $112,997
2004........................................................    112,854
2005........................................................    113,358
2006........................................................     93,177
2007........................................................     68,007
Thereafter..................................................     61,845
                                                               --------
          Total.............................................   $562,238
                                                               ========

     The unconditional purchase obligations of the Company are primarily related to minimum purchase requirements under contracts with suppliers to purchase raw materials and finished goods related to the Company's branded pharmaceutical products.

Government Agency Pricing

     The Company and other pharmaceutical manufacturers are required to provide statutorily defined rebates to various government agencies in order to participate in Medicaid, the veterans health care program and other government-funded programs. Several government agencies have placed restrictions on physician prescription levels and patient reimbursements, emphasized greater use of generic drugs and enacted across-the-board price cuts as methods to control costs. The Company is unable to predict the final form and timing of any future governmental or other health care initiatives, and therefore, their effect on operations and cash flows cannot be reasonably estimated. Similarly, the effect on operations and cash flows of decisions of government entities, managed care groups and other groups concerning formularies and pharmaceutical reimbursement policies cannot be reasonably estimated.

16. SEGMENT INFORMATION

     The Company's business is classified into four reportable segments: Branded Pharmaceuticals, Contract Manufacturing, Royalties and All Other Branded Pharmaceuticals includes a variety of branded prescription products over four therapeutic areas, including cardiovascular, anti-infective, critical care and endocrinology/women's health. These branded prescription products have been aggregated because of the similarity in regulatory environment, manufacturing process, method of distribution, and type of customer. Contract Manufacturing represents contract manufacturing services provided for pharmaceutical and biotechnology companies. Royalties represents products for which the Company has transferred the manufacturing and marketing rights to corporate partners in exchange for licensing fees and royalty payments on product sales. The classification "all other" primarily includes generic pharmaceutical products.

     The Company primarily evaluates its segments based on gross profit. Reportable segments were separately identified based on revenues, gross profit and total assets. Revenues among the segments are presented in the individual segments and removed through eliminations in the information below. Substantially all of the eliminations relate to sales of Contract Manufacturing to the Branded Pharmaceuticals segment.

                           KING PHARMACEUTICALS, INC.

     The following represents selected information for the Company's operating segments for the periods indicated:

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                      --------------------------------
                                                        2000       2001        2002
                                                      --------   --------   ----------
Total revenues:
  Branded pharmaceuticals...........................  $529,053   $794,261   $1,084,014
  Royalties.........................................    41,473     46,774       58,375
  Contract manufacturing............................    61,689     79,443      143,373
  All other.........................................     6,962      2,265        1,193
  Eliminations......................................   (18,934)   (50,481)    (107,437)
                                                      --------   --------   ----------
       Consolidated total revenues..................  $620,243   $872,262   $1,179,518
                                                      ========   ========   ==========
Gross profit (loss), excluding depreciation:
  Branded pharmaceuticals...........................  $405,358   $654,331   $  893,149
  Royalties.........................................    34,453     38,474       47,881
  Contract manufacturing............................     6,357     (7,229)      (7,727)
  All other.........................................     2,804        122         (156)
                                                      --------   --------   ----------
       Consolidated gross profit, excluding
          depreciation..............................  $448,972   $685,698   $  933,147
                                                      ========   ========   ==========

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 2001         2002
                                                              ----------   ----------
Total assets:
  Branded pharmaceuticals...................................  $2,397,062   $2,557,626
  Royalties.................................................      11,326       18,738
  Contract manufacturing....................................     103,268      143,285
  All other.................................................          98           11
  Eliminations..............................................      (5,143)      (8,873)
                                                              ----------   ----------
       Consolidated total assets............................  $2,506,611   $2,710,787
                                                              ==========   ==========

     The following represents revenues by therapeutic area:

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                      --------------------------------
                                                        2000       2001        2002
                                                      --------   --------   ----------
Total revenues:
  Cardiovascular (including royalties)..............  $212,730   $355,275   $  572,387
  Anti-infective....................................   117,460    140,661      128,132
  Critical care.....................................    68,412     84,136      104,886
  Endocrinology/women's health......................   146,275    231,358      303,747
  Other.............................................    75,366     60,832       70,366
                                                      --------   --------   ----------
       Consolidated total revenues..................  $620,243   $872,262   $1,179,518
                                                      ========   ========   ==========

     Capital expenditures of $25,149, $40,167, and $73,587 for the years ended December 31, 2000, 2001 and 2002, respectively, are substantially utilized for contract manufacturing and branded pharmaceutical products purposes.

17. RELATED PARTY TRANSACTIONS

     King Benevolent Fund, Inc., is a nonprofit corporation organized under the laws of the Commonwealth of Virginia and is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code. Prior to December 2002, the Board of Directors of the Benevolent Fund included Jefferson J.

                           KING PHARMACEUTICALS, INC.

Gregory, our Chairman of the Board and Chief Executive Officer; James E. Gregory, one of our directors; John M. Gregory, our former Chairman of the Board and Chief Executive Officer; and Joseph R. Gregory, our former Vice Chairman of the Board. Effective December 5, 2002, Jefferson J. Gregory, James E. Gregory and Joseph R. Gregory resigned from the Benevolent Fund board of directors. At December 31, 2002, the Benevolent Fund was not indebted to King. The Benevolent Fund maintains its own accounting records and its activities are not directly related to the business of King. The main objective of the Benevolent Fund is to provide pharmaceuticals free of charge to medical missionaries and the third world poor around the world. The Benevolent Fund obtains its pharmaceuticals either as gifts-in-kind or by purchase from third-party distributors.

     The Company donated and recognized expenses for short dated or excess inventory to the Benevolent Fund with a cost of $3,346, $4,107, and $22,586 for the years ended December 31, 2000, 2001, and 2002, respectively.

     In February 2000, the Company paid $2,823 to Richard C. Williams a former director of the Company, for services performed in connection with the successful completion of the Medco merger. Prior to the merger, Mr. Williams was Chairman of the Board of Medco. In addition, Mr. Williams received fees for consulting services of $180 in 2000.

     During 2001, the Company donated $103 to King College. Gregory D. Jordan, a director of the Company, is the president of King College.

     During 2002, the Company paid $50 to James E. Gregory, a director of the Company, for consulting services.

     During the years ended December 2000, 2001 and 2002, the Company paid $49, $5 and $171, to the Wake Forest University School of Medicine, respectively, for research and development activities. R. Charles Moyer, a director of the Company, is the Dean of the Babcock Graduate School of Management at Wake Forest University.

18. STOCKHOLDERS' EQUITY

  Preferred Shares

     The Company is authorized to issue 15 million shares of "blank-check" preferred stock, the terms and conditions of which will be determined by the board of directors. As of December 31, 2001 and 2002, there were no shares issued or outstanding.

  2001 Offerings

     On November 7, 2001 and November 20, 2001, the Company completed the sale of 16,000,000 and 1,992,000, respectively, of newly issued shares of common stock for $38.00 per share ($36.67 per share net of commissions and expenses) resulting in net proceeds of $659.8 million.

  Stock Splits

     On June 20, 2001, the Company's Board of Directors declared a four for three stock split for shareholders of record as of July 3, 2001, to be distributed July 19, 2001. The stock split has been reflected in all share data contained in these financial statements.

     On June 2, 2000, the Company's Board of Directors declared a three for two stock split for shareholders of record as of June 12, 2000, to be distributed June 21, 2000. The stock split has been reflected in all share data contained in these financial statements.

  Stock Repurchase Program

     On May 13, 2002, the Company's board of directors authorized a plan to repurchase up to 7.5 million shares of the Company's common stock. Under the plan, the Company may repurchase shares of its common stock in the open-market from time to time, depending on market conditions, share price and

                           KING PHARMACEUTICALS, INC.

other factors. During the year ended December 31, 2002, the Company repurchased
7.5 million shares for $166,274.

  Stock Option Plans

     The Company has various incentive stock plans for executives and employees. In connection with the plans, options to purchase common stock are granted at option prices not less than the fair market values of the common stock at the time the options are granted and either vest immediately or ratably over a period of up to ten years from the grant date. At December 31, 2002, options for 8,365,624 shares of common stock are available for future grant. A total of 4,908,317 options to purchase common stock are outstanding under these plans at December 31, 2002, of which 4,211,652 are currently exercisable.

     Certain of the incentive stock plans allow for employee payment of option exercise prices in the form of either cash or previously held common stock of the Company. Shares tendered in payment of the option exercise price must be owned by the employee making the tender, for either six months or one year depending on how the shares were acquired, prior to the date of tender.

     A summary of the status of the Company's plans as of December 31, 2002 and changes during the years ended December 31, 2000, 2001 and 2002 are presented in the table below:

                                                            2000          2001          2002
                                                         -----------   -----------   ----------
Outstanding options, January 1.........................    9,878,993     5,882,509    4,648,646
  Exercised............................................   (5,172,844)   (1,972,628)    (436,160)
  Granted..............................................    1,741,564       915,712      895,750
  Cancelled............................................     (565,204)     (176,947)    (199,919)
                                                         -----------   -----------   ----------
Outstanding options, December 31.......................    5,882,509     4,648,646    4,908,317
                                                         ===========   ===========   ==========
Weighted average price of options outstanding, January
  1....................................................  $      7.91   $     15.45   $    20.83
                                                         ===========   ===========   ==========
Weighted average price of options exercised............  $      7.64   $     13.46   $     9.95
                                                         ===========   ===========   ==========
Weighted average price of options granted..............  $     29.22   $     38.39   $    19.69
                                                         ===========   ===========   ==========
Weighted average price of options cancelled............  $     11.20   $     15.67   $    28.52
                                                         ===========   ===========   ==========
Weighted average price of options outstanding, December
  31...................................................  $     15.45   $     20.83   $    21.27
                                                         ===========   ===========   ==========

     Options outstanding at December 31, 2002 have exercise prices between $3.16 and $44.26, with a weighted average exercise price of $21.27 and a remaining contractual life of approximately 6.58 years.

                                                                  WEIGHTED      WEIGHTED
                                                                   AVERAGE       AVERAGE
                                                                  EXERCISE      REMAINING
RANGE OF EXERCISE                                                 PRICE PER    CONTRACTUAL
PRICES PER SHARE                                       SHARES       SHARE     LIFE IN YEARS
-----------------                                     ---------   ---------   -------------
Outstanding:
  $3.16-$14.85......................................  1,588,922    $ 7.43           3.20
  $15.80-29.81......................................  1,755,335     20.86           8.02
  $30.26-$44.26.....................................  1,564,060     35.80           8.40
                                                      ---------    ------
  $3.16-$44.26......................................  4,908,317    $21.27

                           KING PHARMACEUTICALS, INC.

                                                                             WEIGHTED
RANGE OF EXERCISE                                                        AVERAGE EXERCISE
PRICES PER SHARE                                              SHARES     PRICE PER SHARE
-----------------                                            ---------   ----------------
Exercisable:
  $3.16-$14.85.............................................  1,267,692        $ 7.37
  $15.80-29.81.............................................  1,400,313         21.01
  $30.26-$44.26............................................  1,543,647         35.79
                                                             ---------        ------
  $3.16-$44.26.............................................  4,211,652        $22.32

     During 2000, 2001 and 2002, the Company granted 79,998, 53,332 and 50,000 options, respectively, of common stock to its directors under the 1998 Stock Option Plan at an exercise price equal to market value at the date of grant. The options vested immediately upon grant. Options totaling 234,965 issued under the 1998 Stock Option Plan were vested and outstanding at December 31, 2002. Options under the 1998 Stock Option Plan expire 10 years from the date of grant. These options are included in amounts reflected in the above tables.

19. INCOME PER COMMON SHARE

     The basic and diluted income before extraordinary item(s) per share was determined based on the following share data:

                                                   2000          2001          2002
                                                -----------   -----------   -----------
Basic income per common share:
  Weighted average common shares..............  217,766,201   231,542,983   244,375,770
                                                ===========   ===========   ===========
Diluted income per common share:
  Weighted average common shares..............  217,766,201   231,542,983   244,375,770
  Effect of dilutive stock options............    4,590,389     2,363,376     1,322,898
                                                -----------   -----------   -----------
  Weighted average common shares..............  222,356,590   233,906,359   245,698,668
                                                ===========   ===========   ===========

     The weighted average stock options that were anti-dilutive at December 31, 2000, 2001 and 2002 were 221,316, 220,431 and 1,669,922 shares, respectively.
The convertible debentures could also be converted into 6,877,990 shares of common stock in the future, subject to certain contingencies outlined in the indenture (Note 11). Because such contingencies were not fulfilled, the convertible debentures were not considered in the calculation of diluted income per common share.

20. RECENT ACCOUNTING PRONOUNCEMENTS

     In the first quarter of 2002, the Company adopted SFAS No. 141, "Business Combinations," and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations to be accounted for under the purchase method of accounting. SFAS No. 141 was effective for all business combinations initiated after June 30, 2001. SFAS No. 142 modifies the accounting and reporting for acquired intangible assets at the time of acquisition and in subsequent periods. Intangible assets which have finite lives must be amortized over their estimated useful life. Intangible assets with indefinite lives will not be amortized, but evaluated annually for impairment.

     SFAS No. 142 also required an additional impairment test for existing goodwill ($12,742) and for indefinite-lived intangible assets ($19,192) to determine whether any write-down was required as of the beginning of 2002. Upon completion of such testing, management determined that no write-down to the carrying value of these assets was required.

                           KING PHARMACEUTICALS, INC.

     The following table reflects consolidated results adjusted as though the adoption of SFAS No. 142 occurred as of January 1, 2000:

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                          2000       2001        2002
                                                        --------   ---------   ---------
Net income:
  As reported:........................................  $64,509    $217,936    $238,039
     Goodwill amortization............................      407         408          --
     Indefinite-life intangibles amortization.........      593         595          --
                                                        -------    --------    --------
          As adjusted.................................  $65,509    $218,939    $238,039
                                                        =======    ========    ========
Basic income per share:
  As reported:........................................  $  0.30    $   0.94    $   0.97
     Goodwill amortization............................       --          --          --
     Indefinite-life intangibles amortization.........       --        0.01          --
                                                        -------    --------    --------
          As adjusted.................................  $  0.30    $   0.95    $   0.97
                                                        =======    ========    ========
Diluted income per share:
  As reported:........................................  $  0.29    $   0.93    $   0.97
     Goodwill amortization............................       --          --          --
     Indefinite-life intangibles amortization.........       --        0.01          --
                                                        -------    --------    --------
          As adjusted.................................  $  0.29    $   0.94    $   0.97
                                                        =======    ========    ========

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted these standards effective January 1, 2002. The implementation of these standards did not have any effect on the Company's financial statements.

     In January 2003, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure requirements of SFAS No.
123. The disclosure provisions of SFAS No. 148 were adopted by the Company for the fiscal year ending December 31, 2002 and did not have any impact on the Company's financial statement.

21. MERGERS AND RESTRUCTURING

  Merger with Medco

     On February 25, 2000, the Company completed a merger with Medco Research, Inc. ("Medco") by exchanging 7,221,000 (14,440,972 post-splits) shares of its common stock for all of the common stock of Medco. Each share of Medco was exchanged for 0.6757 (1.3514 for 1 post-splits) of one share of King common stock. In addition, outstanding Medco stock options were converted at the same exchange rate into options to purchase approximately 695,000 (1,389,299 post-splits) shares of King common stock. Subsequent to the merger, Medco was renamed King Pharmaceuticals Research and Development, Inc.

                           KING PHARMACEUTICALS, INC.

     The Medco merger was accounted for as a pooling of interests. In connection with this transaction the Company charged to expense $20,789 of merger related costs in the first quarter of 2000. The types of costs incurred and the actual cash payments made are summarized below:

                                                           ACCRUED                   ACCRUED                   ACCRUED
                                 INCOME                   BALANCE AT                BALANCE AT    ACTIVITY    BALANCE AT
                               STATEMENT      PAYMENTS   DECEMBER 31,   PAYMENTS   DECEMBER 31,    DURING    DECEMBER 31,
                             IMPACT IN 2000   IN 2000        2000       IN 2001        2001         2002         2002
                             --------------   --------   ------------   --------   ------------   --------   ------------
Transaction costs and
  contingencies............     $14,389       $13,592       $  797        $ --         $797         $797          $--
Employee costs and other...       6,400         5,961          439         439           --           --          --
                                -------       -------       ------        ----         ----         ----          --
  Total....................     $20,789       $19,553       $1,236        $439         $797         $797          $--
                                =======       =======       ======        ====         ====         ====          ==

  Merger with Jones

     On August 31, 2000, the Company completed a merger with Jones by exchanging 73,770,000 (98,357,541 post split) shares of its common stock for all of the common stock of Jones. Each share of Jones was exchanged for 1.125 (1.50 post-split) shares of King common stock. In addition, outstanding Jones stock options were converted at the same exchange rate into options to purchase approximately 4,024,000 (5,365,199 post-split) shares of King common stock.

     The Jones merger was accounted for as a pooling of interests. In connection with the merger with Jones, the Company incurred total merger and restructuring related costs of $35,317. The types of costs incurred and the actual cash payments made are summarized below:

                                                 ACCRUED                                ACCRUED
                         INCOME     ACTIVITY    BALANCE AT    ADDITIONAL   ACTIVITY    BALANCE AT
                        STATEMENT    DURING    DECEMBER 31,   CHARGE IN     DURING    DECEMBER 31,
                         IMPACT       2000         2000          2001        2001         2001
                        ---------   --------   ------------   ----------   --------   ------------
Transaction costs.....   $21,484    $20,864       $  620        $   --      $  620         $--
Employee costs........    10,096      6,389        3,707         4,079       7,786         --
Contract
  terminations........     3,661      3,661           --            --          --         --
Other.................         2          2           --            --          --         --
                         -------    -------       ------        ------      ------         --
  Total...............   $35,243    $30,916       $4,327        $4,079      $8,406         $--
                         =======    =======       ======        ======      ======         ==

     All activity was paid in cash except for $4.7 million in 2000 and $3.9 million in 2001 for non-cash compensation and a $3.2 million asset write-down for a negotiated contract termination in 2000.

  Discontinuance of Fluogen(R) Product

     On September 27, 2000, the Company received written notification from the FDA that it must cease manufacturing and distributing Fluogen(R), an influenza vaccine, until the Company demonstrated compliance with related FDA regulations. In addition, the notification recommended that the Company properly dispose of Fluogen(R) inventory on hand. As a result of this notification, the Company decided to permanently discontinue Fluogen(R) production and distribution. This restructuring plan resulted in the elimination of approximately 160 employees, of which approximately 110 were hourly and 50 were salaried. As a result of the Company's decision to discontinue Fluogen(R), the Company recorded extraordinary losses on disposed and impaired assets of $15.0 million, before tax benefit of $5.6 million, and a nonrecurring

                           KING PHARMACEUTICALS, INC.

charge of $37.3 million for the year ended December 31, 2000. A summary of the types of costs accrued and incurred are summarized below:

                                                                  ACCRUED                           ACCRUED
                               INCOME                            BALANCE AT                        BALANCE AT
                              STATEMENT   PAYMENTS              DECEMBER 31,   PAYMENTS           DECEMBER 31,
                               IMPACT     IN 2000    OTHER(1)       2000       IN 2001    OTHER       2001       OTHER
                              ---------   --------   --------   ------------   --------   -----   ------------   -----
NONRECURRING CHARGES
  Fluogen(R) inventory
    write-off...............   $28,722     $   --    $28,722       $   --       $   --    $ --       $   --       $--
  Employee costs............     6,505      1,235         --        5,270        4,412     858           --        --
  Contractual commitments
    and cleanup
    activities..............     2,106        810         --        1,296          288      --        1,008        84
EXTRAORDINARY CHARGES
  Goodwill impairment.......     5,055         --      5,055           --           --      --           --        --
  Asset impairment..........     9,910         --      9,910           --           --      --           --        --
                               -------     ------    -------       ------       ------    ----       ------       ---
      Total.................   $52,298     $2,045    $43,687       $6,566       $4,700    $858       $1,008       $84
                               =======     ======    =======       ======       ======    ====       ======       ===

                                ACCRUED
                               BALANCE AT
                              DECEMBER 31,
                                  2002
                              ------------
NONRECURRING CHARGES
  Fluogen(R) inventory
    write-off...............      $ --
  Employee costs............        --
  Contractual commitments
    and cleanup
    activities..............       924
EXTRAORDINARY CHARGES
  Goodwill impairment.......        --
  Asset impairment..........        --
                                  ----
      Total.................      $924
                                  ====

---------------

(1) Includes non-cash asset write-downs.

  Discontinuance of Pallacor(TM) Research and Development Efforts

     In September 2000, management decided to discontinue the research and development efforts relating to Pallacor(TM) due to the Company's inability to out-license rights to the product and management's assessment of the significance of projected research and development costs relative to the likelihood of the project's success, resulting in a nonrecurring research and development charge of $6.1 million. At December 31, 2001 and 2002, the Company estimated that there were no remaining contractual commitments associated with Pallacor(TM).

  Restructuring and Executive Retirements

     During 2002, the Company consolidated the international division into the Company's operations in Bristol, Tennessee decided to sell the veterinary business, and decided to terminate production at one of its facilities. Two executives retired and were paid $4,325. These activities will eliminate approximately 35 employees, of which approximately 16 were hourly and 19 were salaried. As a result of the activities described above, the Company incurred a charge of $5,911 for the year ended December 31, 2002. At December 31, 2002, the Company has $2,216 accrued relating to these activities. At December 31, 2002, 24 employees had not been severed and are expected to be severed by the second quarter of 2003.

                           KING PHARMACEUTICALS, INC.

22. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth summary financial information for the years ended December 31, 2001 and 2002:

2001 BY QUARTER                               FIRST      SECOND     THIRD      FOURTH
---------------                              --------   --------   --------   --------
Total revenues.............................  $181,317   $206,509   $230,089   $254,347
Gross profit...............................   143,901    162,165    180,682    198,950
Operating income...........................    73,252     85,805     95,676    111,533
Income before extraordinary item and
  cumulative effect of change in accounting
  principle................................    44,719     56,848     61,471     69,826
Net income.................................    44,174     56,848     61,471     55,443
Basic income per common share(1):
  Income before extraordinary item and
     cumulative effect of change in
     accounting principle..................  $   0.19   $   0.25   $   0.27   $   0.29
  Net income...............................      0.19       0.25       0.27       0.23
Diluted income per common share(1):
  Income before extraordinary item and
     cumulative effect of change in
     accounting principle..................      0.19       0.25       0.27       0.29
  Net income...............................      0.19       0.25       0.27       0.23

2002 BY QUARTER                               FIRST      SECOND     THIRD      FOURTH
---------------                              --------   --------   --------   --------
Total revenues.............................  $258,065   $282,533   $315,705   $323,215
Gross profit...............................   209,957    227,305    252,143    243,742
Operating income...........................   112,261    117,424    129,967     24,288
Net income.................................    71,320     58,398     84,245     24,077
Basic income per common share(1):
  Net income...............................  $   0.29       0.24       0.35   $   0.10
Diluted income per common share(1):
  Net income...............................      0.29       0.24       0.35       0.10

---------------

(1) Quarterly amounts do not total to annual amounts due to the effect of rounding on a quarterly basis.

23. SUBSEQUENT EVENTS

     During the fourth quarter of 2002, the Company decided to divest its rights to Lorabid(R), resulting in the need to revise the cash flow assumptions in the Company's review of the related intangible assets for impairment. Based on that review, the Company determined that the Lorabid(R) intangible assets were impaired and recorded an impairment charge of $51,200. As a result of the most recent assessment of the fair value of Lorabid(R) (see Note 7), the Company has recorded an additional impairment charge of $25,693.

     On January 8, 2003, the Company completed its previously announced acquisition of Meridian Medical Technologies, Inc. ("Meridian"). The Company paid a cash price of $44.50 per common share to Meridian shareholders, totaling approximately $246,800. A portion of the purchase price, estimated at $18,000 will be charged to expense as in-process research and development upon closing. Meridian is the leading manufacturer of auto-injectors for the self-administration of injectable drugs and had revenues of $82,407 for the fiscal year ended July 31, 2002. The Company financed the acquisition using available cash on hand.

                           KING PHARMACEUTICALS, INC.

     On January 30, 2003, the Company entered into an agreement to acquire the primary care business of Elan Corporation, plc ("Elan") and some of its subsidiaries in the United States and Puerto Rico, which includes the rights to two branded prescription pharmaceutical products, including the option to secure rights to potential new formulations of Sonata(R) products and the right to negotiate an agreement relating to new formulations of Skelaxin(R), together with Elan's primary care field sales force consisting of approximately 400 representatives. Product rights subject to the agreement include those related to Sonata(R), a nonbenzodiazepine treatment for insomnia, and Skelaxin(R), a muscle relaxant, in the United States, its territories and possessions, and the Commonwealth of Puerto Rico. Under the terms of the agreement, Elan's sale of Skelaxin(R) was to include related new drug applications, copyrights, patents and U.S. rights to potential new formulations of Skelaxin(R) in this territory. Elan's sale of Sonata(R) was to include its rights to Sonata(R), as well as certain related copyrights. According to the agreement, the Company was to acquire certain intellectual property, regulatory, and other assets relating to Sonata(R) directly from Wyeth. Under the terms of the agreement, Elan and Wyeth were to provide an option to secure an exclusive license to the intellectual property rights, in this territory, of both Wyeth and Elan to the extent they relate to new formulations of Sonata(R) developed in conjunction with Elan, other than for use in animals. Ownership of some regulatory filings and approvals, such as NDA's relating to these new Sonata(R) formulations was to transfer upon the exercise of this option. The total consideration for the transaction was to have been $850.0 million plus an additional payment for the value of Elan's inventory at closing. Elan was also to be paid an additional amount of up to $71.0 million if it achieved certain milestones in connection with the development of a reformulated version of Sonata(R). On March 13, 2003, the Company received a letter from the Federal Trade Commission stating that the FTC is conducting an investigation to determine whether any person has engaged in unfair methods of competition with respect to Elan's product Skelaxin(R). The focus of this investigation is Elan's listing in the FDA's Orange Book of at least one patent purportedly claiming a method of using metaxalone, and other actions with regard to FDA regulatory processes. On March 17, 2003, Elan filed a lawsuit in the Supreme Court of the State of New York to compel the Company to close the transaction. In light of the FTC's ongoing investigation and what the Company views as various breaches and misrepresentations by Elan of the asset purchase agreement among the Company, Elan and some of their respective subsidiaries, the Company does not intend to proceed with the acquisition of Elan's primary care business. The court has set a trial date of May 15, 2003, for this matter. The Company intends to defend this lawsuit vigorously, but cannot predict the outcome and is not currently able to evaluate the likelihood of success or the range of potential loss, if any. The Company is unable to determine if this lawsuit would have a material adverse effect on our financial condition, results of operations or cash flows.

     During January 2003, the Company was notified of the approval by the FDA of a second generic for the Florinef(R) product. The Company had intangible assets related to Florinef(R) with carrying values of $135,043 at December 31, 2002. The Company has not completed its impairment review, but anticipates that an impairment charge will be necessary in the first quarter of 2003 reflecting the reduction in the fair value of the Florinef(R) intangible assets as a result of the entrance of a second generic into the market.

     On March 10, 2003, the Company received a subpoena duces tecum from the SEC with respect to an SEC investigation of King. The subpoena requested the production of documents focusing on the years 1999 and 2000 and includes all documents related to sales of King's products to VitaRx and Prison Health Services during 1999 and 2000, the Company's "best price" lists, all documents related to the pricing of the Company's pharmaceutical products to any governmental Medicaid agency during 1999, the accrual and payment of rebates on Altace(R) from 2000 to the present and other general requests. The Company has already provided documents and information requested by the SEC. The Company has cooperated, and will continue to cooperate, fully in providing the requested information to the SEC. The SEC has stated that the formal inquiry is not an indication that the SEC has concluded that there has been a violation of any law or regulation.

                           KING PHARMACEUTICALS, INC.

     Subsequent to the announcement of the SEC investigation described above, a number of purported class action complaints were filed by holders of the Company's securities against the Company, its directors and former directors and its executive officers and former executive officers during March 2003 in the United States District Court for the Eastern District of Tennessee, alleging violation of the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Plaintiffs allege that the Company, through some of its executive officers, former executive officers and its directors and former directors, made false or misleading statements concerning its business, financial condition and results of operations during a period beginning in 1999 and continuing until March 10, 2003. Additionally, the Company has been served with two purported shareholder derivative complaints alleging a breach of fiduciary duty, among other things, by some of its officers and directors. The allegations in these lawsuits are similar to those in the litigation described above. The Company intends to defend these lawsuits vigorously but cannot predict the outcome and is unable currently to evaluate the likelihood of success or the range of potential loss, if any. The Company is unable to determine if these lawsuits would have a material adverse effect on its business, financial condition, results of operations or cash flows.

     The Company is investigating the issues raised by the SEC investigation. The Company has determined that its calculations related to Medicaid reimbursement have not technically followed the prescribed methodology under the applicable regulations. The Company is taking appropriate steps to assess whether it may have overpaid or underpaid Medicaid reimbursements in any prior periods.

     The Audit Committee of our Board of Directors has initiated its own investigation of the issues raised by the SEC investigation. The Audit Committee's investigation is not complete.

     From time to time, governmental agencies share information with each other. The issues raised in the SEC investigation and shareholder litigation could become the subject of investigations by the Office of the Inspector General, the Department of Health and Human Services, the Department of Justice or any other governmental agency. Any of these other potential governmental investigations could result in the imposition of penalties, sanctions or orders. If any penalties, sanctions or orders are imposed, which the Company cannot predict at this time, its financial performance could be adversely affected, its ability to conduct its business could be impaired or the Company could be required to make adjustments to its financial statements.

24. GUARANTOR FINANCIAL STATEMENTS

     The Company's wholly-owned subsidiaries Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc., Jones Pharma Incorporated, King Pharmaceuticals Research and Development, Inc., and King Pharmaceuticals of Nevada, Inc. (the "Guarantor Subsidiaries") have guaranteed the Company's performance under the $345,000, 2 3/4% Convertible Debentures due 2021 and under the $400,000 Senior Secured Revolving Credit Facility on a joint and several basis. There are no restrictions under the Company's financing arrangements on the ability of the Guarantor Subsidiaries to distribute funds to the Company in the form of cash dividends, loans or advances. The following combined financial data provides information regarding the financial position, results of operations and cash flows of the Guarantor Subsidiaries (condensed consolidating financial data). Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that such information would not be material to the holders of the debt.

                           KING PHARMACEUTICALS, INC.

                             GUARANTOR SUBSIDIARIES
                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                             DECEMBER 31, 2001                          DECEMBER 31, 2002
                                           ------------------------------------------------------   -------------------------
                                                         GUARANTOR     ELIMINATING       KING                     GUARANTOR
                                              KING      SUBSIDIARIES     ENTRIES     CONSOLIDATED      KING      SUBSIDIARIES
                                           ----------   ------------   -----------   ------------   ----------   ------------
ASSETS
Current assets:
Cash and cash equivalents................  $  882,391    $   (7,789)   $        --    $  874,602    $  594,385   $    (6,160)
Investments..............................      49,880            --             --        49,880       227,263            --
Accounts receivable, net.................      12,735       154,272         (5,143)      161,864        17,352       151,469
Inventories..............................      18,683        92,895             --       111,578        45,761       120,822
Deferred income taxes....................      28,928         2,628             --        31,556        26,190        50,724
Prepaid expenses and other current
 assets..................................       1,898         6,181             --         8,079         7,996         4,910
                                           ----------    ----------    -----------    ----------    ----------   -----------
       Total current assets..............     994,515       248,187         (5,143)    1,237,559       918,947       321,765
Property, plant, and equipment, net......      38,964       125,152             --       164,116        51,587       165,527
Intangible assets, net...................     682,875       354,920             --     1,037,795       882,744       339,520
Investment in subsidiaries...............   1,158,458            --     (1,158,458)           --     1,011,693            --
Other assets.............................      49,577        17,564             --        67,141        25,254        14,277
                                           ----------    ----------    -----------    ----------    ----------   -----------
       Total assets......................  $2,924,389    $  745,823    $(1,163,601)   $2,506,611    $2,890,225   $   841,089
                                           ==========    ==========    ===========    ==========    ==========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable.........................  $    4,347    $   23,666    $    (5,143)   $   22,870    $   26,119   $    32,604
Accrued expenses.........................       6,700       112,798             --       119,498         9,863       204,505
Income taxes payable.....................      (4,719)       12,437             --         7,718        18,870         2,377
Current portion of long-term debt........       1,344            13             --         1,357         1,300            --
                                           ----------    ----------    -----------    ----------    ----------   -----------
       Total current liabilities.........       7,672       148,914         (5,143)      151,443        56,152       239,486
Long-term debt...........................     346,397            --             --       346,397       345,093            --
Deferred income taxes....................      34,539         2,482             --        37,021        16,957        21,605
Other liabilities........................      63,466            --             --        63,466        52,876           750
Intercompany (receivable) payable........     564,031      (564,031)            --            --       432,445      (432,445)
                                           ----------    ----------    -----------    ----------    ----------   -----------
       Total liabilities.................   1,016,105      (412,635)        (5,143)      598,327       903,523      (170,604)
                                           ----------    ----------    -----------    ----------    ----------   -----------
Shareholders' equity.....................   1,908,284     1,158,458     (1,158,458)    1,908,284     1,986,702     1,011,693
                                           ----------    ----------    -----------    ----------    ----------   -----------
       Total liabilities and
         shareholders' equity............  $2,924,389    $  745,823    $(1,163,601)   $2,506,611    $2,890,225   $   841,089
                                           ==========    ==========    ===========    ==========    ==========   ===========

                                               DECEMBER 31, 2002
                                           --------------------------
                                           ELIMINATING       KING
                                             ENTRIES     CONSOLIDATED
                                           -----------   ------------
ASSETS
Current assets:
Cash and cash equivalents................  $        --    $  588,225
Investments..............................           --       227,263
Accounts receivable, net.................       (8,834)      159,987
Inventories..............................           --       166,583
Deferred income taxes....................           --        76,914
Prepaid expenses and other current
 assets..................................           --        12,906
                                           -----------    ----------
       Total current assets..............       (8,834)    1,231,878
Property, plant, and equipment, net......           --       217,114
Intangible assets, net...................           --     1,222,264
Investment in subsidiaries...............   (1,011,693)           --
Other assets.............................           --        39,531
                                           -----------    ----------
       Total assets......................  $(1,020,527)   $2,710,787
                                           ===========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable.........................  $    (8,834)   $   49,889
Accrued expenses.........................           --       214,368
Income taxes payable.....................           --        21,247
Current portion of long-term debt........           --         1,300
                                           -----------    ----------
       Total current liabilities.........       (8,834)      286,804
Long-term debt...........................           --       345,093
Deferred income taxes....................           --        38,562
Other liabilities........................           --        53,626
Intercompany (receivable) payable........           --            --
                                           -----------    ----------
       Total liabilities.................       (8,834)      724,085
                                           -----------    ----------
Shareholders' equity.....................   (1,011,693)    1,986,702
                                           -----------    ----------
       Total liabilities and
         shareholders' equity............  $(1,020,527)   $2,710,787
                                           ===========    ==========

                           KING PHARMACEUTICALS, INC.

                             GUARANTOR SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF OPERATIONS

                                                            DECEMBER 31, 2000                        DECEMBER 31, 2001
                                           ----------------------------------------------------   -----------------------
                                                       GUARANTOR     ELIMINATING       KING                   GUARANTOR
                                             KING     SUBSIDIARIES     ENTRIES     CONSOLIDATED     KING     SUBSIDIARIES
                                           --------   ------------   -----------   ------------   --------   ------------
Revenues:
 Net sales...............................  $ 19,021     $578,682      $ (18,934)     $578,769     $ 27,206    $ 821,469
 Royalty revenue.........................        --       41,474             --        41,474           --       46,774
                                           --------     --------      ---------      --------     --------    ---------
       Total revenues....................    19,021      620,156        (18,934)      620,243       27,206      868,243
                                           --------     --------      ---------      --------     --------    ---------
Operating costs and expenses:
 Costs of revenues.......................    45,685      135,471        (18,934)      162,222       26,425      173,496
 Royalty expense.........................        --        9,049             --         9,049           --        9,830
                                           --------     --------      ---------      --------     --------    ---------
       Total costs of revenues...........    45,685      144,520        (18,934)      171,271       26,425      183,326
                                           --------     --------      ---------      --------     --------    ---------
 Selling, general and administrative.....    17,169      115,699             --       132,868       12,660      228,220
 Depreciation and amortization...........    21,423       20,519             --        41,942       23,381       24,585
 Research and development................     1,081       23,710             --        24,791        8,199       18,308
 Intangible asset impairment.............        --           --             --            --           --           --
 Merger, restructuring and other
   nonrecurring charges..................   (19,809)      84,452             --        64,643         (361)       4,440
                                           --------     --------      ---------      --------     --------    ---------
       Total operating costs and
        expenses.........................    65,549      388,900        (18,934)      435,515       70,304      458,879
                                           --------     --------      ---------      --------     --------    ---------
Operating income.........................   (46,528)     231,256             --       184,728      (43,098)     409,364
                                           --------     --------      ---------      --------     --------    ---------
Other income (expense):
 Interest income.........................     2,647        9,228             --        11,875        9,472        1,503
 Interest expense........................   (37,457)         483             --       (36,974)     (13,398)         714
 Valuation charge -- convertible notes
   receivable............................        --           --             --            --           --           --
 Other, net..............................     1,967        1,366             --         3,333        8,593       (2,280)
 Equity in earnings of Subsidiaries......   188,010           --       (188,010)           --      246,856           --
 Intercompany interest (expense).........     6,082       (6,082)            --            --       16,147      (16,147)
                                           --------     --------      ---------      --------     --------    ---------
       Total other income (expense)......   161,249        4,995       (188,010)      (21,766)     267,670      (16,210)
                                           --------     --------      ---------      --------     --------    ---------
Income before income taxes, extraordinary
 item(s) and cumulative effect of change
 in accounting principle.................   114,721      236,251       (188,010)      162,962      224,572      393,154
Income tax (expense) Benefit.............   (28,091)     (48,241)            --       (76,332)       8,292     (146,298)
                                           --------     --------      ---------      --------     --------    ---------
Income (loss) before
 Extraordinary item(s) and cumulative
   effect of change in accounting
   principle.............................    86,630      188,010       (188,010)       86,630      232,864      246,856
 Extraordinary item(s)...................   (22,121)          --             --       (22,121)     (14,383)          --
                                           --------     --------      ---------      --------     --------    ---------
Income (loss) before cumulative effect of
 change in accounting principle..........    64,509      188,010       (188,010)       64,509      218,481      246,856
Cumulative effect of change in accounting
 principle...............................        --           --             --            --         (545)          --
                                           --------     --------      ---------      --------     --------    ---------
   Net income............................  $ 64,509     $188,010      $(188,010)     $ 64,509     $217,936    $ 246,856
                                           ========     ========      =========      ========     ========    =========

                                               DECEMBER 31, 2001                         DECEMBER 31, 2002
                                           --------------------------   ----------------------------------------------------
                                           ELIMINATING       KING                   GUARANTOR     ELIMINATING       KING
                                             ENTRIES     CONSOLIDATED     KING     SUBSIDIARIES     ENTRIES     CONSOLIDATED
                                           -----------   ------------   --------   ------------   -----------   ------------
Revenues:
 Net sales...............................   $ (23,187)    $ 825,488     $235,154    $1,119,164     $(233,175)    $1,121,143
 Royalty revenue.........................          --        46,774           --        58,375            --         58,375
                                            ---------     ---------     --------    ----------     ---------     ----------
       Total revenues....................     (23,187)      872,262      235,154     1,177,539      (233,175)     1,179,518
                                            ---------     ---------     --------    ----------     ---------     ----------
Operating costs and expenses:
 Costs of revenues.......................     (23,187)      176,734       73,045       395,621      (233,175)       235,491
 Royalty expense.........................          --         9,830           --        10,880            --         10,880
                                            ---------     ---------     --------    ----------     ---------     ----------
       Total costs of revenues...........     (23,187)      186,564       73,045       406,501      (233,175)       246,371
                                            ---------     ---------     --------    ----------     ---------     ----------
 Selling, general and administrative.....          --       240,880       14,166       352,757            --        366,923
 Depreciation and amortization...........          --        47,966       35,658        23,639            --         59,297
 Research and development................          --        26,507       12,676        27,508            --         40,184
 Intangible asset impairment.............          --            --       76,893            --            --         76,893
 Merger, restructuring and other
   nonrecurring charges..................          --         4,079           --         5,911            --          5,911
                                            ---------     ---------     --------    ----------     ---------     ----------
       Total operating costs and
        expenses.........................     (23,187)      505,996      212,438       816,316      (233,175)       795,579
                                            ---------     ---------     --------    ----------     ---------     ----------
Operating income.........................          --       366,266       22,716       361,223            --        383,939
                                            ---------     ---------     --------    ----------     ---------     ----------
Other income (expense):
 Interest income.........................          --        10,975       21,227         1,168            --         22,395
 Interest expense........................          --       (12,684)     (12,400)          (19)           --        (12,419)
 Valuation charge -- convertible notes
   receivable............................          --            --      (35,629)           --            --        (35,629)
 Other, net..............................          --         6,313         (190)         (694)           --           (884)
 Equity in earnings of Subsidiaries......    (246,856)           --      233,278            --      (233,278)            --
 Intercompany interest (expense).........          --            --        8,916        (8,916)           --             --
                                            ---------     ---------     --------    ----------     ---------     ----------
       Total other income (expense)......    (246,856)        4,604      215,202        (8,461)     (233,278)       (26,537)
                                            ---------     ---------     --------    ----------     ---------     ----------
Income before income taxes, extraordinary
 item(s) and cumulative effect of change
 in accounting principle.................    (246,856)      370,870      237,918       352,762      (233,278)       357,402
Income tax (expense) Benefit.............          --      (138,006)         121      (119,484)           --       (119,363)
                                            ---------     ---------     --------    ----------     ---------     ----------
Income (loss) before
 Extraordinary item(s) and cumulative
   effect of change in accounting
   principle.............................    (246,856)      232,864      238,039       233,278      (233,278)       238,039
 Extraordinary item(s)...................          --       (14,383)          --            --            --             --
                                            ---------     ---------     --------    ----------     ---------     ----------
Income (loss) before cumulative effect of
 change in accounting principle..........    (246,856)      218,481      238,039       233,278      (233,278)       238,039
Cumulative effect of change in accounting
 principle...............................          --          (545)          --            --            --             --
                                            ---------     ---------     --------    ----------     ---------     ----------
   Net income............................   $(246,856)    $ 217,936     $238,039    $  233,278     $(233,278)    $  238,039
                                            =========     =========     ========    ==========     =========     ==========

                           KING PHARMACEUTICALS, INC.

                             GUARANTOR SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                                DECEMBER 31, 2000
                                                              ------------------------------------------------------
                                                                                                            KING
                                                                KING      SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                              ---------   ------------   ------------   ------------
Cash flows from operating activities:
 Net income.................................................  $  64,509    $ 188,010      $(188,010)     $  64,509
Equity in earnings of subsidiaries..........................   (188,010)          --        188,010             --
Adjustments to reconcile net income to net cash provided by
 Operating activities:
 Depreciation and amortization..............................     21,420       20,522             --         41,942
 Amortization of deferred financing costs...................      1,927           --             --          1,927
 Extraordinary loss-extinguishment of debt..................     13,366           --             --         13,366
 Extraordinary loss-disposed and impaired assets............         --       14,965             --         14,965
 Cumulative effect of change in accounting principle........         --           --             --             --
 Stock compensation charge..................................      2,883        1,872             --          4,755
 Write-down of inventory....................................         --       28,722     --........         28,722
 Deferred income taxes......................................     (9,580)         261             --         (9,319)
 Noncash nonrecurring charge................................         --        3,727             --          3,727
 Valuation charge on convertible notes receivable...........         --           --             --             --
 Net unrealized gain on convertible senior notes............         --           --             --             --
 Tax benefits of stock options exercised....................     40,540           --             --         40,540
 Impairment of intangible assets............................         --           --             --             --
 In-process research and development charges................         --           --             --             --
 Other non-cash items, net..................................        181        3,329             --          3,510
 Changes in operating assets and liabilities:
   Accounts receivable......................................       (178)     (31,339)           270        (31,247)
   Inventories..............................................      2,120      (50,934)            --        (48,814)
   Prepaid expenses and other current assets................        912        4,317             --          5,229
   Other assets.............................................        300       (3,763)            --         (3,463)
   Accounts payable.........................................     (2,181)      (1,852)          (270)        (4,303)
   Accrued expenses and other liabilities...................      4,007       11,541             --         15,548
   Deferred revenue.........................................     71,213           --             --         71,213
   Income taxes.............................................    (37,535)       6,101             --        (31,434)
                                                              ---------    ---------      ---------      ---------
Net cash flows (used in) provided by operating activities...    (14,106)     195,479             --        181,373
                                                              ---------    ---------      ---------      ---------
Cash flows from investing activities:
 Purchase of investment securities..........................         --     (142,922)            --       (142,922)
 Proceeds from maturity and sale of investment securities...         --      256,121             --        256,121
 Convertible senior note....................................    (20,000)          --             --        (20,000)
 Loans receivable...........................................       (379)     (15,000)            --        (15,379)
 Purchases of property, plant and equipment.................     (8,894)     (16,255)            --        (25,149)
 Purchases of intangible assets.............................         --     (207,000)            --       (207,000)
 Proceeds from loan receivable..............................         --           --             --             --
 Proceeds from sale of intangible assets....................         --           --             --             --
 Other investing activities.................................        419           93             --            512
                                                              ---------    ---------      ---------      ---------
Net cash used in investing activities.......................    (28,854)    (124,963)            --       (153,817)
                                                              ---------    ---------      ---------      ---------
Cash flows from financing activities:
 Proceeds from revolving credit facility....................    159,000           --             --        159,000
 Payments on revolving credit facility......................   (204,000)          --             --       (204,000)
 Proceeds from issuance of common shares and exercise of
   stock options, net.......................................    384,488        3,280             --        387,768
 Payments of cash dividends-Jones...........................         --       (2,619)            --         (2,619)
 Stock repurchases..........................................         --           --             --             --
 Payment of senior subordinated debt........................    (53,618)          --             --        (53,618)
 Proceeds from seller note..................................     25,000           --             --         25,000
 Payment of seller note.....................................    (25,000)          --             --        (25,000)
 Proceeds from bridge loan facility.........................     25,000           --             --         25,000
 Payments on bridge loan facility...........................    (25,000)          --             --        (25,000)
 Payments on other long-term debt...........................   (368,682)         (25)            --       (368,707)
 Proceeds from convertible debentures.......................         --           --             --             --
 Debt issuance costs........................................       (708)          --             --           (708)
 Other......................................................         --           --             --             --
 Intercompany...............................................    197,113     (197,113)            --             --
                                                              ---------    ---------      ---------      ---------
Net cash provided by (used in) financing activities.........    113,593     (196,477)            --        (82,884)
                                                              ---------    ---------      ---------      ---------
Increase (decrease) in cash and cash equivalents............     70,633     (125,961)            --        (55,328)
Cash and cash equivalents, beginning of period..............     11,683      120,040             --        131,723
                                                              ---------    ---------      ---------      ---------
Cash and cash equivalents, end of period....................  $  82,316    $  (5,921)     $      --      $  76,395
                                                              =========    =========      =========      =========

                                                                                 DECEMBER 31, 2001
                                                              -------------------------------------------------------
                                                                                                             KING
                                                                 KING      SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                              ----------   ------------   ------------   ------------
Cash flows from operating activities:
 Net income.................................................  $  217,936    $ 246,856      $(246,856)     $ 217,936
Equity in earnings of subsidiaries..........................    (246,856)          --        246,856             --
Adjustments to reconcile net income to net cash provided by
 Operating activities:
 Depreciation and amortization..............................      23,383       24,583     --........         47,966
 Amortization of deferred financing costs...................       1,040           --     --........          1,040
 Extraordinary loss-extinguishment of debt..................      22,902           --             --         22,902
 Extraordinary loss-disposed and impaired assets............          --           --             --             --
 Cumulative effect of change in accounting principle........         870           --             --            870
 Stock compensation charge..................................       3,229           --     --........          3,229
 Write-down of inventory....................................          --           --             --             --
 Deferred income taxes......................................      14,957          252     --........         15,209
 Noncash nonrecurring charge................................          --           --             --             --
 Valuation charge on convertible notes receivable...........          --           --             --             --
 Net unrealized gain on convertible senior notes............      (8,546)          --             --         (8,546)
 Tax benefits of stock options exercised....................      12,430           --             --         12,430
 Impairment of intangible assets............................          --           --             --             --
 In-process research and development charges................          --           --             --             --
 Other non-cash items, net..................................         (15)       2,963     --........          2,948
 Changes in operating assets and liabilities:
   Accounts receivable......................................      (5,829)     (42,069)         3,784        (44,114)
   Inventories..............................................     (14,827)     (31,662)    --........        (46,489)
   Prepaid expenses and other current assets................      17,010      (17,494)    --........           (484)
   Other assets.............................................        (993)       4,129     --........          3,136
   Accounts payable.........................................       1,902       (7,840)        (3,784)        (9,722)
   Accrued expenses and other liabilities...................      (4,667)      46,186             --         41,519
   Deferred revenue.........................................      (9,247)          --     --........         (9,247)
   Income taxes.............................................      16,540       12,437             --         28,977
                                                              ----------    ---------      ---------      ---------
Net cash flows (used in) provided by operating activities...      41,219      238,341             --        279,560
                                                              ----------    ---------      ---------      ---------
Cash flows from investing activities:
 Purchase of investment securities..........................          --           --             --        (49,880)
 Proceeds from maturity and sale of investment securities...          --           --             --             --
 Convertible senior note....................................     (10,000)          --             --        (10,000)
 Loans receivable...........................................          --      (15,000)            --        (15,000)
 Purchases of property, plant and equipment.................     (12,064)     (28,103)            --        (40,167)
 Purchases of intangible assets.............................    (286,500)          --             --       (286,500)
 Proceeds from loan receivable..............................          --       14,086             --         14,086
 Proceeds from sale of intangible assets....................       3,332           --             --          3,332
 Other investing activities.................................          --        1,446             --          1,446
                                                              ----------    ---------      ---------      ---------
Net cash used in investing activities.......................    (305,232)     (27,571)            --       (382,683)
                                                              ----------    ---------      ---------      ---------
Cash flows from financing activities:
 Proceeds from revolving credit facility....................      75,000           --             --         75,000
 Payments on revolving credit facility......................     (75,000)          --             --        (75,000)
 Proceeds from issuance of common shares and exercise of
   stock options, net.......................................     684,435           --             --        684,435
 Payments of cash dividends-Jones...........................          --           --             --             --
 Stock repurchases..........................................          --           --             --             --
 Payment of senior subordinated debt........................    (115,098)          --             --       (115,098)
 Proceeds from seller note..................................          --           --             --             --
 Payment of seller note.....................................          --           --             --             --
 Proceeds from bridge loan facility.........................          --           --             --             --
 Payments on bridge loan facility...........................          --           --             --             --
 Payments on other long-term debt...........................      (1,460)         (29)            --         (1,489)
 Proceeds from convertible debentures.......................     345,000           --             --        345,000
 Debt issuance costs........................................     (11,100)          --             --        (11,100)
 Other......................................................        (418)          --             --           (418)
 Intercompany...............................................     212,609     (212,609)            --             --
                                                              ----------    ---------      ---------      ---------
Net cash provided by (used in) financing activities.........   1,113,968     (212,638)            --        901,330
                                                              ----------    ---------      ---------      ---------
Increase (decrease) in cash and cash equivalents............     849,955       (1,868)            --        798,207
Cash and cash equivalents, beginning of period..............      82,316       (5,921)            --         76,395
                                                              ----------    ---------      ---------      ---------
Cash and cash equivalents, end of period....................  $  932,271    $  (7,789)     $      --      $ 874,602
                                                              ==========    =========      =========      =========

                                                                                DECEMBER 31, 2002
                                                              -----------------------------------------------------
                                                                                                           KING
                                                                KING     SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                              --------   ------------   ------------   ------------
Cash flows from operating activities:
 Net income.................................................  $238,039     $233,278      $(233,278)     $ 238,039
Equity in earnings of subsidiaries..........................  (233,278)          --        233,278             --
Adjustments to reconcile net income to net cash provided by
 Operating activities:
 Depreciation and amortization..............................    36,333       23,638             --         59,971
 Amortization of deferred financing costs...................     2,898           --             --          2,898
 Extraordinary loss-extinguishment of debt..................        --           --             --             --
 Extraordinary loss-disposed and impaired assets............        --           --             --             --
 Cumulative effect of change in accounting principle........        --           --             --             --
 Stock compensation charge..................................     2,206           --             --          2,206
 Write-down of inventory....................................        --       15,152             --         15,152
 Deferred income taxes......................................   (14,868)     (28,973)            --        (43,841)
 Noncash nonrecurring charge................................        --           --             --             --
 Valuation charge on convertible notes receivable...........    35,443           --             --         35,443
 Net unrealized gain on convertible senior notes............        --           --             --             --
 Tax benefits of stock options exercised....................        --           --             --             --
 Impairment of intangible assets............................    76,893           --             --         76,893
 In-process research and development charges................    12,000           --             --         12,000
 Other non-cash items, net..................................      (873)       5,398             --          4,525
 Changes in operating assets and liabilities:
   Accounts receivable......................................    (4,617)      (2,787)         3,691         (3,713)
   Inventories..............................................   (27,078)     (43,079)            --        (70,157)
   Prepaid expenses and other current assets................    (6,330)       1,240             --         (5,090)
   Other assets.............................................         3       (1,023)            --         (1,020)
   Accounts payable.........................................    21,338       13,671         (3,691)        31,318
   Accrued expenses and other liabilities...................     3,599       93,347             --         96,946
   Deferred revenue.........................................    (9,090)          --             --         (9,090)
   Income taxes.............................................    23,589      (10,060)            --         13,529
                                                              --------     --------      ---------      ---------
Net cash flows (used in) provided by operating activities...   156,207      299,802             --        456,009
                                                              --------     --------      ---------      ---------
Cash flows from investing activities:
 Purchase of investment securities..........................  (823,112)          --             --       (823,112)
 Proceeds from maturity and sale of investment securities...   645,798           --             --        645,798
 Convertible senior note....................................   (10,000)          --             --        (10,000)
 Loans receivable...........................................        --           --             --             --
 Purchases of property, plant and equipment.................   (15,214)     (58,373)            --        (73,587)
 Purchases of intangible assets.............................  (322,100)          --             --       (322,100)
 Proceeds from loan receivable..............................        --        4,310             --          4,310
 Proceeds from sale of intangible assets....................        --           --             --          4,388
 Other investing activities.................................        28        4,360             --             --
                                                              --------     --------      ---------      ---------
Net cash used in investing activities.......................  (524,600)     (49,703)            --       (574,303)
                                                              --------     --------      ---------      ---------
Cash flows from financing activities:
 Proceeds from revolving credit facility....................        --           --             --             --
 Payments on revolving credit facility......................        --           --             --             --
 Proceeds from issuance of common shares and exercise of
   stock options, net.......................................     4,402           --             --          4,402
 Payments of cash dividends-Jones...........................        --           --             --             --
 Stock repurchases..........................................  (166,274)          --             --       (166,274)
 Payment of senior subordinated debt........................        --           --             --             --
 Proceeds from seller note..................................        --           --             --             --
 Payment of seller note.....................................        --           --             --             --
 Proceeds from bridge loan facility.........................        --           --             --             --
 Payments on bridge loan facility...........................        --           --             --             --
 Payments on other long-term debt...........................    (1,348)         (13)            --         (1,361)
 Proceeds from convertible debentures.......................        --           --             --             --
 Debt issuance costs........................................    (4,850)          --             --         (4,850)
 Other......................................................        --           --             --             --
 Intercompany...............................................   248,457     (248,457)            --             --
                                                              --------     --------      ---------      ---------
Net cash provided by (used in) financing activities.........    80,387     (248,470)            --       (168,083)
                                                              --------     --------      ---------      ---------
Increase (decrease) in cash and cash equivalents............  (288,006)       1,629             --       (286,377)
Cash and cash equivalents, beginning of period..............   882,391       (7,789)            --        874,602
                                                              --------     --------      ---------      ---------
Cash and cash equivalents, end of period....................  $594,385     $ (6,160)     $      --      $ 588,225
                                                              ========     ========      =========      =========

                           KING PHARMACEUTICALS, INC.
            UNAUDITED SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

              COLUMN A                   COLUMN B       COLUMN C ADDITIONS        COLUMN D       COLUMN E
-------------------------------------  ------------   -----------------------   -------------   ----------
                                                                    CHARGED
                                       BALANCES AT    CHARGED TO   (CREDITED)                   BALANCE AT
                                       BEGINNING OF    COST AND     TO OTHER                      END OF
                                          PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS(1)     PERIOD
                                       ------------   ----------   ----------   -------------   ----------
Allowance for doubtful accounts,
  deducted from accounts receivable
  in the balance sheet
Year ended December 31, 2002.........     $6,047        $4,700        $890         $4,124         $7,513
Year ended December 31, 2001.........      5,000         2,952         --           1,905          6,047
Year ended December 31, 2000.........      3,407         2,366         --             773          5,000

---------------

(1) Amounts represent write-offs of accounts.

                                       S-1